As filed with the Securities and Exchange Commission on December 23, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2331986
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Zalman

Chairman and Chief Executive Officer

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William T. Luedke IV Shanna Kuzdzal Bracewell & Giuliani LLP South Tower Pennzoil Place 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 221-1336 (713) 222-3256 (Fax)	Charlotte M. Rasche Executive Vice President and General Counsel 80 Sugar Creek Center Blvd. Sugar Land, Texas 77478 (281) 269-7205 (281) 269-7222 (Fax)	Glen Hettinger Bryn Sappington Fulbright & Jaworski LLP (a member of Norton Rose Fulbright) 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 (214) 855-8000 (214) 855-8200 (Fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $1.00 par value	3,298,246	N/A	$86,467,730.85	$11,137.05

(1)	Represents the estimated maximum number of shares of Prosperity common stock that could be issued in connection with the merger described herein.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) and (f)(3) under the Securities Act by multiplying the book value of F&M Bancorporation Inc. common stock of $35.33 per share as of October 31, 2013 by the maximum number of shares of F&M Bancorporation Inc. common stock to be acquired by Prosperity in the merger described herein, minus the cash portion of the merger consideration to be paid by Prosperity to the holders of shares of F&M Bancorporation Inc. common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated December 23, 2013

F&M Bancorporation Inc., the holding company for

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of stockholders of F&M Bancorporation Inc. (“FMBC”) to be held on [—], 2014 at [—] [—].m., local time, at FMBC’s offices located at 1330 South Harvard Avenue, Tulsa, Oklahoma 74112. At this important meeting, you will be asked to consider and vote on a proposal to adopt and approve a reorganization agreement and the transactions contemplated thereby, including, among others, the merger of FMBC with and into Prosperity Bancshares, Inc. (“Prosperity”). If the merger is completed, all outstanding shares of FMBC common stock will be converted into an aggregate of 3,298,246 shares of Prosperity common stock and $47,000,000 in cash, subject to decrease under certain circumstances, as set forth in the reorganization agreement. Based on 3,777,745 shares of FMBC common stock that are expected to be exchanged in the merger, holders of FMBC common stock would receive 0.87307 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $12.44 in cash, subject to possible decrease as described in the accompanying proxy statement/prospectus, for each share they own. As described in more detail herein, management of FMBC expects that the cash portion of the merger consideration will be reduced. After completion of the merger, we expect that current Prosperity shareholders will own approximately [—]% of the combined company and former stockholders of FMBC will own approximately [—]% of the combined company based on [—] shares of Prosperity common stock outstanding as of [—], 2014. Prosperity’s common stock is listed on the New York Stock Exchange under the symbol “PB” and the closing price of Prosperity common stock on [—], 2014 was $[—] per share.

We cannot complete the merger unless we obtain the necessary government approvals and unless the holders of at least a majority of the outstanding shares of FMBC common stock approve the reorganization agreement. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to FMBC. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby. If you do not return your proxy card, abstain from voting or do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote “AGAINST” such proposal.

This document contains a more complete description of the special meeting and the terms of the reorganization agreement and the merger. We urge you to review this entire document carefully. You may also obtain information about Prosperity from documents that Prosperity has filed with the Securities and Exchange Commission (“SEC”). We enthusiastically support the merger and recommend that you vote in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

Anthony B. Davis

Chairman of the Board

F&M Bancorporation Inc.

An investment in Prosperity common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 19.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities that Prosperity is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated [—], 2014

and first mailed to stockholders of F&M Bancorporation Inc. on or about [—], 2014

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Prosperity from documents filed with the SEC that have not been included in or delivered with this document. This information is described on page 91 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: Charlotte M. Rasche

Executive Vice President and General Counsel

Telephone (713) 693-9300

To obtain timely delivery of the documents before the special meeting of FMBC stockholders, you must request the information by [—], 2014.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of [—], 2014 and may not reflect changes in the affairs of FMBC or Prosperity since that date.

F&M Bancorporation Inc.

1330 South Harvard Avenue

Tulsa, Oklahoma 74112

(918) 748-4000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of stockholders of F&M Bancorporation Inc. (“FMBC”) will be held on [—], 2014 at [—] [—].m., local time, at FMBC’s offices located at 1330 South Harvard Avenue, Tulsa, Oklahoma 74112, for the following purposes:

1.	To consider and vote on the proposal to adopt and approve the Agreement and Plan of Reorganization, dated as of August 29, 2013, as amended (as it may be further amended from time to time, the “reorganization agreement”), by and between Prosperity Bancshares, Inc. (“Prosperity”) and FMBC and the transactions contemplated thereby, including the merger of FMBC with and into Prosperity, all on and subject to the terms and conditions contained therein;

2.	To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby; and

3.	To transact such other business as may properly come before the special meeting.

FMBC currently knows of no other matters to be brought before the special meeting of FMBC stockholders. Only stockholders of record at the close of business on [—], 2014 will be entitled to notice of and to vote at the meeting.

Stockholders of FMBC have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of FMBC common stock under applicable provisions of the Delaware General Corporation Law. In order for such a stockholder of FMBC to perfect his right to appraisal, the stockholder must deliver to FMBC a written demand for appraisal of such stockholder’s shares of FMBC common stock prior to the special meeting, not vote in favor of the reorganization agreement and file a petition with the Delaware Court of Chancery to demand determination of the value of the shares of FMBC common stock of all such stockholders within 120 days after completion of the merger. A copy of the applicable statutory provisions of the Delaware General Corporation Law is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of FMBC Stockholders.”

By Order of the Board of Directors,

Anthony B. Davis
Chairman of the Board

Tulsa, Oklahoma

        [—], 2014

The board of directors of FMBC unanimously recommends that you vote “FOR” the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

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(continued)

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(continued)

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Set forth below are commonly asked questions and answers about the merger, the reorganization agreement and the special meeting of FMBC stockholders called in connection with the merger. These questions and answers do not address all questions that may be important to you as a FMBC stockholder. For a more complete description of the legal and other terms of the merger, please carefully read this entire proxy statement/prospectus, including the Appendices, as well as the documents that have been incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 91.

All references in this proxy statement/prospectus to “Prosperity” refer to Prosperity Bancshares, Inc., a Texas corporation; all references in this proxy statement/prospectus to “FMBC” refer to F&M Bancorporation Inc., a Delaware corporation; all references in this proxy statement/prospectus to “Prosperity Bank” refer to Prosperity Bank, a Texas banking association and wholly owned subsidiary of Prosperity; all references in this proxy statement/prospectus to “F&M Bank” refer to The F&M Bank & Trust Company, an Oklahoma banking association and wholly owned subsidiary of FMBC; unless stated otherwise or the context otherwise requires, the terms “the company,” “we,” “our,” “ours” and “us” refer to Prosperity and/or FMBC and their respective subsidiaries, as applicable in the context; all references to the “reorganization agreement” refer to the Agreement and Plan of Reorganization, dated as of August 29, 2013, as amended, by and between Prosperity and FMBC, as it may be further amended from time to time; all references to the “merger” refer to the merger contemplated by the reorganization agreement pursuant to which FMBC will merge with and into Prosperity, on and subject to the terms and conditions contained therein; and all references to the “special meeting” in this proxy statement/prospectus refer to the special meeting of FMBC stockholders to which this proxy statement/prospectus relates, including any adjournment or postponement thereof.

Q:	What are FMBC stockholders being asked to vote upon?

A:	The stockholders of FMBC are being asked to vote upon a proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, including, among other things, the merger of FMBC with and into Prosperity.

The stockholders of FMBC are also being asked to vote upon a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Q:	What will happen in the merger?

A:	In the merger, FMBC will be merged with and into Prosperity, with Prosperity being the surviving entity. Immediately following the merger, F&M Bank will be merged with and into Prosperity Bank, with Prosperity Bank being the surviving entity.

Q:	What consideration will FMBC stockholders receive as a result of the merger?

A:	If the reorganization agreement is approved by the stockholders of FMBC and the merger is subsequently completed, all outstanding shares of FMBC common stock will be converted into an aggregate of 3,298,246 shares of Prosperity common stock and $47,000,000 in cash, with the amount of cash subject to decrease under certain circumstances, as set forth in the reorganization agreement. Based on 3,777,745 shares of FMBC common stock that are expected to be exchanged in the merger, holders of FMBC common stock would receive 0.87307 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $12.44 in cash, subject to possible decrease as described below, for each share they own.

The cash portion of the merger consideration is subject to decrease in the event FMBC’s equity capital on the closing date of the merger is less than $120,000,000 in the manner and under the circumstances set forth in the reorganization agreement. FMBC believes that its equity capital will be less than $120,000,000 on the closing date of the merger. Based upon current information, FMBC estimates that its equity capital will be approximately $[—] on the closing date of the merger, which would result in a decrease in the aggregate cash portion of the merger consideration of $[—], or $[—] per share (based on 3,777,745 shares of FMBC stock that are expected to be exchanged in the merger). The amount of FMBC’s equity capital will not be known until the closing of the merger, and thus no assurance can be given as to the amount of any decrease to the cash portion of the merger consideration. For an explanation of how the merger consideration will likely be decreased, please see “Proposal to Approve the Reorganization Agreement—Terms of the Merger” beginning on page 34.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the beginning of the second quarter of 2014, although delays could occur.

Q:	When and where will FMBC’s stockholders’ meeting be held?

A:	The FMBC stockholders’ meeting is scheduled to take place at [—][—].m., local time, on [—] [—], 2014 at FMBC’s offices located at 1330 South Harvard Avenue, Tulsa, Oklahoma 74112.

Q:	What are my choices when voting?

A:	You may vote “FOR” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, “AGAINST” such proposal or abstain from voting on such proposal.

You may also vote “FOR” or “AGAINST” the proposal to adjourn the special meeting or abstain from voting on such proposal.

Q:	Are there any other matters to be addressed at the special meeting of FMBC stockholders?

A:	We know of no other matters to be brought before the special meeting of FMBC stockholders, but if other matters are brought before the special meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interest of FMBC and its stockholders.

Q.	Who is entitled to vote at the special meeting?

A:	All holders of outstanding shares of FMBC common stock who hold shares at the close of business on the “record date” ([—], 2014) are entitled to receive notice of and to vote at the special meeting of FMBC stockholders.

Q:	What constitutes a quorum for the special meeting of FMBC stockholders?

A:	The holders of a majority of the shares of FMBC common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting.

Q:	Who may attend the special meeting of FMBC stockholders?

A:	FMBC stockholders as of the record date (or their authorized representatives) and invited guests of FMBC may attend the special meeting. Verification of share ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the close of business on the record date ([—], 2014), you will be permitted to attend the special meeting.

Q:	What votes are required for adoption and approval of the reorganization agreement and the transactions contemplated thereby?

A:	The adoption and approval of the reorganization agreement and the transactions contemplated thereby by FMBC stockholders requires the affirmative vote of the holders of at least a majority of the shares of FMBC common stock outstanding on [—], 2014.

Q:	What votes are required for approval of the adjournment proposal?

A:	Approval of the adjournment proposal by FMBC stockholders requires the affirmative vote of the holders of at least a majority of the shares of FMBC common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors of FMBC has unanimously adopted and approved the reorganization agreement and the transactions contemplated thereby and recommends that the stockholders of FMBC vote “FOR” the proposal to adopt and approve such agreement and the transactions contemplated thereby.

The board of directors of FMBC also recommends that the stockholders of FMBC vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of FMBC common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly read and considered the information contained in this proxy statement/prospectus, simply indicate on the proxy card applicable to your FMBC common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares of FMBC common stock may be represented at the special meeting.

Q:	What happens if I don’t return a proxy card?

A:	Because the adoption and approval of the reorganization agreement and the transactions contemplated thereby requires affirmative approval of at least a majority of the outstanding shares of FMBC common stock, the failure to return your proxy card will have the same effect as a vote “AGAINST” such proposal, unless you attend the special meeting in person and vote “FOR” the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

Since the approval of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, the failure to return your proxy card will have no effect on the outcome of such proposal, unless you attend the special meeting in person and vote upon such proposal.

In addition, if you fail to return a proxy card and do not attend the meeting in person, it will be more difficult for us to obtain the necessary quorum to hold the special meeting.

Q:	May I vote in person?

A:	Yes. Even if you have previously completed and returned your proxy card, you may attend the special meeting and vote your shares in person.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting by attending the special meeting and voting your shares in person or by submitting a new proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote “AGAINST” the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

Q:	Do I have any rights to avoid participating in the merger?

A:	Yes. You have the right to vote “AGAINST” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, dissent from the merger and seek payment of the appraised fair value of your shares in cash as described in “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of FMBC Stockholders” beginning on page 61. The appraised fair value of your shares of FMBC common stock may be more or less than the value of the Prosperity common stock and cash being paid in the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Computershare Investor Services, Prosperity’s exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your FMBC stock certificates with your proxy card.

Q:	Is the merger taxable to the FMBC stockholders for U.S. federal income tax purposes?

A.	Prosperity and FMBC each expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the “Code”) with the result that the portion of FMBC common stock exchanged for Prosperity shares will generally be tax-free and the portion of the FMBC common stock exchanged for cash will generally be taxable either as a dividend or capital gain depending on each FMBC stockholder’s individual circumstances. Please carefully review the information set forth in the section titled “—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 56 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on your own situation. We encourage you to consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	Are there any risks in the merger that I should consider?

A.	Yes. There are risks associated with all business combinations, including the merger. These risks are discussed in more detail in the section titled “Risk Factors” beginning on page 19.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact FMBC’s General Counsel, F&M Bancorporation Inc., 1330 South Harvard Avenue, Tulsa, Oklahoma 74112, telephone (918) 748-4000.

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Prosperity, see “Where You Can Find More Information” on page 91. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

Prosperity, a Texas corporation, is a financial holding company pursuant to the Gramm-Leach-Bliley Act and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Through Prosperity Bank, its wholly owned subsidiary bank, Prosperity conducts a complete range of commercial and personal banking activities. On November 1, 2013, Prosperity announced that it had closed the acquisition of FVNB Corp. (“FVNB”), a Texas corporation and parent company of First Victoria National Bank, Victoria, Texas (“First Victoria”). Following the acquisition of FVNB and the consolidation of 12 banking centers with nearby banking centers on December 6, 2013, Prosperity currently operates a total of two hundred fifty-three (253) full-service banking centers, with seventy (70) in the Houston area, including The Woodlands and Huntsville; thirty-one (31) in the South Texas area, including Corpus Christi and Victoria; thirty-five (35) in the Dallas/Fort Worth area; twenty-two (22) in the East Texas area; thirty-nine (39) in the Central Texas area, including Austin and San Antonio; thirty-four (34) in the West Texas area, including Lubbock, Midland/Odessa and Abilene; sixteen (16) in the Bryan/College Station area; and six (6) in the Central Oklahoma area. As of September 30, 2013, on a consolidated basis, Prosperity had total assets of $16.05 billion, total loans of $6.18 billion, total deposits of $12.46 billion and shareholders’ equity of $2.39 billion. As of September 30, 2013, on a consolidated basis, FVNB had total assets of $2.47 billion, total loans of $1.65 billion, total deposits of $2.20 billion and shareholders’ equity of $221.70 million.

F&M Bancorporation Inc.

1330 South Harvard Avenue

Tulsa, Oklahoma 74112

(918) 748-4000

F&M Bancorporation Inc., a Delaware corporation, is a bank holding company registered under the BHC Act and the holding company for The F&M Bank & Trust Company. F&M Bank operates thirteen (13) banking offices: ten (10) in Tulsa, Oklahoma and surrounding areas (including one (1) loan production office) and three (3) in Dallas, Texas. As of September 30, 2013, on a consolidated basis, FMBC had total assets of $2.47 billion, total loans (net of unearned discount and allowance for loan losses) of $1.85 billion, total deposits of $2.24 billion and total stockholders’ equity of $169.57 million.

Proposed Merger of FMBC into Prosperity

We have attached the reorganization agreement to this document as Appendix A. Please read the entire reorganization agreement. It is the legal document that governs the merger.

We propose a merger whereby FMBC will merge with and into Prosperity. Prosperity will be the surviving entity in the merger. Immediately following completion of the merger, the existing banking centers of F&M Bank will become full-service banking centers of Prosperity Bank. We expect to complete the merger during the beginning of the second quarter of 2014, although delays could occur.

Terms of the Merger of FMBC into Prosperity (page 34)

Pursuant to the terms of the reorganization agreement, all outstanding shares of FMBC common stock will be converted into an aggregate of 3,298,246 shares of Prosperity common stock and $47,000,000 in cash, subject to decrease under certain circumstances, as set forth in the reorganization agreement. Based on 3,777,745 shares of FMBC common stock that are expected to be exchanged in the merger, holders of FMBC common stock would receive 0.87307 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $12.44 in cash for each share they own. However, the cash portion of the merger consideration is subject to decrease in the event FMBC’s equity capital on the closing date of the merger is less than $120,000,000 in the manner and under the circumstances set forth in the reorganization agreement. FMBC believes that its equity capital will be less than $120,000,000 on the closing date of the merger. Based upon current information, FMBC estimates that its equity capital will be approximately $[—] on the closing date of the merger, which would result in a decrease in the aggregate cash portion of the merger consideration of $[—], or $[—] per share (based on 3,777,745 shares of FMBC stock that are expected to be exchanged in the merger). The amount of FMBC’s equity capital will not be known until the closing of the merger, and thus no assurance can be given as to the amount of any decrease to the cash portion of the merger consideration. For an explanation of how the merger consideration will likely be decreased, please see “Proposal to Approve the Reorganization Agreement—Terms of the Merger.”

Because the number of shares of Prosperity common stock to be issued in the merger is fixed, the value of the total merger consideration you will receive will fluctuate based on the market price of the Prosperity common stock. Further, the cash portion of the merger consideration is subject to decrease as described above. Accordingly, you will not know the exact amount of cash or the value of the stock portion of the merger consideration you will receive in connection with the merger when you vote on the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Material U.S. Federal Income Tax Consequences (page 56)

The merger is intended to qualify as a reorganization under the Code. As a result of receiving Prosperity common stock and cash in exchange for FMBC common stock, in general, stockholders of FMBC will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of the Prosperity common stock exceeds the basis in FMBC common stock to be surrendered in exchange therefor.

This tax treatment may not apply to every stockholder of FMBC. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Opinion of Financial Advisor of FMBC (page 38)

In connection with its consideration of the merger, the FMBC board of directors received from FMBC’s financial advisor, J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, its oral opinion, subsequently confirmed in writing on August 29, 2013, that, as of such date and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth in its opinion, the consideration to be paid by Prosperity to holders of FMBC common stock pursuant to the reorganization agreement was fair, from a financial point of view, to such stockholders. The full text of the written opinion of J.P. Morgan, dated August 29, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached to this document as Appendix B and is incorporated herein by reference herein. You should read this opinion and the description beginning on page 38 carefully in their entirety. J.P. Morgan’s written opinion is addressed to the FMBC board of directors, is directed only to the consideration to be paid to the holders of shares of FMBC common stock pursuant to the reorganization agreement and does not address any other matter. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger or any other matter.

Prosperity Plans to Continue to Pay Quarterly Dividends (page 87)

After the merger, Prosperity currently expects to pay (when, as and if declared by Prosperity’s board of directors out of funds legally available for that purpose) regular quarterly cash dividends. While Prosperity paid a cash dividend of $0.215 per share for the third quarter of 2013 and announced on October 23, 2013 that it would pay a dividend of $0.240 per share, for the fourth quarter of 2013, on January 2, 2014 to holders of record on December 16, 2013, there is no assurance that it will continue to pay dividends in the future. Future dividends on Prosperity common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

Ownership of Prosperity After the Merger (page 34)

Pursuant to the reorganization agreement, Prosperity will issue up to 3,298,246 shares of its common stock to FMBC stockholders in connection with the merger. Based on [—] shares of Prosperity common stock outstanding as of [—], 2014, after the merger, the former FMBC stockholders would own approximately [—]% of the outstanding shares of Prosperity common stock.

Market Prices of Prosperity Common Stock (page 84)

Shares of Prosperity common stock are quoted on the New York Stock Exchange under the symbol “PB.” On August 28, 2013, the last trading day before the merger was announced, Prosperity common stock closed at $59.69 per share. On [—], 2014, the most recent practicable date prior to the date of this proxy statement/prospectus, Prosperity common stock closed at $[—] per share. The market price of Prosperity common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Prosperity common stock. Shares of FMBC are not traded on any established public trading market.

The FMBC Special Stockholders’ Meeting (page 32)

The special meeting of stockholders of FMBC will be held on [—], 2014, at [—] [—].m., local time, at FMBC’s offices located at 1330 South Harvard Avenue, Tulsa, Oklahoma 74112. At the special meeting, you will be asked:

•	To consider and vote on the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, including the merger;

•	To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby; and

•	To transact such other business as may properly come before the special meeting. FMBC currently knows of no other matters to be brought before the special meeting of FMBC stockholders.

Record Date Set at [—], 2014; Affirmative Vote of At Least a Majority of Outstanding Shares Required to Approve the Reorganization Agreement (page 32)

You may vote at the special meeting of FMBC stockholders if you owned FMBC common stock as of 5:00 p.m. on [—], 2014, the record date of the special meeting. You can cast one vote for each share of FMBC common stock you owned at that time. As of [—], 2014, there were [—] shares of FMBC common stock issued and outstanding.

The adoption and approval of the reorganization agreement and the transactions contemplated thereby requires the affirmative vote of the holders of at least a majority of the outstanding shares of FMBC common stock entitled to vote. If you fail to vote or abstain from voting on such proposal, it will have the same effect as a vote “AGAINST” the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

You may vote your shares of FMBC common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by delivering a written notice revoking the proxy or a later-dated proxy to the secretary of FMBC, or by voting in person at the special meeting. Your attendance at the special meeting will not automatically revoke your proxy.

FMBC’s Reasons for the Merger and Recommendations of FMBC’s Board (page 36)

Based on the reasons discussed elsewhere in this document, the board of directors of FMBC believes that the merger is advisable and in your best interests, and unanimously recommends that you vote “FOR” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby. For a discussion of the circumstances surrounding the merger and the factors considered by the FMBC board of directors in approving the reorganization agreement, see page 34.

Members of FMBC’s Management are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page 33)

The directors and executive officers of FMBC and F&M Bank as well as holders of 10% or more of FMBC’s issued and outstanding common stock have entered into an agreement to vote the shares of FMBC common stock they control in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby. As of the record date, [—] shares of FMBC common stock, or approximately [—]% of the outstanding shares of the common stock entitled to vote at the special meeting, were bound by the voting agreement.

Effective Time of the Merger (page 44)

The merger will become effective at the date and time specified in the certificate of merger filed with the Texas Secretary of State and the Delaware Secretary of State. If FMBC stockholders approve the reorganization agreement at the special meeting, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the beginning of the second quarter of 2014, although delays could occur.

We cannot assure you that the necessary stockholder and governmental approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Exchange of FMBC Stock Certificates (page 43)

As soon as practicable after the effective time of the merger, you will receive a letter and instructions from Computershare Investor Services, acting in its role as Prosperity’s exchange agent, with respect to the procedures for surrendering your stock certificates representing shares of FMBC common stock in exchange for cash and stock certificates representing shares of Prosperity common stock. You must carefully review and complete these materials and return them as instructed along with your stock certificates for FMBC common stock. Please do not send FMBC or Prosperity any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 47)

The completion of the merger depends on a number of conditions being met. These include, among others:

•	receipt of all required regulatory approvals;

•	approval of the reorganization agreement by the holders of a majority of the outstanding shares of FMBC common stock;

•	receipt by each party of an opinion of such party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code;

•	the shares of Prosperity common stock to be issued to FMBC stockholders being authorized for listing on the New York Stock Exchange;

•	the other party’s representations and warranties contained in the reorganization agreement being true and correct in all material respects as of the date of the reorganization agreement and the closing date of the merger;

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with prior to the closing of the merger;

•	the absence of a material adverse change in the assets, properties, business or financial condition of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party;

•	the assumption by Prosperity of the outstanding trust preferred securities issued by FMBC’s subsidiary trusts;

•	each director, each executive officer and certain officers of FMBC and F&M Bank having executed a release agreement;

•	termination of certain employment, consulting, severance and change in control agreements by FMBC or F&M Bank and execution of a termination and release agreement by each such employee or consultant;

•	certain officers of FMBC and/or F&M Bank having entered into a non-competition or employment agreement with Prosperity;

•	each non-employee director of FMBC or F&M Bank having entered into a non-competition agreement with Prosperity;

•	each director and certain officers of FMBC or F&M Bank as well as holders of 10% or more of the issued and outstanding shares of FMBC having executed a voting agreement, which agreement remains in effect as of the closing date of the merger;

•	FMBC’s allowance for loan losses as of the closing date being at a level equal to at least 1.25% of its total loans, subject to certain adjustments;

•	confirmation, as of immediately prior to the effective time, that all of the issued and outstanding SBLF Preferred Shares have been redeemed and cancelled by FMBC (the “SBLF Redemption”).

Any condition to the completion of the merger, except the required stockholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Regulatory Approvals Required (page 61)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or such approval is waived by the Federal Reserve. Prosperity intends to file any required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval after the regulatory applications required for the bank merger (as described below) are accepted for filing.

In addition, the merger of F&M Bank with and into Prosperity Bank requires the approval of the Federal Deposit Insurance Corporation (the “FDIC”) and the Texas Department of Banking (the “TDB”). Furthermore, the SBLF Redemption also requires the consent of the Federal Reserve. In order to fund the SBLF Redemption, F&M Bank intends to declare an extraordinary cash dividend, which will require the approval of the Federal Reserve and the Oklahoma State Banking Department (the “OBD”).

We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them. On November 15, 2013, Prosperity Bank filed applications with the FDIC and the TDB to obtain approval of the bank merger. On [—], 2013, F&M Bank filed a request with the Federal Reserve and the OBD to obtain approval to declare an extraordinary cash dividend to fund the SBLF Redemption, and FMBC filed a request with the Federal Reserve to obtain its consent to consummate the SBLF Redemption.

Amendments or Waiver (page 54)

Prosperity and FMBC may amend the reorganization agreement and each party may waive its right to require the other party to adhere to any term or condition of the reorganization agreement. However, the merger consideration to be received by the stockholders of FMBC pursuant to the terms of the reorganization agreement may not be decreased after the approval of the reorganization agreement by the FMBC stockholders without further approval by the FMBC stockholders.

Termination of the Reorganization Agreement (page 54)

Prosperity and FMBC can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or FMBC may decide, without the consent of the other, to terminate the reorganization agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•	the merger has not been completed by May 1, 2014 (unless one or more of the regulatory approvals has not been received on or before May 1, 2014, in which case this deadline will be extended to June 1, 2014) or such later date approved in writing by the boards of directors of Prosperity and FMBC, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	the merger of FMBC into Prosperity or the merger of F&M Bank into Prosperity Bank is not approved by the appropriate regulatory authorities;

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or

•	FMBC stockholders fail to approve the reorganization agreement.

FMBC may terminate the reorganization agreement, without the consent of Prosperity, if: the board of directors of FMBC receives an unsolicited, bona fide alternative “acquisition proposal” (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would cause the board of directors to violate its fiduciary duties under applicable law; but FMBC must notify Prosperity of the superior proposal at least five (5) business days before terminating the reorganization agreement, during which time Prosperity has the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, Prosperity may terminate the reorganization agreement, without the consent of FMBC, if any required regulatory approval is obtained subject to restrictions or conditions on the operations of FMBC, F&M Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity.

Prosperity also has the right to terminate the reorganization agreement on or prior to November 27, 2013, if the results of any environmental inspections or surveys of FMBC properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on FMBC.

Prosperity may also terminate the reorganization agreement if FMBC has materially breached its non-solicitation obligations contained in the reorganization agreement in a manner adverse to Prosperity, the board of FMBC resolves to accept a competing acquisition proposal or the board of FMBC changes its recommendation regarding the merger.

Termination Fee (page 55)

If the reorganization agreement is terminated by:

•	Prosperity because FMBC materially breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	Prosperity because FMBC’s board of directors resolves to accept another acquisition proposal;

•	Prosperity because FMBC’s board of directors withdraws, amends or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger; or

•	FMBC because FMBC’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement taking into account any adjustments made by Prosperity to the merger consideration, then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, FMBC will be required to pay Prosperity a termination fee of $10.0 million plus up to $750,000 for Prosperity’s expenses related to the merger.

If either Prosperity or FMBC terminates the reorganization agreement and:

•	after May 1, 2014 (or June 1, 2014, if regulatory approval has not been obtained by May 1, 2014), if at the time of termination, the registration statement of which this proxy statement/prospectus is a part has been declared effective for at least twenty-five (25) business days prior to such termination and FMBC has failed to call, give notice of, convene and hold the FMBC special meeting by such date, or

•	without regard to timing, if FMBC’s stockholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, FMBC will be required to pay Prosperity up to $750,000 for its expenses related to the merger.

If either Prosperity or FMBC terminates the reorganization agreement, within twelve (12) months of termination of the reorganization agreement FMBC enters into an acquisition agreement with a third party and:

•	after May 1, 2014 (or June 1, 2014, if regulatory approval has not been obtained by May 1, 2014), if at the time of termination, FMBC’s stockholders have not approved the reorganization agreement, or

•	without regard to timing, if FMBC’s stockholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, FMBC will be required to pay Prosperity a termination fee of $10.0 million plus up to $750,000 for Prosperity’s expenses related to the merger.

Some of the Directors and Officers of FMBC Have Financial Interests in the Merger that Differ from Your Interests (page 52)

Some of the directors and officers of FMBC have interests in the merger that differ from, or are in addition to, their interests as stockholders of FMBC. These interests include:

•	immediately prior to the effective time of the merger, Messrs. Anthony Davis, Eric Davis, Pickryl and Raffaele will each receive a cash payment of approximately $5,058,000, $2,271,000, $2,346,000 and $2,031,000, respectively, from FMBC or F&M Bank in connection with the termination of their existing employment agreements, which will be accomplished pursuant to a Termination, Release and Waiver of Claims Agreement between the executive and FMBC and/or F&M Bank. In addition, pursuant to Mr. Anthony Davis’s existing employment agreement, if any compensatory payment made or benefit provided to him in connection with a change of control of FMBC is subject to the excise tax imposed by Section 4999 of the Code, FMBC will make an additional payment (the “gross-up payment”) to him in an amount such that, after payment of all federal, state, and local income, and excise taxes, and any penalties and interest on the gross-up payment, the amount retained by him is equal to the excise tax imposed by Section 4999 of the Code. This existing arrangement will be preserved in the Termination, Release and Waiver of Claims Agreement. Mr. Davis’s gross-up payment is estimated to be approximately $2,256,000. This estimated amount assumes (1) merger consideration of $63.71 per share of FMBC common stock (comprised of 0.87307 shares of Prosperity common stock having a fair market value of $61.81 per share (the closing price on December 12, 2013) and $9.75 in cash consideration), and (2) a closing date of March 31, 2014;

•	each of Messrs. Anthony Davis, Eric Davis, Pickryl and Raffaele will receive a lump sum cash payment in 2013 in exchange for their agreement to be subject to an 18-month non-solicitation period following their termination of employment for any reason. The amount of the lump sum cash payment will be $577,500 for Mr. Anthony Davis, $432,600 for Mr. Eric Davis, $472,500 for Mr. Pickryl, and $386,250 for Mr. Raffaele;

•	Anthony Davis, the Chairman and Chief Executive Officer of FMBC, Eric Davis, the President of FMBC, and William Pickryl, the President of F&M Bank, each entered into five-year employment agreements with Prosperity Bank whereby, effective upon completion of the merger, each is entitled to receive a salary, annual bonus, additional incentives and certain non-compete payments in the form of restricted Prosperity common stock. Each agreement provides for payment of base salary for the remainder of the initial term upon the termination of his employment by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability;

•	all outstanding restricted stock (other than certain “valuation shares”) or other rights to acquire, or convertible into, any capital stock of FMBC, including those held by directors and officers, will be converted into the right to receive the merger consideration; and

•	the directors and officers of FMBC and F&M Bank will receive continued indemnification and director and officer liability insurance coverage for a period of four years after completion of the merger.

Comparison of Rights of Shareholders of Prosperity and FMBC (page 67)

FMBC is a Delaware corporation and the rights of its stockholders are governed by Delaware law and FMBC’s certificate of incorporation and bylaws. Prosperity is a Texas corporation and the rights of Prosperity shareholders are governed by Texas law and Prosperity’s articles of incorporation and bylaws. Upon completion of the merger, stockholders of FMBC will become shareholders of Prosperity and their rights will be governed by Prosperity’s articles of incorporation and bylaws in addition to Texas law. Prosperity’s articles of incorporation and bylaws will remain the same unless later altered, amended or repealed.

Dissenters’ Rights of Appraisal in the Merger (page 61)

As a stockholder of FMBC, under Delaware law you have the right to dissent from the merger and have the appraised fair value of your shares of FMBC common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash being paid in the merger.

Persons having beneficial interests in FMBC common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Delaware law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the Delaware General Corporation Law, including delivering to Prosperity the required written demand for appraisal of your shares prior to the date of the special meeting at which the vote on the reorganization agreement is taken. These steps are summarized under the caption “—Dissenters’ Rights of FMBC Stockholders” on page 61.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of FMBC common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “—Material U.S. Federal Income Tax Consequences of the Merger.” If the reorganization agreement is approved by the stockholders of FMBC, holders of FMBC common stock who deliver to Prosperity a written demand for appraisal prior to the date of the FMBC special meeting and, following notice of the merger, properly file a petition with the Delaware Court of Chancery demanding determination of the value of their shares of FMBC common stock will be entitled to receive the appraised fair value of their shares in cash under the Delaware General Corporation Law.

The text of the provisions of the Delaware General Corporation Law pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix C.

Selected Historical Consolidated Financial Data of Prosperity

The following table summarizes financial results actually achieved by Prosperity for the periods and as of the dates indicated and should be read in conjunction with Prosperity’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. Historical financial information for Prosperity can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and its Annual Report on Form 10-K for the year ended December 31, 2012. See “Where You Can Find Additional Information” on page 91 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2013 and 2012 are derived from Prosperity’s unaudited interim consolidated financial statements, but Prosperity’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Nine Months Ended September 30,				As of and for the Years Ended December 31,
	2013(1)		2012		2012(1)		2011		2010(1)	2009	2008
	(In thousands, except per share data)
Income Statement Data:
Interest income	$383,546		$302,123		$419,842		$371,908		$384,537	$409,614	$347,878
Interest expense	30,189		29,718		39,136		45,240		66,389	102,513	120,149

Net interest income	353,357		272,405		380,706		326,668		318,148	307,101	227,729
Provision for credit losses	9,375		2,550		6,100		5,200		13,585	28,775	9,867

Net interest income after provision for credit losses	343,982		269,855		374,606		321,468		304,563	278,326	217,862
Noninterest income	70,269		51,429		75,535		56,043		53,833	60,097	52,370
Noninterest expense	178,604		141,489		198,457		163,745		166,594	169,700	143,796

Income before taxes	235,647		179,795		251,684		213,766		191,802	168,723	126,436
Provision for income taxes	77,220		60,160		83,783		72,017		64,094	56,844	41,929

Net income	$158,427		$119,635		$167,901		$141,749		$127,708	$111,879	$84,507	(2)

Per Share Data:
Basic earnings per share	$2.68		$2.38		$3.24		$3.03		$2.74	$2.42	$1.87	(2)
Diluted earnings per share	2.67		2.37		3.23		3.01		2.73	2.41	1.86	(2)
Book value per share	39.57		36.36		37.02		33.41		31.11	29.03	27.24
Cash dividends declared	0.645		0.410		0.80		0.72		0.64	0.57	0.51
Dividend payout ratio	24.12%		24.58%		27.74%		23.80%		23.37%	23.45%	27.66%
Weighted average shares outstanding (basic) (in thousands)	59,207		50,239		51,794		46,846		46,621	46,177	45,300
Weighted average shares outstanding (diluted) (in thousands)	59,362		50,393		51,941		47,017		46,832	46,354	45,479
Shares outstanding at end of period (in thousands)	60,383		56,058		56,447		46,910		46,684	46,541	46,080

Balance Sheet Data(at period end):
Total assets	$16,054,279		$13,712,119		$14,583,573		$9,822,671		$9,476,572	$8,850,400	$9,072,364
Securities	7,771,345		6,799,513		7,442,065		4,658,936		4,617,116	4,118,290	4,160,401
Loans	6,182,589		5,079,103		5,179,940		3,765,906		3,485,023	3,376,703	3,567,057
Allowance for credit losses	59,913		50,927		52,564		51,594		51,584	51,863	36,970
Total goodwill and intangibles	1,377,015		1,228,190		1,243,321		945,533		953,034	912,372	912,850
Other real estate owned	7,432		8,846		7,234		8,328		11,053	7,829	4,450
Total deposits	12,455,799		10,954,597		11,641,844		8,060,254		7,454,920	7,258,550	7,303,297
Borrowings and notes payable	605,951		112,017		256,753		12,790		374,433	98,736	325,412
Junior subordinated debentures	85,055	(3)	85,055	(3)	85,055	(3)	85,055	(3)	92,265	92,265	92,265
Total shareholders’ equity	2,389,112		2,038,176		2,089,389		1,567,265		1,452,339	1,351,245	1,255,106

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2013(1)	2012	2012(1)	2011	2010(1)	2009	2008
	(In thousands, except per share data)
Average Balance Sheet Data:
Total assets	$15,743,441	$11,800,085	$12,432,666	$9,628,884	$9,278,380	$8,851,694	$7,025,418
Securities	7,912,599	5,983,102	6,364,917	4,625,833	4,508,918	4,052,989	2,409,758
Loans	5,853,924	4,303,984	4,514,171	3,648,701	3,394,502	3,455,761	3,250,447
Allowance for credit losses	55,933	52,104	51,770	51,871	52,151	42,279	33,004
Total goodwill and intangibles	1,325,214	1,025,116	1,078,804	949,273	940,080	914,384	842,580
Deposits	12,293,739	9,241,705	9,748,843	7,751,196	7,532,739	7,212,015	5,471,441
Junior subordinated debentures	85,055	85,055	85,055	86,557	92,265	92,265	99,998
Shareholders’ equity	2,278,891	1,756,725	1,844,334	1,513,749	1,406,159	1,304,749	1,192,293

Performance Ratios:
Return on average assets	1.35%	1.35%	1.35%	1.47%	1.38%	1.26%	1.20	%(4)
Return on average equity	9.29	9.08	9.10	9.36	9.08	8.57	7.09	(4)
Net interest margin (tax equivalent)	3.48	3.56	3.53	3.98	4.04	4.08	3.96
Efficiency ratio(5)	42.16	43.69	43.48	42.76	44.83	46.27	46.51

Asset Quality Ratios(6):
Nonperforming assets to total loans and other real estate	0.20%	0.28%	0.25%	0.32%	0.45%	0.48%	0.40%
Net charge-offs to average loans (annualized)	0.07	0.10	0.11	0.14	0.41	0.40	0.23
Allowance for credit losses to total loans	0.97	1.00	1.01	1.37	1.48	1.54	1.04
Allowance for credit losses to nonperforming loans(7)	1,144.03	980.31	920.1	1,442.0	1,114.6	616.6	379.7

Capital Ratios(6):
Leverage ratio	7.37%	6.92%	7.10%	7.89%	6.87%	6.47%	5.68%
Average shareholders’ equity to average total assets	14.48	14.89	14.83	15.72	15.16	14.74	16.97
Tier 1 risk-based capital ratio	14.74	14.43	14.40	15.90	13.64	12.61	10.27
Total risk-based capital ratio	15.55	15.26	15.22	17.09	14.87	13.86	11.17

(1)	Prosperity completed the acquisition of East Texas Financial Services, Inc. on January 1, 2013 and Coppermark Bancshares, Inc. on April 1, 2013. Prosperity completed the acquisitions of Texas Bankers, Inc., The Bank Arlington, American State Financial Corporation and Community National Bank during the year ended December 31, 2012. Prosperity completed the acquisition of three branches of U.S. Bank on March 29, 2010 and the acquisition of nineteen branches of First Bank on April 30, 2010.
(2)	Net income for the year ended December 31, 2008 includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities which resulted in a decrease of basic and diluted earnings per share of $0.20 for the year ended December 31, 2008.
(3)	Consists of $15.5 million of junior subordinated debentures of Prosperity Statutory Trust II due July 31, 2031, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust III due September 17, 2033, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust IV due December 30, 2033, $10.3 million of junior subordinated debentures of SNB Capital Trust IV due September 25, 2033 (assumed by Prosperity on April 1, 2006), $5.2 million of junior subordinated debentures of TXUI Statutory Trust II due December 19, 2033 (assumed by Prosperity on January 3l, 2007), $16.0 million of junior subordinated debentures of TXUI Statutory Trust III due December 15, 2035 (assumed by Prosperity on January 31, 2007) and $12.4 million of junior subordinated debentures of TXUI Statutory Trust IV due June 30, 2036 (assumed by Prosperity on January 31, 2007).
(4)	Includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of return on average assets of 13 basis points and a decrease of return on average equity of 76 basis points for the year ended December 31, 2008.
(5)	Calculated by dividing total noninterest expense, excluding credit loss provisions and impairment write-down on securities, by net interest income plus noninterest income, excluding net gains and losses on the sale of securities and assets. Additionally, taxes are not part of this calculation.
(6)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(7)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

Selected Historical Consolidated Financial Data of FMBC

The following table sets forth selected historical consolidated financial data of FMBC. The selected historical consolidated financial data as of and for each of the five years ended December 31, 2012 is derived from FMBC’s audited consolidated financial statements. The selected historical consolidated financial data as of September 30, 2013 and 2012 and for the nine-month periods then ended are derived from FMBC’s unaudited consolidated interim financial statements, but FMBC’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. You should not assume that the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Statements of Earnings Data:
Interest income	$71,597	$66,124	$90,201	$70,962	$60,752	$59,672	$65,841
Interest expense	7,766	8,612	11,255	11,743	10,916	16,274	27,368

Net interest income	63,831	57,512	78,946	59,219	49,836	43,398	38,473
Provision for possible credit losses	350	8,634	10,939	29,954	7,781	8,500	6,500

Net interest income after provision for possible credit losses	63,481	48,878	68,007	29,265	42,055	34,898	31,973
Noninterest income	9,552	11,615	15,280	10,695	13,144	18,688	13,502
Noninterest expense	63,664	47,160	62,769	55,747	47,077	44,635	43,965

Earnings (loss) before income taxes	9,369	13,333	20,518	(15,787)	8,122	8,951	1,510
Provision for income tax expense	3,483	4,840	7,432	(6,213)	2,098	2,276	(731)

Net earnings (loss) from continuing operations	5,886	8,493	13,086	(9,574)	6,024	6,675	2,241
Net earnings from discontinued operations	—	—	—	2,378	548	—	—

Net earnings (loss)	5,886	8,493	13,086	(7,196)	6,572	6,675	2,241
Net earnings attributable to noncontrolling interest (loss)	—	—	—	(828)	(868)	(848)	(528)

Net earnings (loss) attributable to F&M Bancorporation, Inc.(1)	5,886	8,493	13,086	(8,024)	5,704	5,827	1,713
Preferred stock dividends	287	287	383	107	—	—	—
Net earnings (loss) available for common stockholders	$5,599	$8,206	$12,703	$(8,131)	$5,704	$5,827	$1,713

Per Share Data:
Basic earnings (loss) per common share	$1.49	$2.41	$3.65	$(3.31)	$2.72	$2.78	$0.82
Diluted earnings (loss) per common share	1.49	2.41	3.65	(3.31)	2.72	2.78	0.82
Book value per common share	$34.77	$34.90	$34.61	$35.17	$44.86	$43.17	$42.07
Common, fully diluted, weighted average shares	3,751	3,405	3,337	2,455	2,094	2,098	2,102
Preferred shares outstanding at end of period	38	38	38	38	—	—	—
Common shares outstanding at end of period	3,778	3,563	3,563	3,375	2,094	2,097	2,099

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Balance Sheet Data (at period end):
Total assets	$2,470,135	$2,215,085	$2,309,714	$2,021,290	$1,560,859	$1,494,604	$1,361,582
Securities	97,338	83,968	69,034	31,882	45,488	60,696	128,888
Loans	1,875,689	1,781,385	1,869,464	1,485,216	1,131,865	1,010,762	1,060,507
Allowance for possible credit losses	23,699	23,269	25,105	19,201	12,584	11,501	11,433
Deposits	2,237,034	1,988,193	2,073,762	1,798,170	1,409,583	1,342,484	1,201,118
Stockholders’ equity	169,571	162,588	161,535	156,919	93,837	90,521	88,305

Average Balance Sheet Data:
Total assets	$2,397,779	$2,117,388	$2,145,468	$1,773,037	$1,471,028	$1,439,493	$1,310,078
Securities	99,166	81,639	81,303	38,199	71,372	106,273	69,317
Loans	1,875,937	1,627,299	1,677,450	1,294,569	1,016,200	1,023,454	1,070,748
Deposits	2,165,882	1,889,985	1,916,639	1,602,939	1,328,619	1,268,732	1,176,208
Stockholders’ equity	165,702	156,482	155,950	113,443	91,225	89,894	92,745

Performance Ratios:
Return on average assets	0.31%	0.52%	0.59%	(0.46)%	0.39%	0.40%	0.13%
Return on average common stockholders’ equity	5.86	9.25	10.79	(7.83)	6.25	6.48	1.85
Net interest margin	4.31	4.49	4.49	4.44	4.58	3.84	3.37
Efficiency ratio(2)	86.75	68.71	66.62	79.74	74.75	71.89	84.59

Asset Quality Ratios(3):
Nonperforming assets to total loans and other real estate	0.65%	1.22%	0.88%	1.98%	2.82%	1.82%	1.39%
Net charge-offs to average loans	0.12	0.39	0.31	1.80	0.65	0.82	0.44
Allowance for possible credit losses to period-end loans	1.26	1.30	1.33	1.29	1.11	1.15	1.08
Allowance for possible credit losses to nonperforming loans(4)	193.22	105.99	151.39	65.00	39.29	87.57	181.36

Capital Ratios(3):
Leverage ratio	8.68%	9.47%	9.27%	10.17%	8.38%	8.10%	8.72%
Average stockholders’ equity to average total assets	6.91	7.39	7.27	6.40	6.20	6.24	7.08
Tier 1 risk-based capital ratio	10.27	10.46	10.03	12.12	9.90	10.57	8.97
Total risk-based capital ratio	11.41	11.63	11.25	13.29	11.49	12.32	10.75

(1)	Represents the portion of net earnings (loss) attributable to third party noncontrolling interests in FMBC’s majority-owned subsidiaries, Adams Hall Asset Management, LLC and F&M Mortgage LLC.
(2)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(3)	At period end, except for net charge-offs to average loans and average stockholders’ equity to average total assets, which is for periods ended on such dates.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

COMPARATIVE STOCK PRICES

The following table shows (1) the market values of Prosperity common stock on August 28, 2013, the business day prior to the announcement of the proposed merger, and on [—], 2014, the most recent date practicable preceding the date of this proxy statement/prospectus and (2) the equivalent pro forma value of a share of FMBC common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. Historical market value information regarding FMBC common stock is not provided because there is no active market for FMBC common stock. Based on 3,777,745 shares of FMBC common stock that are expected to be exchanged in the merger, holders of FMBC common stock will receive 0.87307 shares of Prosperity common stock (plus cash in lieu of a fractional share) and 12.44 in cash, subject to decrease under certain circumstances as provided in the reorganization agreement, for each share of FMBC common stock they own. As described in more detail herein, management of FMBC expects that the cash portion of the merger consideration will be reduced. The market price of Prosperity common stock will fluctuate prior to the completion of the merger and the market value of the merger consideration ultimately received by holders of FMBC common stock will depend on the closing price of Prosperity common stock on the day the merger is completed as well as any decrease to the cash portion of the merger consideration due to FMBC’s equity capital at closing. Thus, FMBC stockholders will not know the exact market value of the merger consideration they will receive when they vote on the reorganization agreement.

	Prosperity Common Stock(1)	Equivalent Pro Forma Value Per Share of FMBC Common Stock(2)
August 28, 2013	$59.69	$64.55
[—], 2014	[—]	[—]

(1)	Represents the closing price of Prosperity common stock on the New York Stock Exchange.
(2)	Represents the historical market value per share of Prosperity common stock multiplied by the assumed exchange ratio of 0.87307 and adding the per share cash consideration of $12.44, which does not reflect the expected decrease of the cash consideration as a result of FMBC’s equity capital being less than $120,000,000.

RISK FACTORS

An investment in the Prosperity common stock in connection with the merger involves risks. Prosperity describes below the material risks and uncertainties that it believes affect its business and an investment in the Prosperity common stock. You should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the reorganization agreement. If any of the risks described in this proxy statement/prospectus occur, Prosperity’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of Prosperity common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

Because the number of shares of Prosperity common stock to be received by FMBC stockholders in the merger is fixed and will not be adjusted if there is any change in the price of Prosperity common stock and the cash consideration may be decreased, you will not know the number of shares of Prosperity common stock or amount of cash you will receive for your FMBC common stock when you vote on the reorganization agreement.

Upon completion of the merger, all shares of FMBC common stock will be exchanged for 3,298,246 shares of Prosperity common stock and $47,000,000 million in cash, with the cash portion subject to decrease in the manner set forth in the reorganization agreement if FMBC’s equity capital on the closing date is less than $120,000,000. Based on 3,777,745 shares of FMBC common stock that are expected to be exchanged in the merger, each share of FMBC common stock would be exchanged for 0.87307 shares of Prosperity common stock (plus cash in lieu of a fractional share) and up to $12.44 in cash. However, FMBC believes that its equity capital will be less than $120,000,000 on the closing date of the merger. Based upon current information, FMBC estimates that its equity capital will be approximately $[—] on the closing date of the merger, which would result in a decrease in the aggregate cash portion of the merger consideration of $[—], or $[—] per share (based on 3,777,745 shares of FMBC stock that are expected to be exchanged in the merger). The amount of FMBC’s equity capital will not be known until the closing of the merger, and thus no assurance can be given as to the amount of any decrease to the cash portion of the merger consideration. For an explanation of how the merger consideration will be decreased in such event, please see “Proposal to Approve the Reorganization Agreement—Terms of the Merger.” The number of Prosperity shares is fixed and will not be adjusted as a result of any change in the market price of Prosperity common stock. In addition, neither Prosperity nor FMBC may terminate the reorganization agreement solely because of changes in the market price of Prosperity’s common stock. Therefore, if the price of the Prosperity common stock declines prior to the completion of the merger, the value of the merger consideration to be received by stockholders of FMBC will decline. The price of the Prosperity common stock is by nature subject to the general price fluctuations in the market for publicly-traded equity securities, has experienced significant volatility and may decline for a number of reasons, many of which are out of Prosperity’s control. Prosperity is unable to predict or give any assurances as to the market prices of its common stock on the date of the FMBC special meeting, the date of the completion of the merger or at any time after the completion of the merger. Stockholders of FMBC are encouraged to obtain current market price quotations for the Prosperity common stock before voting their shares at the meeting.

The market price of Prosperity common stock after the merger may be affected by factors different from those affecting FMBC common stock or Prosperity common stock currently.

The businesses of Prosperity and FMBC differ in some respects and, accordingly, the results of operations of the combined company and the market price of Prosperity’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Prosperity and FMBC. For a discussion of the business of Prosperity and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Federal Reserve System must approve, or waive approval of, the merger and the FDIC and the TDB must approve the merger of F&M Bank with and into Prosperity Bank. The Federal Reserve, FDIC and TDB will consider, among other factors, the competitive impact of the merger and the bank merger, the financial and managerial resources of our companies and our subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve, FDIC and TDB will review issues related to capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. In addition, the SBLF Redemption requires the consent of the Federal Reserve and the OBD. In order to fund the SBLF Redemption, F&M Bank intends to declare an extraordinary cash dividend, which will require the approval of the Federal Reserve and the OBD. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals or whether any conditions will be imposed.

FMBC will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FMBC and consequently on Prosperity. These uncertainties may impair FMBC’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with FMBC to seek to change existing business relationships with FMBC. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Prosperity. If key employees depart, Prosperity’s business following the merger could be harmed. In addition, the reorganization agreement restricts FMBC from making certain acquisitions and loans and taking other specified actions until the merger occurs without the consent of Prosperity. These restrictions may prevent FMBC from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “Proposal to Approve the Reorganization Agreement—Conduct of Business Pending Effective Time” beginning on page 44 of this proxy statement/prospectus for a description of the restrictive covenants to which FMBC is subject.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Prosperity and FMBC have operated and, until the merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Some of the directors and officers of FMBC may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and officers of FMBC may be different from those of the FMBC stockholders generally, and directors and officers of FMBC may be participants in arrangements that are different from, or in addition to, those of the FMBC stockholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Proposal to Approve the Reorganization Agreement—Financial Interests of Directors and Officers of FMBC in the Merger” beginning on page 52.

Prosperity may fail to realize the cost savings estimated for the merger.

Although Prosperity estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Prosperity’s business may require Prosperity to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of Prosperity and FMBC in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Prosperity is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

FMBC stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

FMBC stockholders currently have the right to vote in the election of the board of directors of FMBC and on other matters affecting FMBC. The merger will transfer control of FMBC to Prosperity and to the shareholders of Prosperity. When the merger occurs, each FMBC stockholder will become a shareholder of Prosperity with a percentage ownership of Prosperity much smaller than such stockholder’s percentage ownership of FMBC. Because of this, FMBC stockholders will have less influence on the management and policies of Prosperity than they now have on the management and policies of FMBC.

The fairness opinion obtained by FMBC from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

J.P. Morgan, FMBC’s financial advisor in connection with the proposed merger, has delivered to the board of directors of FMBC its opinion dated as of August 29, 2013. The opinion of J.P. Morgan stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration was fair to the FMBC stockholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Prosperity or FMBC, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Prosperity and FMBC.

Risks Associated With Prosperity’s Business

If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

To achieve its past levels of growth, Prosperity has focused on both internal growth and acquisitions. Prosperity may not be able to sustain its historical rate of growth or may not be able to grow at all. More specifically, Prosperity may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable acquisition candidates. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers and the completion of acquisitions. Further, Prosperity may be unable to attract and retain experienced bankers, which could adversely affect its internal growth. If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

If Prosperity is unable to manage its growth effectively, its operations could be negatively affected.

Companies that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage its growth and maintain adequate information and reporting systems within its organization, Prosperity must identify, hire and retain additional qualified associates, particularly in the accounting and operational areas of its business.

If Prosperity does not manage its growth effectively, its business, financial condition, results of operations and future prospects could be negatively affected, and Prosperity may not be able to continue to implement its business strategy and successfully conduct its operations.

Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Prosperity is operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its markets. Although economic conditions have improved in the last year, financial institutions continue to be affected by declines in the real estate market and uncertain conditions.

Prosperity’s ability to assess the creditworthiness of customers and to estimate the losses inherent in its loan portfolio is made more complex by these uncertain market and economic conditions. A prolonged national economic recession or further deterioration of these conditions in Prosperity’s markets could drive losses beyond that which is provided for in its allowance for credit losses and result in the following consequences:

•	increases in loan delinquencies;

•	increases in nonperforming assets and foreclosures;

•	decreases in demand for Prosperity’s products and services, which could adversely affect its liquidity position; and

•	decreases in the value of the collateral securing Prosperity’s loans, especially real estate, which could reduce customers’ borrowing power.

While economic conditions in the State of Texas and the U.S. are showing signs of recovery, there can be no assurance that these difficult conditions will continue to improve. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on Prosperity’s borrowers or their customers, which could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Prosperity’s business is subject to interest rate risk and fluctuations in interest rates may adversely affect its financial condition and results of operations.

The majority of Prosperity’s assets are monetary in nature and, as a result, Prosperity is subject to significant risk from changes in interest rates. Changes in interest rates can impact Prosperity’s net interest income as well as the valuation of its assets and liabilities. Prosperity’s earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income earned on loans, investments and other interest-earning assets and the interest expense paid on deposits, borrowings and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, can have a significant effect on Prosperity’s net interest income. Prosperity’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities.

Changes in monetary policy, including changes in interest rates, could influence the interest Prosperity receives on loans and securities and the amount of interest it pays on deposits and borrowings, and could also affect (i) Prosperity’s ability to originate loans and obtain deposits, (ii) the fair value of Prosperity’s financial assets and liabilities and (iii) the average duration of Prosperity’s mortgage-backed securities portfolio. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, Prosperity’s net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments decrease more quickly than the interest rates paid on deposits and other borrowings. Further, Prosperity’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

If Prosperity is unable to identify and acquire other financial institutions and successfully integrate its acquired businesses, its business and earnings may be negatively affected.

The market for acquisitions remains highly competitive, and Prosperity may be unable to find acquisition candidates in the future that fit its acquisition and growth strategy. To the extent that Prosperity is unable to find suitable acquisition candidates, an important component of its growth strategy may be lost.

Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect Prosperity’s organization. Prosperity may not be able to complete future acquisitions and, if completed, Prosperity may not be able to successfully integrate the operations, management, products and services of the entities that it acquires and eliminate redundancies. The integration process could result in the loss of key employees or disruption of the combined entity’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Prosperity’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the transaction. The integration process may also require significant time and attention from Prosperity’s management that they would otherwise direct at servicing existing business and developing new business. Prosperity’s inability to find suitable acquisition candidates and failure to successfully integrate the entities it acquires into its existing operations may increase its operating costs significantly and adversely affect its business and earnings.

Prosperity’s dependence on loans secured by real estate subjects it to risks relating to fluctuations in the real estate market that could adversely affect its financial condition, results of operations and cash flows.

Approximately 80.1% of Prosperity’s total loans as of September 30, 2013 consisted of loans included in the real estate loan portfolio with 11.4% in construction and land development, 27.7% in residential real estate and 41.1% in commercial real estate (including farmland and multifamily residential). The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A weakening of the real estate market in Prosperity’s primary market areas could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing the loans and the value of real estate owned by Prosperity. If real estate values decline, it is also more likely that Prosperity would be required to increase its allowance for credit losses, which could adversely affect its financial condition, results of operations and cash flows.

Prosperity’s commercial real estate and commercial loans expose it to increased credit risks, and these risks will increase if Prosperity succeeds in increasing these types of loans.

Prosperity, while maintaining its conservative approach to lending, has emphasized both new and existing loan products, focusing on managing its commercial real estate and commercial loan portfolios, and intends to continue to increase its lending activities and acquire loans in possible future acquisitions. As a result, commercial real estate and commercial loans as a proportion of its portfolio could increase. As of September 30, 2013, commercial real estate (including farmland and multifamily residential) and commercial loans totaled $3.57 billion. In general, commercial real estate loans and commercial loans yield higher returns and often generate a deposit relationship, but also pose greater credit risks than do owner-occupied residential real estate loans. These types of loans are also typically larger than residential real estate loans. Accordingly, the deterioration of one or several of these loans could cause a significant increase in nonperforming loans, which could result in a loss of earnings from these loans and an increase in the provision for credit losses and net charge-offs.

Prosperity makes both secured and some unsecured commercial loans. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial loans are generally collateralized by accounts receivable, inventory, equipment or other assets owned by the borrower and include a personal guaranty of the business owner. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. Further, commercial loans generally will be serviced primarily from the operation of the business, which may not be successful, while commercial real estate loans generally will be serviced from income on the properties securing the loans. As Prosperity’s various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans will also increase.

Prosperity’s profitability depends significantly on local economic conditions.

Prosperity’s success depends primarily on the general economic conditions of the primary markets in Texas in which it operates and where its loans are concentrated. In addition, the recently completed acquisition of Coppermark Bancshares, Inc. expanded Prosperity’s market area to Oklahoma and Prosperity’s success will also be impacted by general economic conditions in Oklahoma. The local economic conditions in these areas have a significant impact on Prosperity’s commercial, real estate and construction and land development loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. Accordingly, if the population or income growth in Prosperity’s market areas is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in a reduction of Prosperity’s expansion, growth and profitability. Although economic conditions in Texas have not deteriorated to the same extent as in other areas of the country, such conditions could decline further. If Prosperity’s market areas experience a downturn or a recession for a prolonged period of time, Prosperity could experience significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreaks of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and could negatively affect Prosperity’s financial condition, results of operations and cash flows.

Prosperity’s allowance for credit losses may not be sufficient to cover actual credit losses, which could adversely affect its earnings.

As a lender, Prosperity is exposed to the risk that its loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate Prosperity for the outstanding balance of the loan plus the costs to dispose of the collateral. Prosperity maintains an allowance for credit losses in an attempt to cover estimated losses inherent in its loan portfolio. Additional credit losses will likely occur in the future and may occur at a rate greater than Prosperity has experienced to date. The determination of the appropriate level of the allowance inherently involves a high degree of subjectivity and requires Prosperity to make significant estimates of current credit risks, future trends and general economic conditions, all of which may undergo material changes. If Prosperity’s assumptions prove to be incorrect or if it experiences significant loan losses in future periods, its current allowance may not be sufficient to cover actual loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. A material addition to the allowance could cause net income, and possibly capital, to decrease.

In addition, federal and state regulators periodically review Prosperity’s allowance for credit losses and may require Prosperity to increase its provision for credit losses or recognize further charge-offs, based on judgments different than those of Prosperity’s management. An increase in Prosperity’s allowance for credit losses or charge-offs as required by these regulatory agencies could have a material adverse effect on Prosperity’s operating results and financial condition.

The small to medium-sized businesses that Prosperity lends to may have fewer resources to weather a downturn in the economy, which could materially harm Prosperity’s operating results.

Prosperity makes loans to privately-owned businesses, many of which are considered to be small to medium-sized businesses. Small to medium-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. Any one or more of these factors may impair the borrower’s ability to repay a loan. In addition, the success of a small to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact Prosperity’s market areas could cause Prosperity to incur substantial credit losses that could negatively affect Prosperity’s results of operations and financial condition.

Liquidity risk could impair Prosperity’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to Prosperity’s business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on its liquidity. Prosperity’s access to funding sources in amounts adequate to finance its activities or on terms which are acceptable to it could be impaired by factors that affect Prosperity specifically or the financial services industry or economy in general. Factors that could detrimentally impact Prosperity’s access to liquidity sources include a decrease in the level of its business activity as a result of a downturn in the markets in which its loans are concentrated or adverse regulatory action against it. Prosperity’s ability to borrow could also be impaired by factors that are not specific to it, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

If the goodwill that Prosperity recorded in connection with a business acquisition becomes impaired, it could require charges to earnings.

Goodwill represents the amount by which the acquisition cost exceeds the fair value of net assets Prosperity acquired in the purchase of another financial institution. Prosperity reviews goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired.

Prosperity determines impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in Prosperity’s results of operations in the periods in which they become known. At September 30, 2013, Prosperity’s goodwill totaled $1.35 billion. While Prosperity has not recorded any such impairment charges since it initially recorded the goodwill, there can be no assurance that Prosperity’s future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on its financial condition and results of operations.

Prosperity’s accounting estimates and risk management processes rely on analytical and forecasting models.

The processes Prosperity uses to estimate its probable credit losses and to measure the fair value of financial instruments, as well as the processes used to estimate the effects of changing interest rates and other market measures on Prosperity’s financial condition and results of operations, depends upon the use of analytical and forecasting models. These models reflect assumptions that may not be accurate, particularly in times of market stress or other unforeseen circumstances. Even if these assumptions are accurate, the models may prove to be inadequate or inaccurate because of other flaws in their design or their implementation.

If the models Prosperity uses for interest rate risk and asset-liability management are inadequate, Prosperity may incur increased or unexpected losses upon changes in market interest rates or other market measures. If the models Prosperity uses for determining its probable credit losses are inadequate, the allowance for credit losses may not be sufficient to support future charge-offs. If the models Prosperity uses to measure the fair value of financial instruments is inadequate, the fair value of such financial instruments may fluctuate unexpectedly or may not accurately reflect what Prosperity could realize upon sale or settlement of such financial instruments. Any such failure in Prosperity’s analytical or forecasting models could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Prosperity has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose Prosperity to credit risk in the event of a default by a counterparty or client. In addition, Prosperity’s credit risk may be exacerbated when the collateral held by Prosperity cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to Prosperity. Any such losses could have a material adverse effect on Prosperity’s financial condition, results of operations and cash flows.

Prosperity may need to raise additional capital in the future and such capital may not be available when needed or at all.

Prosperity may need to raise additional capital in the future to provide it with sufficient capital resources and liquidity to meet its commitments and business needs. In addition, Prosperity may elect to raise additional capital to support its business or to finance acquisitions, if any. Prosperity’s ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of its control, and its financial performance.

Prosperity cannot assure you that such capital will be available to it on acceptable terms or at all. Any occurrence that may limit its access to the capital markets, such as a decline in the confidence of investors, depositors of Prosperity Bank or counterparties participating in the capital markets, may adversely affect Prosperity’s capital costs and its ability to raise capital and, in turn, its liquidity. Moreover, if Prosperity needs to raise capital in the future, it may have to do so when many other financial institutions are also seeking to raise capital and would have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

New lines of business or new products and services may subject Prosperity to additional risks.

From time to time, Prosperity may implement or may acquire new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, Prosperity may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of Prosperity’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

An interruption in or breach in security of Prosperity’s information systems may result in a loss of customer business and have an adverse effect on Prosperity’s results of operations, financial condition and cash flows.

Prosperity relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Prosperity’s customer relationship management, general ledger, deposits, servicing or loan origination systems. If any such failures, interruptions or security breaches of its communications or information systems occur, they may not be adequately addressed by Prosperity. Further, the occurrence of any such failures, interruptions or security breaches could damage Prosperity’s reputation, result in a loss of customer business, subject Prosperity to additional regulatory scrutiny or expose Prosperity to civil litigation and possible financial liability, any of which could have a material adverse effect on Prosperity’s results of operations, financial condition and cash flows.

The business of Prosperity is dependent on technology.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Prosperity’s future success depends in part upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in its operations. Many of Prosperity’s competitors have substantially greater resources to invest in technological improvements. Prosperity may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers, which may negatively affect Prosperity’s results of operations, financial condition and cash flows.

Prosperity’s operations rely on external vendors.

Prosperity relies on certain external vendors to provide products and services necessary to maintain day-to-day operations of Prosperity. Accordingly, Prosperity’s operations are exposed to risk that these vendors will not perform in accordance with the contracted arrangements under service agreements. The failure of an external vendor to perform in accordance with the contracted arrangements under service agreements, because of changes in the vendor’s organizational structure, financial condition, support for existing products and services or strategic focus or for any other reason, could be disruptive to Prosperity’s operations, which could have a material adverse impact on Prosperity’s business and, in turn, Prosperity’s financial condition and results of operations.

Prosperity is subject to claims and litigation pertaining to intellectual property.

Banking and other financial services companies, such as Prosperity, rely on technology companies to provide information technology products and services necessary to support Prosperity’s day-to-day operations. Technology companies frequently enter into litigation based on allegations of patent infringement or other violations of intellectual property rights. In addition, patent holding companies seek to monetize patents they have purchased or otherwise obtained. Competitors of Prosperity’s vendors, or other individuals or companies, have from time to time claimed to hold intellectual property sold to Prosperity by its vendors. Such claims may increase in the future as the financial services sector becomes more reliant on information technology vendors. The plaintiffs in these actions frequently seek injunctions and substantial damages.

Regardless of the scope or validity of such patents or other intellectual property rights, or the merits of any claims by potential or actual litigants, Prosperity may have to engage in protracted litigation. Such litigation is often expensive, time-consuming, disruptive to Prosperity’s operations and distracting to management. If Prosperity is found to infringe one or more patents or other intellectual property rights, it may be required to pay substantial damages or royalties to a third-party. In certain cases, Prosperity may consider entering into licensing agreements for disputed intellectual property, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur. These licenses may also significantly increase Prosperity’s operating expenses. If legal matters related to intellectual property claims were resolved against Prosperity or settled, Prosperity could be required to make payments in amounts that could have a material adverse effect on its business, financial condition and results of operations.

Prosperity is subject to claims and litigation pertaining to fiduciary responsibility.

From time to time, customers make claims and take legal action pertaining to Prosperity’s performance of its fiduciary responsibilities. Whether customer claims and legal action related to Prosperity’s performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to Prosperity, they may result in significant financial liability, adversely affect the market perception of Prosperity and its products and services and/or impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity operates in a highly regulated environment and, as a result, is subject to extensive regulation and supervision.

Prosperity and Prosperity Bank are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not Prosperity’s shareholders. These regulations affect Prosperity’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Any change in applicable regulations or federal or state legislation could have a substantial impact on Prosperity, Prosperity Bank and their respective operations.

The Dodd-Frank Act, enacted in July 2010, instituted major changes to the banking and financial institutions regulatory regimes in light of the recent performance of and government intervention in the financial services sector. Additional legislation and regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could significantly affect Prosperity’s powers, authority and operations, or the powers, authority and operations of Prosperity Bank in substantial and unpredictable ways. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power could have a negative impact on Prosperity. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, correspondents or other third parties.

Prosperity relies heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans Prosperity will originate, as well as the terms of those loans. If any of the information upon which Prosperity relies is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to asset funding, the value of the asset may be significantly lower than expected, or Prosperity may fund a loan that it would not have funded or on terms it would not have extended. Whether a misrepresentation is made by the applicant or another third party, Prosperity generally bears the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the monetary losses Prosperity may suffer.

The recent repeal of federal prohibitions on payment of interest on demand deposits could increase Prosperity’s interest expense.

All federal prohibitions on the ability of financial institutions to pay interest on demand deposit accounts were repealed as part of the Dodd-Frank Act beginning on July 21, 2011. Accordingly, financial institutions can now offer interest on demand deposits to compete for clients. Prosperity’s interest expense will increase and its net interest margin will decrease if it begins offering interest on demand deposits to attract additional customers or maintain current customers, which could have an adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to environmental liability risk associated with lending activities.

A significant portion of Prosperity’s loan portfolio is secured by real property. During the ordinary course of business, Prosperity may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Prosperity may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Prosperity to incur substantial expenses and may materially reduce the affected property’s value or limit Prosperity’s ability to use or sell the affected property.

In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Prosperity’s exposure to environmental liability. Although Prosperity has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Prosperity’s financial condition and results of operations.

Risks Associated with Prosperity’s Common Stock

Prosperity’s corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Prosperity that a shareholder may favor.

Prosperity’s amended and restated articles of incorporation and amended and restated bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of Prosperity. These provisions include:

•	a board of directors classified into three classes of directors with the directors of each class having staggered three-year terms;

•	a provision that any special meeting of Prosperity’s shareholders may be called only by the Chairman of the Board and Chief Executive Officer, the President, a majority of the board of directors or the holders of at least 50% of Prosperity’s shares entitled to vote at the meeting;

•	a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend Prosperity’s bylaws.

Prosperity’s articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Prosperity’s preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Prosperity. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Prosperity.

There are restrictions on Prosperity’s ability to pay dividends.

Holders of Prosperity’s common stock are only entitled to receive such dividends as Prosperity’s board of directors may declare out of funds legally available for such payments. Although Prosperity has historically declared cash dividends on its common stock, it is not required to do so and there can be no assurance that Prosperity will pay dividends in the future. Any declaration and payment of dividends on common stock will depend upon Prosperity’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, Prosperity’s ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors.

Prosperity’s principal source of funds to pay dividends on its shares of common stock is cash dividends that Prosperity receives from Prosperity Bank. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. Further, if required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock.

The holders of Prosperity’s junior subordinated debentures have rights that are senior to those of Prosperity’s shareholders.

As of September 30, 2013, Prosperity had $85.1 million in junior subordinated debentures outstanding that were issued to Prosperity’s unconsolidated subsidiary trusts. The subsidiary trusts purchased the junior subordinated debentures from Prosperity using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by Prosperity to the extent not paid or made by each trust, provided the trust has funds available for such obligations.

The junior subordinated debentures are senior to Prosperity’s shares of common stock. As a result, Prosperity must make interest payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on its common stock; and, in the event of Prosperity’s bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of its common stock. Additionally, Prosperity has the right to defer periodic distributions on the junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time Prosperity would be prohibited from paying dividends on its common stock. Prosperity’s ability to pay the future distributions depends upon the earnings of Prosperity Bank and dividends from Prosperity Bank to Prosperity, which may be inadequate to service the obligations.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Prosperity after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Prosperity after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	Prosperity’s actual cost savings resulting from the merger are less than expected, Prosperity is unable to realize those cost savings as soon as expected or Prosperity incurs additional or unexpected costs;

•	Prosperity’s revenues after the merger are less than expected;

•	deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than Prosperity expected;

•	competition among financial services companies may increase;

•	the risk that the businesses of Prosperity and FMBC will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of FMBC’s stockholders to approve the reorganization agreement;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	changes in the level of nonperforming assets and charge-offs;

•	changes in the interest rate environment reduce Prosperity’s or FMBC’s interest margins;

•	general business and economic conditions in the markets Prosperity or FMBC serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect Prosperity’s or FMBC’s businesses;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, we caution you not to place undue reliance on our forward-looking statements. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

This document constitutes a proxy statement of FMBC and is being furnished to all record holders of FMBC common stock in connection with the solicitation of proxies by the board of directors of FMBC to be used at a special meeting of stockholders of FMBC to be held on [—], 2014. The purpose of the FMBC special meeting is to consider and vote upon a proposal to adopt and approve the reorganization agreement, dated as of August 29, 2013, by and between Prosperity and FMBC and the transactions contemplated thereby, including, among other things, the merger of FMBC with and into Prosperity. This document also constitutes a prospectus relating to the Prosperity common stock to be issued to holders of FMBC common stock upon completion of the merger.

FMBC SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of FMBC stockholders will be held on [—], 2014 at [—] [—].m., local time, at FMBC’s offices located at 1330 South Harvard Avenue, Tulsa, Oklahoma 74112.

Matters to be Considered

The purpose of the special meeting is to consider and vote on a proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, including, among other things, the merger of FMBC with and into Prosperity. At the special meeting, FMBC stockholders will also be asked to consider and vote on a proposal to adjourn the special meeting to a later date, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby, as well any other matters that may be properly brought before the special meeting. We know of no other matters to be brought before the special meeting, but if other matters are brought before the special meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interests of FMBC and its stockholders.

Shares Entitled to Vote, Quorum and Vote Required

The holders of record of the outstanding shares of FMBC common stock as of 5:00 p.m. on [—], 2014, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. As of 5:00 p.m. on that date, there were [—] shares of FMBC common stock issued and outstanding and entitled to vote at the special meeting.

At the special meeting, the stockholders of FMBC will be entitled to one vote for each share of common stock owned of record on [—], 2014. The holders of a majority of the shares of FMBC common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least a majority of the issued and outstanding FMBC common stock on [—], 2014 is required to adopt and approve the reorganization agreement and the transactions contemplated thereby. Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby and the adjournment proposal are “non-discretionary” items, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from such customers. Any abstentions, broker non-votes or otherwise failing to vote on the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby will have the same effect as a vote “AGAINST” such proposal. Any abstentions on the proposal to adjourn the special meeting, if necessary or appropriate, will have the same effect as a vote “AGAINST” such proposal, but any broker non-votes or otherwise failing to vote on this proposal will have no effect on the outcome of the adjournment proposal. The board of directors of FMBC encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters.

Shares Held by Officers and Directors

The directors and certain officers of FMBC and F&M Bank have entered into an agreement to vote the shares of FMBC common stock they control in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby. As of the record date, [—] shares of FMBC common stock, or approximately [—]% of the outstanding shares of the common stock entitled to vote at the special meeting, were subject to the voting agreement.

The board of directors of FMBC unanimously recommends that you vote “FOR” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby. The proxy also grants authority to the persons designated such the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of FMBC at any time before it is voted at the special meeting by:

•	giving written notice to the Corporate Secretary of FMBC;

•	executing a proxy bearing a later date and delivering that proxy to the Corporate Secretary of FMBC at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: F&M Bancorporation, Inc., 1330 South Harvard Avenue, Tulsa, Oklahoma 74112, Attention: Corporate Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of FMBC. FMBC is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of FMBC intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. FMBC will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices, including the reorganization agreement, in their entirety.

Terms of the Merger

The reorganization agreement provides for, among other things, the merger of FMBC with and into Prosperity. If the stockholders of FMBC approve the reorganization agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the beginning of the second quarter of 2014, although delays could occur. As a result of the merger, holders of FMBC common stock will be entitled to receive whole shares of Prosperity common stock and cash, with additional cash payable in lieu of a fractional share, and will no longer be owners of FMBC stock. As a result of the merger, certificates for FMBC common stock will only represent the right to receive the merger consideration pursuant to the reorganization agreement, and otherwise will be null and void after completion of the merger.

In connection with the merger, all outstanding shares of FMBC common stock will be converted into an aggregate of 3,298,246 shares of Prosperity common stock and $47,000,000 in cash, with the amount of cash subject to decrease under certain circumstances as set forth in the reorganization agreement and as discussed below. Based on 3,777,745 shares of FMBC common stock that are expected to be exchanged in the merger, holders of FMBC common stock would receive 0.87307 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $12.44 in cash, subject to decrease as described below, for each share they own.

The merger consideration will be reduced if FMBC’s equity capital on the closing date is less than $120,000,000. More specifically, as a result of such an event, the cash to be paid to FMBC stockholders will be reduced by the amount of such deficiency. For example, if FMBC’s equity capital on the closing date is $100,000,000, the cash to be paid to FMBC stockholders will be reduced by $20,000,000, the amount of the deficiency, to $27,000,000. FMBC believes that its equity capital on the closing date will be less than $120,000,000, and, therefore, the cash to be paid to FMBC stockholders will be reduced as described above. Based upon current information, FMBC estimates that its equity capital will be approximately $[—] on the closing date of the merger, which would result in a decrease in the aggregate cash portion of the merger consideration of $[—], or $[—] per share (based on 3,777,745 shares of FMBC stock that are expected to be exchanged in the merger). The amount of FMBC’s equity capital will not be known until the closing of the merger, and thus no assurance can be given as to the amount of any decrease to the cash portion of the merger consideration. Pursuant to the terms of the reorganization agreement, equity capital is defined as the sum of the common stock, capital surplus and retained earnings of FMBC, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (GAAP). For purposes of calculating equity capital, FMBC must include adjustments made for extraordinary items related to the merger as more fully described in the reorganization agreement.

As noted above, Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average of the closing price of the Prosperity common stock on the New York Stock Exchange for the ten (10) consecutive trading days ending on and including the fifth trading day preceding the closing date.

Background of the Merger

From time to time, FMBC’s board of directors has evaluated strategic options to increase stockholder value. These strategic options have included expanding organically, raising additional capital through private placements or public offerings of equity or debt securities, and merging with a financial institution. FMBC retained Norton Rose Fulbright beginning in late April of 2013, to guide the company through any strategic options it chose to pursue.

As part of its ongoing evaluation, the FMBC board of directors considered an initial public offering of equity securities and received advice from J.P. Morgan regarding such an offering. During this process, Mr. Anthony B. Davis, the Chairman and Chief Executive Officer of FMBC, met with a representative of a financial institution, which we refer to as Party A, on May 13, 2013 to discuss a potential merger. Mr. Davis and such representative had a telephone conversation on July 1, 2013 during which Party A reconfirmed its interest in a potential merger, and thereafter, FMBC sent certain publicly-available information to Party A. The discussions between FMBC and Party A never advanced beyond these initial discussions, and FMBC and Party A never reached an agreement regarding a potential merger.

In addition, another financial institution, which we refer to as Party B, approached FMBC to discuss a potential merger, and subsequently on June 29, 2013 FMBC approached Prosperity to discuss a potential merger. On July 8, 2013, the FMBC board of directors unanimously authorized FMBC’s Chairman of the Board to engage in discussions with these potential merging partners.

Through late June and early July of 2013, Party B and FMBC engaged in discussions regarding a potential merger and exchanged drafts of a confidentiality agreement. The parties did not reach an agreement on confidentiality terms and ended discussions. In early July of 2013, Prosperity and FMBC exchanged drafts of a confidentiality agreement.

On July 11, 2013, the FMBC board of directors unanimously established a committee of the board to examine the merits of any potential merger, including evaluating the merger’s fairness to stockholders. The members of the committee met with Glen Hettinger and Bryn Sappington of Norton Rose Fulbright via telephone. At that meeting, Messrs. Hettinger and Sappington advised the committee of its duties, reviewed the extent of the committee’s delegated powers and answered questions about process and timing.

On July 12, 2013, Prosperity and FMBC entered into a confidentiality agreement and Prosperity began its due diligence investigations of FMBC. Also on July 12, 2013, Prosperity provided FMBC with a draft letter of intent which included, among other items, a proposed 45 business day exclusivity period.

On July 16, 2013, the FMBC committee approved a revised letter of intent with Prosperity, and FMBC signed the letter of intent on July 17, 2013.

Beginning on or about July 15, 2013, Prosperity conducted due diligence on FMBC, including management interviews and an online review of FMBC’s credit files and other material information.

Prosperity presented FMBC with an initial draft of the reorganization agreement on August 20, 2013, and FMBC responded with comments on August 23, 2013. From August 23, 2013 to August 28, 2013, management of FMBC and Prosperity, along with their respective legal counsel, negotiated the terms of the reorganization agreement and related documents.

On August 23, 2013, J.P. Morgan and FMBC confirmed their arrangement in a formal engagement letter.

On August 28, 2013, the FMBC board of directors held a meeting to discuss the reorganization agreement. Norton Rose Fulbright provided the directors with copies of the reorganization agreement and related documents in their current form and made a presentation summarizing the agreement’s terms, highlighting the business points, timing issues, and contingencies. Norton Rose Fulbright also made a presentation to the directors regarding their fiduciary duties. J.P. Morgan then made a presentation regarding the merger consideration and fairness of the proposed transaction from a financial point of view.

On August 29, 2013, the FMBC board of directors held a special meeting to discuss and adopt the reorganization agreement. At such meeting, Norton Rose Fulbright updated the directors on the changes to the reorganization agreement and related documents, and J.P. Morgan rendered its oral opinion, subsequently confirmed in writing on the same day, to the FMBC board of directors that, as of such date and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth in its opinion, the consideration to be paid by Prosperity to holders of FMBC common stock pursuant to the reorganization agreement was fair, from a financial point of view, to such stockholders. The FMBC board of directors unanimously voted to adopt and approve the reorganization agreement and the transactions contemplated thereby and recommend the adoption and approval of such agreement and transactions to FMBC’s stockholders. After such meeting, the reorganization agreement, in the form approved by the FMBC board of directors, was executed by representatives of FMBC and Prosperity, and Prosperity issued a press release announcing the proposed transaction.

On December 19, 2013, Prosperity and FMBC entered into an amendment to the merger agreement to extend the dates on which either party may terminate the reorganization agreement if the effective time of the merger has not occurred prior to such dates, subject to the terms and conditions set forth therein.

FMBC’s Reasons for the Merger and Recommendations of the Board of FMBC

FMBC’s board of directors believes that the merger is advisable and in the best interests of FMBC and its stockholders. Accordingly, FMBC’s board of directors has unanimously adopted and approved the merger and the reorganization agreement and has unanimously recommended that FMBC’s stockholders vote “FOR” the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

In approving the reorganization agreement, FMBC’s board of directors consulted with its financial and legal advisors. In arriving at its determination, FMBC’s board of directors considered a number of factors, including the following:

•	FMBC’s board of directors’ belief that the merger consideration that would be received by FMBC stockholders pursuant to the merger represented a fair price for the shares of common stock of FMBC;

•	FMBC’s board of directors’ understanding of FMBC’s business, historical, current and projected financial performance, competitive and operating environment, operations, prospects and management strengths, along with current trends in the industry in which FMBC operates, including the current competitive and regulatory environment, as well as the execution risks of continuing with FMBC’s current strategy in light of the foregoing;

•	that stockholders of FMBC will receive part of the merger consideration in shares of Prosperity common stock, which are publicly traded on the New York Stock Exchange, contrasted with the absence of a public market for FMBC’s common stock;

•	the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with the result that the portion of FMBC common stock exchanged for Prosperity common stock is generally tax-free and the portion of the FMBC common stock exchanged for cash is generally taxable either as a dividend or capital gain depending on each FMBC stockholder’s individual circumstances;

•	the financial analyses, information and perspectives provided to the FMBC board of directors by FMBC’s management and FMBC’s financial advisors;

•	J.P. Morgan’s opinion, dated as of August 29, 2013, that, as of such date (the date on which FMBC’s board of directors approved the reorganization agreement), and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth in its opinion, the consideration to be received by the holders of FMBC common stock pursuant to the merger was fair from a financial point of view to such holders (the written opinion of J.P. Morgan is attached as Appendix B to this proxy statement/prospectus and is discussed in further detail in the section titled “—Opinion of FMBC’s Financial Advisor” beginning on page 38);

•	the fact that completion of the merger requires the approval of FMBC’s stockholders;

•	the results that FMBC could expect to obtain if it continued to operate independently, and the likely benefits to FMBC stockholders of that course of action, as compared with the value of the merger consideration offered by Prosperity;

•	the ability of Prosperity to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•	the likelihood of Prosperity consummating the merger based upon Prosperity’s history of completing similar transactions;

•	the ability of Prosperity to receive the requisite regulatory approvals in a timely manner;

•	the terms and conditions of the reorganization agreement, including the parties’ respective representations, warranties, covenants and other agreements and conditions to closing, including a provision that permits FMBC’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to a third party that has submitted an unsolicited proposal to acquire FMBC;

•	that merging with a larger holding company would provide the surviving entity the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services, potentially benefiting FMBC’s stockholders that would receive Prosperity common stock in the merger;

•	the agreement of Prosperity to continue to provide indemnification for FMBC’s directors and officers following the closing of the merger;

•	that some of FMBC’s directors and executive officers have other financial interests in the merger in addition to their interests as FMBC stockholders, including financial interests that are the result of compensation arrangements with FMBC, the manner in which such interests would be affected by the merger, as well as the new employment agreements that certain of these persons entered into with Prosperity in connection with the merger;

•	the requirement that FMBC conduct its business in the ordinary course and the other restrictions on the conduct of FMBC’s business before completion of the merger, which may delay or prevent FMBC from undertaking business opportunities that may arise before completion of the merger; and

•	that under the reorganization agreement FMBC could not solicit competing proposals for the acquisition of FMBC.

The reasons set out above for the merger are not intended to be exhaustive but include the material factors considered by FMBC’s board of directors in approving the merger and the reorganization agreement. In reaching its determination, FMBC’s board of directors did not assign any relative or specific weight to different factors and individual directors may have given different weight to different factors. Based on the reasons stated above, FMBC’s board of directors believed that the merger was advisable and in the best interests of FMBC and its stockholders, and therefore, FMBC’s board of directors unanimously adopted and approved the reorganization agreement and the transactions contemplated thereby, including the merger. Each member of FMBC’s board of directors has agreed to vote the shares of common stock of FMBC over which he or she has voting authority in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby, including the merger.

FMBC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT AND APPROVE THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Prosperity’s Reasons for the Merger

As a part of Prosperity’s growth strategy, Prosperity routinely evaluates opportunities to acquire financial institutions. The acquisition of FMBC is consistent with Prosperity’s expansion strategy. Prosperity’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for FMBC, the market condition of the market area in which FMBC conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Prosperity believes that the merger will expand Prosperity’s presence in the Dallas area, while creating new markets in the Tulsa area, provide opportunities for future growth and provide the potential to realize cost savings. Prosperity’s board of directors also considered the financial condition and valuation for both FMBC and Prosperity as well as the financial and other effects the merger would have on Prosperity’s shareholders.

While management of Prosperity believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Prosperity has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Prosperity board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Prosperity board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Prosperity’s management.

Opinion of FMBC’s Financial Advisor

FMBC retained J.P. Morgan as its financial advisor in connection with a possible merger or sale. At the meeting of the FMBC board of directors on August 29, 2013, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing on the same day, to the FMBC board of directors that, as of such date and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth in its opinion, the consideration to be paid by Prosperity to holders of FMBC common stock pursuant to the reorganization agreement was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan, dated August 29, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached to this document as Appendix B and is incorporated herein by reference. FMBC’s stockholders should read this opinion carefully and in its entirety. J.P. Morgan’s written opinion is addressed to the FMBC board of directors, is directed only to the consideration to be paid to the holders of shares of FMBC common stock pursuant to the reorganization agreement and does not address any other matter. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any holder of shares of FMBC common stock as to how such stockholder should vote with respect to the merger or any other matter. The merger consideration to be paid to the holders of shares of FMBC common stock was determined in negotiations between Prosperity and FMBC, and the decision to approve and recommend the transactions contemplated by the reorganization agreement was made independently by the FMBC board of directors. J.P. Morgan’s opinion and financial analyses were among the many factors considered by the FMBC board of directors in its evaluation of the transactions contemplated by the reorganization agreement and should not be viewed as determinative of the views of the FMBC board of directors or management with respect to the merger consideration or the transactions contemplated by the reorganization agreement.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated August 28, 2013 of the reorganization agreement;

•	reviewed certain publicly available business and financial information concerning FMBC and Prosperity and the industries in which they operate;

•	compared the financial and operating performance of FMBC and Prosperity with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Prosperity’s common stock and certain publicly traded securities of such other companies;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of FMBC relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of FMBC with respect to certain aspects of the merger, the past and current business operations of FMBC, the financial condition and future prospects and operations of FMBC, the effects of the merger on the financial condition and future prospects of FMBC and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by FMBC and Prosperity or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan conduct any review of individual credit files of FMBC or Prosperity or evaluate the solvency of FMBC or Prosperity under any state or federal laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan is not an expert in the evaluation of loan and lease portfolios for assessing the adequacy of the allowances for losses with respect thereto and, accordingly, J.P. Morgan did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of FMBC or Prosperity and J.P. Morgan assumed, with FMBC’s consent, that the respective allowances for loan and lease losses for both FMBC and Prosperity, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of FMBC and Prosperity to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. In addition, J.P. Morgan assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the merger will be consummated as described in the reorganization agreement, and that the definitive reorganization agreement did not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by FMBC and Prosperity in the reorganization agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis and that the adjustments to the merger consideration set forth in the reorganization agreement will not result in any adjustment that is material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to FMBC with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on FMBC or Prosperity or on the contemplated benefits of the merger.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of FMBC common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection therewith to the holders of any other class of securities, creditors or other constituencies of FMBC or as to the underlying decision by FMBC to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons relative to the merger consideration to be paid to the holders of shares of FMBC common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan has expressed no opinion as to the price at which Prosperity’s common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering its opinion to the FMBC board of directors at its meeting on August 29, 2013. The financial analyses summarized below include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial and market data of FMBC with similar data for the following companies:

Oklahoma banks:

•	BOK Financial Corporation

•	BancFirst Corporation

Texas banks:

•	Cullen/Frost Bankers, Inc.

•	Prosperity Bancshares, Inc.

•	Texas Capital Bancshares, Inc.

•	First Financial Bankshares, Inc.

•	ViewPoint Financial Group, Inc.

•	Southside Bancshares, Inc.

•	Independent Bank Group, Inc.

Commercial-focused banks:

•	UMB Financial Corporation

•	PrivateBancorp, Inc.

•	Pinnacle Financial Partners, Inc.

•	Lakeland Financial Corporation

•	CoBiz Financial Inc.

These companies were selected by J.P. Morgan, based on its experience and familiarity with FMBC’s industry, because of similarities to FMBC in one or more of their business or regional characteristics and, in certain cases, similarities to FMBC based on certain operational characteristics and/or certain financial metrics. However, none of the companies selected is identical or directly comparable to FMBC, and certain of the companies may have characteristics that are materially different from those of FMBC. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to FMBC and other factors that could affect the public trading value of the selected companies and FMBC.

In all instances, multiples were based on closing stock prices on August 28, 2013. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies’ filings with the SEC and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

With respect to the selected companies, the information J.P. Morgan presented included:

•	the multiple of price to estimated earnings per share for 2014, or Price / 2014 EPS; and

•	the multiple of price to tangible book value per share, or Price / TBV.

Results of the analysis were presented for the selected companies, as indicated in the following table:

	Median Price / 2014 EPS	Median Price / TBV
Selected Oklahoma banks	14.4x	1.7x
Selected Texas banks	16.6x	2.5x
Selected commercial-focused banks	14.4x	1.8x
All selected companies	15.3x	2.1x

Based on the analysis above and other factors that J.P. Morgan considered appropriate, including, but not limited to, financial and operating metrics, and in the case of Price / TBVPS only, taking into account a regression-based comparison of the relationship between Price / TBVPS and 2014 estimated return on tangible common equity (based on publicly available information) for each of the selected companies, J.P. Morgan then applied a multiple reference range of 14.0x to 16.0x for Price / 2014 EPS and 1.4x to 1.8x for Price / TBV. J.P. Morgan adjusted FMBC management’s estimated 2014 earnings to reflect a Tier 1 common equity ratio of 8.5%. The analysis indicated the following equity values per share of FMBC common stock:

	Low	High
Price / 2014 EPS	$43.54	$51.45
Price / TBV	$47.55	$62.29

The ranges of implied per share values for FMBC common stock were compared to the merger consideration of $64.49 per share of FMBC common stock, which was calculated assuming a closing stock price of Prosperity common stock of $59.69 on August 28, 2013 and assuming no adjustments to the cash portion of the merger consideration. The ranges of implied per share values for FMBC common stock were also compared to the estimated adjusted merger consideration of $62.56 per share, which was calculated assuming a closing stock price of Prosperity common stock of $59.69 on August 28, 2013 and based on the FMBC management’s estimate, as of August 28, 2013, of the reduction in the cash portion of the merger consideration that would result from the adjustments set forth in the reorganization agreement assuming a merger closing date of March 31, 2014. These adjustments provide that the cash portion of the merger consideration is reduced to the extent the equity capital (as defined in the reorganization agreement) is less than $120.0 million when the merger closes. The reorganization agreement provides that the calculation of equity capital will reflect adjustments made for extraordinary items related to the merger as more fully described in the reorganization agreement, including for merger related expenses; a shortfall of the allowance for loan losses below 1.25% of total loans; certain vendor contract termination costs; certain compensation, change-in-control and insurance payments and retirement program termination costs; SAR and other equity award cash-out costs; and certain environmental and litigation costs. These adjustments were based on FMBC management’s estimates, including a tax rate of 36.6%.

Precedent Transactions Analysis

Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired businesses chosen because they are companies that, for purposes of J.P. Morgan’s analyses, may generally be considered similar to FMBC’s business. For the selected transactions, J.P. Morgan calculated price per share as a multiple of the target company’s tangible book value per share as of the most recently completed fiscal quarter prior to the announcement date of the transaction, which is referred to as the Price / TBV multiple. J.P. Morgan selected the following transactions for its analysis:

Target	Acquiror	Announcement date
WNB Bancshares, Inc.	Cullen/Frost Bankers, Inc.	August 2013
FVNB Corp.	Prosperity Bancshares, Inc.	July 2013
Coppermark Bancshares, Inc.	Prosperity Bancshares, Inc.	December 2012
PlainsCapital Corporation	Hilltop Holdings Inc.	May 2012
Encore Bancshares, Inc.	Cadence Bancorp, LLC	March 2012
Northstar Financial Corporation	Carlile Bancshares, Inc.	February 2012
American State Financial Corporation	Prosperity Bancshares, Inc.	February 2012

J.P. Morgan’s analysis resulted in a median Price / TBV multiple for the selected transactions of 2.1x and a mean Price / TBV multiple for the selected transactions of 2.1x.

Based on the results of this analysis, J.P. Morgan selected a Price / TBV multiple reference range of 1.6x to 2.1x and applied that multiple reference range to FMBC’s tangible book value of $131.5 million as of June 30, 2013. The analysis indicated the following equity values per share of FMBC common stock:

Low	High
$55.66	$73.05

The range of implied per share values for FMBC common stock was compared to the assumed merger consideration of $64.49 per share and the estimated adjusted merger consideration of $62.56 per share.

Dividend Discount Analysis

J.P. Morgan conducted a dividend discount analysis for the purpose of determining a range of implied equity values per share for FMBC common stock. A dividend discount analysis is a method of evaluating the equity value of a company using estimates of future dividends to stockholders generated by the company and taking into consideration the time value of money with respect to those future dividends by calculating their present value.

J.P. Morgan calculated the dividend stream FMBC is expected to generate for each fiscal year through 2023 based upon financial forecasts and extrapolations prepared by FMBC management (including projected net income and risk-weighted asset levels) and for the terminal value. The “terminal value” refers to the capitalized value of all future dividends to stockholders paid by the company for periods beyond the 2023 fiscal year. J.P. Morgan analyzed certain financial metrics of FMBC compared to publicly traded companies that were considered similar, for these purposes, to FMBC (as identified under “—Public Trading Multiples” above) in order to calculate a cost of equity for FMBC. Based on an analysis of the cost of equity of FMBC, J.P. Morgan used discount rates from 9.0% to 11.0% to calculate the present value of the expected dividend stream.

For this analysis, J.P. Morgan assumed an 8.5% Tier 1 common equity target and a 2.0% return on capital raised (pre-tax) and did not include any assumed synergies.

Based on a range of 1-year forward net income multiples from 11.0x to 13.0x (which were selected based on J.P. Morgan’s judgment and experience) to reach a terminal value, these calculations resulted in a range of implied equity values of $29.65 to $44.41 per share of FMBC common stock, as compared to the assumed merger consideration of $64.49 per share and the estimated adjusted merger consideration of $62.56 per share.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses or focusing on information in tabular format, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to FMBC, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of FMBC. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to FMBC and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with FMBC to advise FMBC in connection with the transactions contemplated by the reorganization agreement and to deliver a fairness opinion to the FMBC board of directors addressing only the fairness of the merger consideration to the holders of FMBC common stock in the merger as of the date of such opinion.

For services rendered in connection with the transactions contemplated by the reorganization agreement (including the delivery of its opinion), FMBC has agreed to pay J.P. Morgan $3.5 million, $1.0 million of which became payable upon the delivery of J.P. Morgan’s opinion (or would have become payable upon J.P. Morgan advising FMBC that it was unable to render an opinion) and $2.5 million of which will become payable only upon consummation of the merger. In the event that the merger is not consummated and FMBC receives any payment pursuant to the termination, abandonment or failure to occur of the proposed merger, FMBC will pay J.P. Morgan a fee equal to 25% of any such payment (less any of the above fees already paid by FMBC), but in no event will the payment to J.P. Morgan exceed the fee that would have been paid if the transaction had been consummated. In addition, FMBC has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of the delivery of its opinion, neither J.P. Morgan nor any of its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with FMBC or Prosperity. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of FMBC or Prosperity for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Exchange of FMBC Stock Certificates

If you are a stockholder of FMBC, as soon as practicable after the effective time of the merger, Prosperity’s transfer and exchange agent, Computershare Investor Services, will mail a letter of transmittal and instructions to you for use in surrendering your FMBC stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Computershare will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Prosperity common stock and cash to which you are entitled under the reorganization agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each outstanding FMBC stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement. With respect to any FMBC stock certificate that has been lost, stolen or destroyed, Prosperity will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Prosperity’s standard policy, and evidence reasonably satisfactory to Prosperity of ownership of the shares in question. After the effective time of the merger, FMBC’s transfer books will be closed and no transfer of the shares of FMBC stock outstanding immediately prior to the effective time will be made on Prosperity’s stock transfer books.

To the extent permitted by law, you will be entitled to vote, after the effective time of the merger at any meeting of Prosperity’s shareholders, the number of whole shares of Prosperity common stock into which your shares of FMBC are converted, regardless of whether you have exchanged your FMBC stock certificates for Prosperity stock certificates. Whenever Prosperity declares a dividend or other distribution on the Prosperity common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Prosperity common stock issuable pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Prosperity common stock will be delivered to you until you surrender your FMBC stock certificates for exchange as described above. Upon surrender of your FMBC stock certificates, the certificate representing the Prosperity common stock into which your shares of FMBC stock have been converted, together with your share of the cash portion of the merger consideration, any cash in lieu of any fractional share of Prosperity common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware. If the stockholders of FMBC approve the merger at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the beginning of the second quarter of 2014, although delays could occur.

We cannot assure you that we can obtain the necessary stockholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied or waived.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the effective time of the merger, unless otherwise required by law or regulation or permitted by the reorganization agreement, and unless Prosperity otherwise consents in writing, which consent will not be unreasonably withheld, FMBC has agreed to, and has agreed to cause F&M Bank and any other subsidiary to:

•	conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

•	use its commercially reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers, directors, key employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

•	promptly give written notice to Prosperity of the following that becomes known to any executive officer (as defined in the reorganization agreement) of FMBC: (a) any material changes in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any regulatory authority or (c) the institution or formal threat of any material litigation against FMBC or any of its subsidiaries; and

•	except as required by law or regulation or expressly permitted by the reorganization agreement, take no action which would adversely affect or delay in any material respect the ability of FMBC or Prosperity to obtain any regulatory or other approvals required for the completion of the merger or to perform its obligations and agreements under the reorganization agreement.

From the date of the reorganization agreement to and including the effective time of the merger, unless otherwise required by law or regulation or permitted by the reorganization agreement, and unless Prosperity otherwise consents in writing, which consent will not be unreasonably withheld, FMBC has agreed not to, and has agreed not to permit F&M Bank or any other subsidiary to:

•	adjust, split, combine or reclassify any of the capital stock of FMBC;

•	make, acquire, modify or renew or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit to any borrower that (1) would be a material violation of policies and procedures in effect as of the date of the reorganization agreement, (2) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (3) would be in excess of $1,000,000 (except pursuant to commitments made prior to the date of the reorganization agreement and not covered by items (1) or (2), or loans fully secured by a certificate of deposit at F&M Bank);

•	issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

•	grant any stock appreciation rights, restricted stock, stock options or other similar form of incentive compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, except for deposits acquired in the ordinary course of business;

•	enter into, amend or terminate certain agreements specified in the reorganization agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•	grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of FMBC or one of its subsidiaries, either individually or as part of a class of similarly situated persons;

•	increase in any manner the compensation or fringe benefits of any of its employees or directors, (b) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in the ordinary course of business consistent with past practice, or (c) adopt or enter into any new “employee welfare benefit plan” or “employee pension benefit plan” within the meaning of Sections 3(1) or 3(2) of ERISA;

•	amend any FMBC employee plan, except as required to maintain the tax qualified status of such plan;

•

declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of FMBC common stock or preferred stock, other than (1) the payment of dividends from F&M Bank to FMBC, (2) the payment of the regular quarterly dividend to the stockholders of FMBC on each of November 1, 2013 and February 1, 2014 of no more than $0.13 per share, and (3) on the SBLF Preferred Shares, or (b) directly or indirectly, purchase, redeem or otherwise acquire any shares FMBC stock, other than the SBLF Preferred Shares or pursuant to existing repurchase rights under the F&M Bank & Trust Company Incentive Savings Plan exercisable by FMBC upon the termination of its employees;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•	sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including other real estate owned) or interest therein, other than the other real estate owned properties under contract for sale as of the date of the reorganization agreement or those properties or assets valued on the books of FMBC at $125,000 or less;

•	foreclose upon or otherwise acquire any commercial real property having an appraised value of greater than $125,000 prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with FMBC’s past practices and safe and sound banking practices;

•	charge-off any loan or other extension of credit of $50,000 or more prior to review and approval by Prosperity of the amount of such charge-off;

•	establish any new subsidiary or controlled affiliate or enter into any new line of business;

•	materially deviate from policies and procedures existing as of the date of the reorganization agreement with respect to (1) classification of assets, (2) the allowance for loan losses and (3) accrual of interest on assets, except as otherwise required by the provisions of the reorganization agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of the certificate of incorporation or bylaws or the governing documents of FMBC or any of its subsidiaries;

•	make any capital expenditures which would exceed an aggregate of $50,000, except pursuant to commitments made prior to the date of the reorganization agreement;

•	excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

•	prepay any indebtedness or other similar arrangements so as to cause FMBC to incur any prepayment penalty thereunder;

•	except pursuant to contracts or agreements in force at the date of or permitted by the reorganization agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•	voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

•	settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 in the aggregate or impose any material restriction on the operations of FMBC or any of its subsidiaries;

•	make any changes to its investment securities portfolio from that as of June 30, 2013, or the manner in which the portfolio is classified or reported, except that FMBC and F&M Bank may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one (1) year; or

•	agree to do any of the foregoing.

For a complete description of such restrictions on the conduct of the business of FMBC, we refer you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

No Solicitation

FMBC agreed that neither it, any of its subsidiaries, nor any of their respective directors, executive officers, agents or representatives will directly or indirectly take any action to:

•	solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an acquisition proposal;

•	approve or enter into any acquisition agreement relating to any acquisition proposal; or

•	propose or agree to do any of the foregoing.

If FMBC or any of its representatives receives an unsolicited bona fide acquisition proposal before the FMBC stockholders have approved the reorganization agreement that FMBC’s board of directors has:

•	determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal;

•	determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and

•	obtained from such person or entity an executed confidentiality agreement,

then FMBC or its representatives may furnish information to and enter into discussions and negotiations with such other party.

FMBC agreed to notify Prosperity orally immediately, and in writing within one (1) business day, after receipt of any unsolicited acquisition proposals or inquiries regarding any acquisition proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such acquisition proposal, request or inquiry.

Conditions to Completion of the Merger

The respective obligations of Prosperity and FMBC under the reorganization agreement to complete the merger are subject to the satisfaction of the following conditions by Prosperity or FMBC, respectively:

•	receipt of all required regulatory approvals of transactions contemplated by the reorganization agreement, including the merger of F&M Bank with and into Prosperity Bank, in a manner that does not impose any restrictions on the operations of Prosperity or the continuing entity which are reasonably unacceptable to Prosperity;

•	approval of the reorganization agreement by the holders of a majority of the outstanding shares of FMBC common stock;

•	receipt by each party of an opinion of such party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code;

•	the registration statement of which this proxy statement/prospectus forms a part having become effective and no stop order suspending its effectiveness being in effect and no proceedings for that purpose being initiated, continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the Prosperity common stock to be issued having been received;

•	the shares of Prosperity common stock to be issued to FMBC stockholders being authorized for listing on the New York Stock Exchange;

•	the other party’s representations and warranties contained in the reorganization agreement being true and correct in all material respects as of the date of the reorganization agreement, being true and correct in all material respects as of the date of the closing and receipt of a certificate signed by an authorized representative of the other party to that effect;

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with prior to the closing of the merger and receipt of a certificate executed by an authorized representative of the other party to that effect; and

•	the absence of a material adverse change in the assets, properties, business or financial condition of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party.

In addition to the conditions listed above, FMBC’s obligation to complete the merger is subject to the assumption by Prosperity of the outstanding trust preferred securities issued by FMBC’s subsidiary trusts.

In addition to the conditions listed above, Prosperity’s obligation to complete the merger is subject to the satisfaction of the following conditions by Prosperity:

•	each director, executive officer (as defined in the reorganization agreement) and each officer (with a title of Senior Executive Vice President or above as of the date of the reorganization agreement or who executed a non-competition or employment agreement) of FMBC and F&M Bank having executed a release agreement, all of which have been executed;

•	termination of certain employment, consulting, severance and change in control agreements by FMBC or F&M Bank and execution of a termination and release agreement by each such employee or consultant;

•	certain officers of FMBC and/or F&M Bank having entered into a non-competition or employment agreement with Prosperity, which have been executed;

•	each non-employee director of FMBC or F&M Bank having entered into a non-competition agreement with Prosperity, which have been executed;

•	each director and certain officers of FMBC or F&M Bank as well as holders of 10% or more of the issued and outstanding shares of FMBC having executed a voting agreement, which agreement remains in effect as of the closing date of the merger and which has already been executed;

•	holders of no more than 5% of the outstanding FMBC common stock having demanded or being entitled to receive payment of the fair value of their shares as dissenting stockholders;

•	all consents, approvals, waivers and other assurances from all non-governmental third parties identified in the reorganization agreement having been obtained, and FMBC having received evidence thereof in form and substance satisfactory to it;

•	FMBC’s allowance for loan losses as of the closing date being at a level equal to at least 1.25% of its total loans, subject to certain adjustments;

•	confirmation, as of immediately prior to the effective time, of all of the issued and outstanding SBLF Preferred Shares having been redeemed and cancelled by FMBC;

•	FMBC accruing for any costs and expenses, including legal fees and expenses and related settlement costs, related to the outstanding litigation set forth in the schedules to the reorganization agreement;

•	the F&M Bank & Trust Company Nonqualified Incentive Savings Plan having been terminated and liquidated;

•	confirmation that certain subsidiaries of F&M Bank have been liquidated and dissolved; and

•	the termination of FMBC’s line of credit and related commercial promissory note and security agreement in favor of BancorpSouth Bank.

Any condition to the completion of the merger, except the required stockholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party agreed in the reorganization agreement to take certain other actions, including but not limited to:

•	each party agreed to take all reasonable actions to aid and assist in the completion of the merger and use commercially reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the reorganization agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the reorganization agreement;

•	each party agreed to give the other party reasonable access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

•	each party agreed to hold in confidence documents and information concerning the other in accordance with the terms of the confidentiality agreement dated July 12, 2013, between Prosperity and FMBC;

•	each party agreed that it will not, and will cause its respective representatives not to, directly or indirectly, before or after the completion of the merger or termination of the reorganization agreement, disclose any confidential information for any reason other than in connection with the regulatory notice and application process, or after termination of the reorganization agreement, use such confidential information for its own purposes or for another’s benefit;

•	each party agreed that it will not issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the reorganization agreement without the consent of the other party except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

•	FMBC agreed, to the extent permitted by law, to provide Prosperity all information concerning FMBC required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the transactions contemplated by the reorganization agreement;

•	FMBC agreed to deliver or make available to Prosperity all unaudited quarterly financial statements and all call reports filed by F&M Bank;

•	FMBC agreed that it will provide, for a period of at least four years after the effective time of the merger, past acts insurance for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors’ and officers’ insurance policy (or comparable coverage), (2) employment practices liability insurance and (3) financial institutions bond (or comparable coverage) for each director and officer of FMBC or one its subsidiaries currently covered under comparable policies held by FMBC or any of its subsidiaries;

•	FMBC agreed to execute and deliver such instruments and take such actions as Prosperity reasonably requests to cause the amendment or termination of any of FMBC’s employee benefit plans and Prosperity agreed that the employees of FMBC and its subsidiaries who continue their employment after the closing of the merger will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, such employees will be entitled to credit for prior service with FMBC, and Prosperity will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, to the extent allowed by Prosperity’s plans and applicable law and subject to the provisions set forth in the reorganization agreement;

•	FMBC agreed to allow Prosperity to designate two representatives who will be invited to attend the board of directors and the loan and discount and asset and liability management committee meetings of FMBC and F&M Bank held prior to completion of the merger, but such representatives will have no voting rights and may be excluded from certain sessions;

•	FMBC agreed to take all steps necessary to cause all of the issued and outstanding SBLF Preferred Shares to be redeemed and cancelled by FMBC so that, as of the effective time, FMBC will have no SBLF Preferred Shares issued or outstanding; provided, however, that should F&M Bank be unable to provide the necessary funds to FMBC for such redemption, Prosperity has agreed to provide such funds to FMBC for such redemption so long as F&M Bank will have cash on hand of at least the same amount designated for such purpose;

•	FMBC agreed to make such accounting entries consistent with GAAP as Prosperity may reasonably request in order to conform the accounting records of FMBC to the accounting policies and practices of Prosperity, but such adjustments will not affect the calculation of FMBC’s equity capital;

•	FMBC agreed to use its commercially reasonable best efforts to maintain its allowance for loan losses at a level equal to at least 1.25% of total loans and, if the allowance for loan losses is less than 1.25% of total loans on the business day immediately before the closing date, FMBC will take all action necessary to increase the allowance for loan losses to an amount equal to 1.25% of total loans on that date;

•	FMBC agreed to use its commercially reasonable best efforts to ensure that its current data processing contracts and contracts related to the provision of other electronic banking services will be terminated on a mutually agreeable date after the merger is completed;

•	FMBC agreed to use its commercially reasonable best efforts to obtain all consents, approvals, authorizations or waivers as described on a disclosure schedule;

•	FMBC agreed to, and will cause certain subsidiaries of F&M Bank to, take all steps necessary to cause the liquidation and dissolution of such entities;

•	FMBC agreed to cause F&M Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the combination of F&M Bank with Prosperity Bank, with Prosperity Bank surviving, through merger, purchase and assumption or otherwise after the effective time of the merger;

•	FMBC agreed to cause F&M Bank to use its commercially reasonable best efforts in good faith to complete the withdrawal from F&M Bank’s retirement plan as soon as possible, including providing to each affected party a notice of intent to terminate the retirement plan pursuant to standard termination in accordance with Section 4041(b) of ERISA and amending the retirement plan, to the extent permitted under applicable law, to allow participants to elect to receive lump sum distributions of their accrued benefits in connection with the termination of the retirement plan;

•	Prosperity agreed to file all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with the reorganization agreement and the transactions contemplated thereby and to provide FMBC copies of such filings for which confidential treatment has not been requested;

•	Prosperity agreed to file all documents required to be filed to have the shares of the Prosperity common stock to be issued pursuant to the reorganization agreement included for listing on the New York Stock Exchange and use its commercially reasonable best efforts to effect said listing;

•	Prosperity agreed to prepare and file a registration statement with the SEC with respect to the shares of Prosperity common stock to be issued pursuant to the reorganization agreement, and use its commercially reasonable best efforts to cause the registration statement to become effective; and

•	Prosperity agreed to indemnify the directors and officers of FMBC or F&M Bank as of the effective time and for four (4) years thereafter, against costs or expenses, judgments, fines, losses, claims,

damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of FMBC or F&M Bank to the fullest extent that the indemnified party would be entitled under the certificate of incorporation or bylaws of FMBC or the similar constituent documents of F&M Bank, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

Representations and Warranties of FMBC and Prosperity

In the reorganization agreement, FMBC has made representations and warranties to Prosperity, and Prosperity has made representations and warranties to FMBC. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the reorganization agreement and to complete the transactions contemplated by the reorganization agreement;

•	the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and certain other agreements;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	actions taken by regulatory authorities and its ability to receive requisite regulatory approval;

•	compliance with the Community Reinvestment Act;

•	compliance with tax laws, payment of taxes and filing of tax returns;

•	compliance with applicable laws and regulatory filings; and

•	the absence of certain changes and events.

FMBC also has made additional representations and warranties to Prosperity with respect to (among other things):

•	its investments;

•	its loan portfolio and reserve for loan losses;

•	the existence of certain loan agreements and related matters;

•	its fiduciary responsibilities;

•	its payment of dividends on the SBLF Preferred Shares;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	the existence of certain contracts and commitments;

•	its fidelity bonds and insurance coverage;

•	employment relations;

•	compensation and benefit plans;

•	its deferred compensation and salary continuation arrangements;

•	its brokers’, finders’ and financial advisors’ fees;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	the outstanding trust preferred securities issued by its subsidiary trusts;

•	its intellectual property rights;

•	its shareholders list;

•	its status concerning SEC filings and registration of shares;

•	dissenting shareholders;

•	anti-takeover laws; and

•	its receipt of a fairness opinion.

Prosperity has also made additional representations and warranties to FMBC with respect to (among other things) its compliance with its SEC reporting obligations and the accuracy of such reports.

Financial Interests of Directors and Officers of FMBC in the Merger

In considering the recommendation of the board of directors of FMBC to vote for the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, you should be aware that certain directors and officers of FMBC have interests in the merger that are in addition to, or different from, their interests as stockholders of FMBC. FMBC’s board of directors was aware of these interests and considered them in approving the reorganization agreement. These interests include:

•	Employment Agreements with Prosperity Bank. On August 29, 2013, Prosperity Bank entered into employment agreements with each of Messrs. Anthony Davis, Eric Davis and Pickryl, for an initial term of five years and entitles the named individual to receive a base annual salary, eligibility for bonuses, reimbursement of certain business expenses and participation in certain employee benefit plans and stock based compensation programs. The agreement with Mr. Anthony Davis provides for a base salary of $577,500 for the 2014 calendar year. The agreement with Mr. Eric Davis provides for a base salary of $432,600 for the 2014 calendar year. The agreement with Mr. Pickryl provides for a base salary of $472,500 for the 2014 calendar year. Each agreement entitles the named individual to receive payment of his base salary for the remainder of the initial term of the agreement upon termination of his employment with Prosperity Bank by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability. Each agreement also contains non-competition and non-solicitation obligations for a specified period of time for which the named individual will receive a restricted stock award of 12,000 shares of Prosperity common stock.

•	Termination of Existing Employment Agreements with FMBC and F&M Bank. Prosperity’s obligation to complete the merger is subject to the termination of certain employment, consulting, severance and change in control agreements—which includes the existing employment agreements with Messrs. Anthony Davis, Eric Davis, Pickryl and Raffaele—and execution of a termination and release agreement by each such employee or consultant.

Immediately prior to the effective time of the merger, Mr. Anthony Davis will receive a cash payment of approximately $5,058,000, from FMBC or F&M Bank in connection with the termination of his existing employment agreement, which will be accomplished pursuant to a Termination, Release and Waiver of Claims Agreement between Mr. Davis and FMBC and/or F&M Bank. In addition, pursuant to Mr. Anthony Davis’ existing employment agreement, if any compensatory payment made or benefit provided to him in connection with the merger is subject to the excise tax imposed by Section 4999 of the Code, FMBC will make an additional payment (the “gross-up payment”) to him in an amount such that, after payment of all federal, state, and local income, and excise taxes, and any penalties and interest on the gross-up payment, the amount retained by him is equal to the excise tax imposed by Section 4999 of the Code. This existing arrangement will be preserved in the Termination, Release and Waiver of Claims Agreement. Mr. Davis’s gross-up payment is estimated to be approximately $2,256,000. This estimated amount assumes (1) merger consideration of $63.71 per share of FMBC common stock (comprised of 0.87307 shares of Prosperity common stock having a fair market value of $61.81 per share (the closing price on December 12, 2013) and $9.75 in cash consideration), and (2) a closing date of March 31, 2014.

Immediately prior to the effective time of the merger, Messrs. Eric Davis, Pickryl and Raffaele will each receive a cash payment of approximately $2,271,000, $2,346,000 and $2,031,000, respectively, from FMBC or F&M Bank in connection with the termination of their existing employment agreements, which will be accomplished pursuant to a Termination, Release and Waiver of Claims Agreement between the executive and FMBC and/or F&M Bank. In addition, pursuant to the existing employment agreements of each of Messrs. E. Davis, Pickryl and Raffaele, in the event that Section 280G of the Code applies to any compensation payable to the named individual in connection with a change of control, F&M Bank will either (1) reduce the payment(s) to an amount that is one dollar less than the amount that would trigger the application of Section 280G of the Code, or (2) make the full payment owed to the named individual, whichever of (1) or (2) results in the best net after tax position for the named individual. These existing arrangements will be preserved in the Termination, Release and Waiver of Claims Agreements.

•	Payment to Mr. Anthony Davis to Invoke New Non-Solicitation Restrictions. Mr. Anthony Davis’ existing employment agreement with FMBC and F&M Bank will be amended to provide that in exchange for a lump sum cash payment of $577,500 on or before December 31, 2013, he will be subject to an 18-month non-solicitation period following his termination of employment for any reason. Mr. Anthony Davis’ existing employment agreement with FMBC and F&M Bank does not include a non-solicitation restriction.

•	Payments to Invoke Non-Solicitation Restrictions under Existing Employment Agreements with Other Executive Officers. The existing employment agreements with Messrs. Eric Davis, Pickryl and Raffaele will be amended to provide that in exchange for a lump sum cash payment of $432,600 for Mr. Eric Davis, $472,500 for Mr. Pickryl, and $386,250 for Mr. Raffaele, in each case on or before December 31, 2013, the named individual will be subject to an 18-month non-solicitation period following his termination of employment for any reason. The existing employment agreement with each of the named individuals provides that he would be subject to an 18-month non-solicitation period following his termination of employment for any reason only if (1) F&M Bank notified the named individual within seven days of his termination of employment of its election to enforce the restriction, and (2) F&M Bank made a lump sum cash payment equal to 100% of the named individual’s base salary within 30 days of his termination.

•	Accelerated Vesting of Equity Awards. Pursuant to the terms of the applicable restricted stock award agreements, approval of the merger by FMBC stockholders will accelerate the vesting of all outstanding shares of restricted stock, including 41,505 shares of restricted stock held by Mr. Anthony Davis, 29,185 shares held by Mr. Eric Davis, 38,491 shares held by Mr. Pickryl and 27,446 shares held by Mr. Raffaele, except for certain “valuation shares” awarded in July 2012 to such executive officers.

•	Nonqualified Incentive Savings Plan. Under the terms of FMBC’s Nonqualified Incentive Savings Plan, executive officers may defer portions of their compensation and FMBC would make a matching contribution. Mr. Anthony Davis, Mr. Pickryl and Mr. Raffaele participate in this plan. The executive officers are always vested in their deferrals, and FMBC matching contributions generally vest ratably over a three-year period on January 1 of each year. Upon a change in control, all FMBC contributions shall vest and become nonforfeitable. A change in control also accelerates the distribution of an executive officer’s account balance.

•	Insurance. The reorganization agreement provides that FMBC will purchase for a period of not less than four years after the effective time of the merger past acts insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors and officers insurance policy coverage (or comparable coverage), (2) employment practices liability insurance and (3) current financial institutions bond (or comparable coverage) for each director and officer of FMBC and its subsidiaries currently covered under the comparable policies held by FMBC or its subsidiaries.

•	Indemnification. The reorganization agreement provides that Prosperity will indemnify each director and officer of FMBC or F&M Bank as of the effective time of the merger for a period of four years thereafter, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of FMBC or F&M Bank to the fullest extent that the indemnified party would be entitled under FMBC’s certificate of incorporation or bylaws or the similar constituent documents of F&M Bank, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

Amendment or Waiver of the Reorganization Agreement

No amendment or extension of the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination of the Reorganization Agreement

Prosperity and FMBC can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or FMBC may decide, without the consent of the other, to terminate the reorganization agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities;

•	the merger has not been completed by May 1, 2014 (unless one or more of the regulatory approvals has not been received on or before May 1, 2014, in which case this deadline will be extended to June 1, 2014) or such later date approved in writing by the boards of directors of Prosperity and FMBC, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or

•	FMBC stockholders fail to approve the reorganization agreement.

FMBC may terminate the reorganization agreement, without the consent of Prosperity, if the board of directors of FMBC receives an unsolicited, bona fide acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; but FMBC must notify Prosperity of the superior proposal at least five (5) business days before terminating the reorganization agreement, during which time Prosperity has the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, Prosperity may terminate the reorganization agreement, without the consent of FMBC, if:

•	any required regulatory approval is obtained subject to restrictions or conditions on the operations of FMBC, F&M Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity;

•	FMBC materially breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	FMBC’s board of directors agrees to accept another acquisition proposal (as defined in the reorganization agreement); or

•	FMBC’s board of directors withdraws, amends or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger.

Prosperity also has the right to terminate the reorganization agreement on or prior to November 27, 2013, if the results of any environmental inspections or surveys of FMBC properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on FMBC.

Prosperity may also terminate the reorganization agreement if FMBC has materially breached its non-solicitation obligations contained in the reorganization agreement in a manner adverse to Prosperity, the board of FMBC resolves to accept a competing acquisition proposal or the board of FMBC changes its recommendation regarding the merger.

Termination Fee

If the reorganization agreement is terminated by:

•	Prosperity because FMBC materially breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	Prosperity because FMBC’s board of directors resolves to accept another acquisition proposal;

•	Prosperity because FMBC’s board of directors withdraws, amends or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger; or

•	FMBC because FMBC’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement taking into account any adjustments made by Prosperity to the merger consideration, then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, FMBC will be required to pay Prosperity a termination fee of $10.0 million plus up to $750,000 for Prosperity’s expenses related to the merger.

If either Prosperity or FMBC terminates the reorganization agreement and:

•	after May 1, 2014 (or June 1, 2014, if regulatory approval has not been obtained by May 1, 2014), if at the time of termination, the registration statement of which this proxy statement/prospectus is a part has been declared effective for at least twenty-five (25) business days prior to such termination and FMBC has failed to call, give notice of, convene and hold the FMBC special meeting by such date, or

•	without regard to timing, if FMBC’s stockholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, FMBC will be required to pay Prosperity up to $750,000 for its expenses related to the merger.

If either Prosperity or FMBC terminates the reorganization agreement, within twelve (12) months of termination of the reorganization agreement FMBC enters into an acquisition agreement with a third party and:

•	after May 1, 2014 (or June 1, 2014, if regulatory approval has not been obtained by May 1, 2014), if at the time of termination, FMBC’s stockholders have not approved the reorganization agreement, or

•	without regard to timing, if FMBC’s stockholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, FMBC will be required to pay Prosperity a termination fee of $10.0 million plus up to $750,000 for Prosperity’s expenses related to the merger.

Except with respect to termination fees and expenses, as discussed above, in the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement.

Expenses

Except with respect to the expenses related to termination discussed above, FMBC and Prosperity will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are completed. Similarly, each of FMBC and Prosperity agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

New York Stock Exchange Listing

Prosperity has agreed to file all documents required to be filed to have the shares of Prosperity common stock to be issued pursuant to the reorganization agreement included for listing on the New York Stock Exchange and to use its commercially reasonable best efforts to effect such listing. The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the New York Stock Exchange.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of FMBC common stock that exchange their shares of FMBC common stock for shares of Prosperity common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of FMBC common stock that hold their shares of FMBC common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of that U.S. holder’s individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	a holder of FMBC common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of FMBC common stock that received FMBC common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of FMBC common stock that has a functional currency other than the U.S. dollar;

•	a holder of FMBC common stock that holds FMBC common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder; or

•	a U.S. expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of FMBC common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds FMBC common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds FMBC common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Bracewell & Giuliani LLP has rendered its tax opinion to Prosperity and Fulbright & Jaworski LLP has rendered its tax opinion to FMBC addressing the U.S. federal income tax consequences of the merger as described below. Copies of these tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4. In addition, the obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Prosperity and FMBC of opinions from Bracewell & Giuliani LLP and Fulbright & Jaworski LLP, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing opinions may be waived by both Prosperity and FMBC. Neither Prosperity nor FMBC currently intends to waive the conditions related to the receipt of the closing opinions. However, if these conditions were waived, FMBC would re-solicit the approval of its stockholders prior to completing the merger. In addition, the obligation of each of Bracewell & Giuliani LLP and Fulbright & Jaworski LLP to deliver such closing opinions is conditioned on the merger satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if Prosperity common stock constitutes at least 40% of the value of the total merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

These opinions are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement. In rendering their tax opinions, each counsel relied and will rely upon representations and covenants, including those contained in certificates of officers of Prosperity and FMBC, reasonably satisfactory in form and substance to each such counsel, and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. In addition, we have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.

Except as otherwise indicated, the following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Holders that Receive a Combination of Prosperity Common Stock and Cash

If a U.S. holder’s adjusted tax basis in the FMBC common stock surrendered is less than the sum of the fair market value of the shares of Prosperity common stock and the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) received by the U.S. holder pursuant to the merger, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, minus the adjusted tax basis of the FMBC shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of Prosperity common stock). However, if a U.S. holder’s adjusted tax basis in the FMBC shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a U.S. holder of FMBC shares acquired different blocks of FMBC shares at different times or different prices, the U.S. holder should consult the U.S. holder’s tax advisor regarding the manner in which gain or loss should be determined for each identifiable block. Except to the extent any cash received is treated as a dividend as discussed below, any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the FMBC shares surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns Prosperity common stock other than Prosperity common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of such U.S. holder’s ratable share of accumulated earnings and profits (as calculated for U.S. federal income tax purposes). In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

The aggregate tax basis of the Prosperity common stock received (including any fractional share interests deemed received and redeemed for cash as described below under “—Cash Instead of a Fractional Share”) by a U.S. holder that exchanges its FMBC shares for a combination of Prosperity common stock and cash as a result of the merger will be the same as the aggregate tax basis of the FMBC shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange (excluding cash received in lieu of a fractional share of Prosperity common stock) plus the amount of any gain or dividend income recognized upon the exchange (excluding any gain recognized as a result of any cash received in lieu of a fractional share of Prosperity common stock). The holding period of the Prosperity common stock received (including any fractional share deemed received and redeemed) will include the holding period of the FMBC shares surrendered. A U.S. holder receiving a combination of Prosperity common stock and cash should consult its own tax advisor regarding the manner in which cash and Prosperity common stock should be allocated among the U.S. holder’s FMBC shares and the manner in which the above rules would apply in the holder’s particular circumstance.

U.S. Holders that Receive Solely Cash due to Exercise of Dissenters’ Rights

Upon the proper exercise of dissenters’ rights, the exchange of FMBC shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the FMBC shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the FMBC shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns Prosperity common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of Prosperity common stock, the U.S. holder will be treated as having received a fractional share of Prosperity common stock pursuant to the merger and then as having exchanged the fractional share of Prosperity common stock for cash in a redemption by Prosperity. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate tax basis (calculated in the manner as set forth above under “—U.S. Holders that Receive a combination of Prosperity Common Stock and Cash”) allocable to the fractional share of Prosperity common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the FMBC common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of FMBC common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Prosperity common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S.

holder pursuant to the merger and (b) its adjusted tax basis in the shares of FMBC common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of FMBC common stock exchanged in the merger.

Backup Withholding

If a U.S. holder is a non-corporate holder of FMBC common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•	furnishes a correct taxpayer identification number, certifying that it is not subject to backup withholding on IRS Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

If a U.S. holder that receives Prosperity common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the FMBC common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any FMBC stockholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of FMBC or (z) owned FMBC securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of FMBC common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, FMBC’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for FMBC and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Prosperity in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Prosperity issued after the merger will reflect the results attributable to the acquired operations of FMBC beginning on the date of completion of the merger.

Restrictions on Resales of Prosperity Common Stock Received in the Merger

The shares of Prosperity common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Prosperity common stock issued to any FMBC stockholder who may be deemed to be an “affiliate” of Prosperity after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with Prosperity at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of Prosperity. Former FMBC stockholders who are not affiliates of Prosperity after the completion of the merger may sell their shares of Prosperity common stock received in the merger at any time. Former FMBC stockholders who become affiliates of Prosperity after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of Prosperity. This proxy statement/prospectus does not cover resales of Prosperity common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

The merger must be approved by the Federal Reserve. Prosperity intends to file any required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval after the regulatory applications required for the bank merger (as described below) are accepted.

The merger of F&M Bank with and into Prosperity Bank requires the approval of the FDIC and the TDB. On November 15, 2013, Prosperity Bank filed an application with the FDIC and the TDB to obtain approval of the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While FMBC and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Furthermore, the SBLF Redemption also requires the consent of the Federal Reserve. In order to fund the SBLF Redemption, F&M Bank intends to declare an extraordinary cash dividend, which will require the approval of the Federal Reserve and the OBD. On [—], 2013, F&M Bank filed a request with the Federal Reserve and the OBD to obtain approval to declare an extraordinary cash dividend to fund the SBLF Redemption, and FMBC filed a request with the Federal Reserve to obtain its consent to consummate the SBLF Redemption.

The merger cannot proceed in the absence of these required regulatory approvals. The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

Prosperity and FMBC are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Dissenters’ Rights of FMBC Stockholders

General. Under Delaware law, holders of FMBC common stock are entitled to dissenters’ rights of appraisal in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL, referred to as Section 262. Pursuant to Section 262, FMBC stockholders who do not vote in favor of the merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Chancery Court if the merger is completed. It is possible that the fair value as determined by the Delaware Chancery Court may be more or less than, or the same as, the merger consideration. FMBC stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under the DGCL.

FMBC stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. FMBC stockholders wishing to preserve their rights to appraisal must make a demand for appraisal as described below.

The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting FMBC stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Appendix C to this proxy statement/prospectus.

Under Section 262, FMBC is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice.

This document constitutes FMBC’s notice to its stockholders of the availability of appraisal rights in connection with the merger under Section 262 of the general corporation law of the State of Delaware.

How to Exercise and Perfect Your Right to Dissent. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Appendix C to this proxy statement/prospectus and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of FMBC common stock, you must:

•	NOT vote your shares of FMBC common stock in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby;

•	deliver to FMBC a written demand for appraisal of your shares before the date of the special meeting, as described further below under “—Written Demand and Notice”;

•	continuously hold your shares of FMBC common stock through the date the merger is consummated;

•	otherwise comply with the procedures set forth in Section 262.

If you sign and return a proxy card that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy, unless the proxy is revoked, will be voted for the adoption of the reorganization agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote “AGAINST” the adoption and approval of the reorganization agreement and the transactions contemplated thereby or abstain from voting on such proposal.

Only a holder of record of shares of FMBC common stock, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on their stock certificates, and must state that such person intends thereby to demand appraisal of his or her shares of FMBC common stock in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to FMBC. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

If the shares of FMBC common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of FMBC common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of FMBC common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby will not have a right to have the fair market value of their shares of FMBC common stock determined. However, failure to vote in favor of the reorganization agreement is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to FMBC before the special meeting a written demand for payment of the fair value of the FMBC common stock held by you. Stockholders are encouraged to review the financial information set forth in this proxy statement/prospectus before deciding whether to exercise their appraisal rights.

Written Demand and Notice. A written demand for appraisal should be filed with FMBC before the FMBC special meeting. The demand notice shall be sufficient if it reasonably informs FMBC of your identity and that you wish to seek appraisal with respect to your shares of FMBC common stock. All demands should be delivered to:

F&M Bancorporation

1330 South Harvard Avenue

Tulsa, Oklahoma 74112

Attention: President and Secretary

The combined company, within 10 days after the effective date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the merger that the merger has become effective.

Judicial Appraisal. Within 120 days after the effective date of the merger, the combined company or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the common stock of FMBC held by all such stockholders. The combined company is under no obligation to and has no present intention to file a petition and holders should not assume that the combined company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. At the hearing on the petition, the Delaware Court of Chancery shall determine which stockholders are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery so an appropriate legend can be placed on them. Failure to comply with this requirement may result in the dismissal of the appraisal proceedings with respect to you.

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. In determining the fair value of the shares the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment.

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the reorganization agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of FMBC common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the FMBC common stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the merger.

Request for Appraisal Data. If you submit a written demand for appraisal of your shares of FMBC common stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the combined company within 120 days after the effective date of the merger, receive a written statement identifying (1) the aggregate number of shares of FMBC common stock which were not voted in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby and with respect to which FMBC has received written demands for appraisal; and (2) the aggregate number of holders of such shares. The combined company will mail this statement to you within 10 days after receiving your written request. If no petition is filed by either the combined company or any dissenting stockholder within the 120-day period after the effective date of the merger, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the combined company will file a petition with respect to the appraisal of the fair value of their shares or that the combined company will initiate any negotiations with respect to the fair value of those shares. The combined company will be under no obligation to take any action in this regard and Prosperity and FMBC have no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of FMBC common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Withdrawal. Even if you submit a written demand for appraisal of your shares of FMBC common stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective date of the merger, except that any such attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of the combined company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered under the reorganization agreement within 60 days after the effective date of the merger. If you withdraw your demand, you will be deemed to have accepted the terms of the reorganization agreement, which are summarized in this document and which is attached in its entirety as Appendix A.

Income Tax Consequences. See “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger” on page 56 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Appendix C to this proxy statement/prospectus. FMBC urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

PROPOSAL TO ADJOURN THE SPECIAL MEETING

Adjournment Proposal

FMBC’s board of directors wishes to be able to adjourn the special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies with respect to the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby if there are insufficient votes at the time of such adjournment to adopt such proposal. If FMBC stockholders approve the adjournment proposal, FMBC could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption and approval of the reorganization agreement and the transactions contemplated thereby. Additionally, FMBC’s board of directors may seek to adjourn the special meeting if a quorum is not present at the special meeting. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting.

Vote Required and Recommendation of the Board of FMBC

Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Under Delaware law, (i) abstentions are considered to be “present” and “entitled to vote” at the special meeting, and as a result abstentions with have the effect of a vote “AGAINST” this proposal, and (ii) shares underlying broker non-votes are not considered to be “entitled to vote” at the special meeting, and as a result, broker non-votes will have no effect on the outcome of this proposal. Any signed proxies received by FMBC for which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby.

FMBC’s board of directors believes that it is in the best interests of FMBC and its stockholders to be able to adjourn the special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies in respect of the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby if there are insufficient votes at the time of such adjournment to adopt such proposal.

FMBC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF FMBC AND PROSPERITY

The rights of stockholders of FMBC under the certificate of formation and bylaws of FMBC will differ in some respects from the rights that stockholders of FMBC will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of Prosperity’s articles of incorporation and bylaws have been previously filed by Prosperity with the SEC. Copies of FMBC’s certificate of formation and bylaws are available upon written request from FMBC.

Certain differences between the provisions contained in the certificate of formation and bylaws of FMBC, and the articles of incorporation and bylaws of Prosperity, as such differences may affect the rights of stockholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law and the certificate of formation and bylaws of FMBC and the articles of incorporation and bylaws of Prosperity.

Summary of Material Differences Between Current Rights of

Stockholders of FMBC and Rights Those Persons

Will Have as Shareholders of Prosperity Following the Merger

	FMBC	Prosperity
Capitalization:	The certificate of incorporation of FMBC authorizes the issuance of up to 4,000,000 shares of common stock, par value $0.01 per share, and up to 100,000 shares of preferred stock, par value $0.01 per share.	The articles of incorporation of Prosperity authorize the issuance of up to 200,000,000 shares of common stock, par value $1.00 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.

Corporate Governance:	The rights of FMBC stockholders are governed by Delaware law and the certificate of incorporation and bylaws of FMBC.	The rights of Prosperity shareholders are governed by Texas law and the articles of incorporation and bylaws of Prosperity.

Convertibility of Stock:	FMBC common stock is not convertible into any other securities of FMBC.	Prosperity common stock is not convertible into any other securities of Prosperity.

Preemptive Rights:

Under Delaware law, there are no preemptive rights unless expressly provided in the corporation’s certificate of incorporation.

The certificate of incorporation and bylaws of FMBC do not provide for preemptive rights.

Under Texas law, there are no preemptive rights unless expressly provided in the corporation’s articles of incorporation.

The articles of incorporation and bylaws of Prosperity do not provide for preemptive rights.

Election of Directors:	Under Delaware law, directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present, unless otherwise provided in the certificate of incorporation or the bylaws of a corporation.	Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the articles of incorporation or the bylaws of a corporation.

	FMBC	Prosperity
	Directors of FMBC are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. FMBC stockholders are not permitted to cumulate their votes in the election of directors. Each share of FMBC common stock has one vote for each nominee for director.	Directors of Prosperity are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Prosperity shareholders are not permitted to cumulate their votes in the election of directors. Each share of Prosperity stock has one vote for each nominee for director.

Removal of Directors and Board Vacancies:

Unless otherwise provided in the certificate of incorporation of a corporation, in the case of a corporation whose board is classified, Delaware law provides that any director or the entire board of directors may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

FMBC’s certificate of incorporation and bylaws provide that any director or the entire board of directors may be removed, but only for cause and only by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

Any vacancies occurring on the FMBC board of directors may be filled by the affirmative vote of a majority of the remaining FMBC directors, or if not so filled, by the stockholders of FMBC; and any directors so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

FMBC’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of stockholders. The classification makes it more difficult to change the composition of FMBC’s board of directors because at least two annual meetings of stockholders are required to change control of the board.

Unless otherwise provided in the articles of incorporation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

Prosperity’s bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

Any vacancies occurring on the Prosperity board of directors may also be filled by the remaining Prosperity directors; and any directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

Prosperity’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to change the composition of Prosperity’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

	FMBC	Prosperity
Vote Required for Certain Shareholder Actions:

Delaware law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders, unless the vote of a different number is required by law or the corporation’s certificate of incorporation or bylaws.

Under Delaware law, the affirmative vote of the holders of at least a majority of the outstanding stock of the corporation entitled to vote thereon is required to approve a merger or consolidation.

Each share of FMBC common stock has one vote for each matter properly brought before the stockholders.

FMBC’s bylaws provide that, except as provided by law, the certificate of incorporation or the bylaws, in all matters, other than the election of directors, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the subject matter shall be the act of the stockholders.

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the articles of incorporation or the bylaws.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the articles of incorporation.

Under Texas law, a corporation’s articles of incorporation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

Each share of Prosperity common stock has one vote for each matter properly brought before the shareholders.

Prosperity’s articles of incorporation provide that the vote or concurrence of the holders of a majority of the shares of Prosperity stock entitled to vote at a meeting at which a quorum is present shall be the act of the shareholders. With respect to any matter for which the affirmative vote of a portion of the Prosperity stock entitled to vote greater than a majority of such shares is required by the Texas Business Organizations Code, the affirmative vote of the holders of a majority of the Prosperity stock entitled to vote on the matter shall be the act of the shareholders.

	FMBC	Prosperity
Amendment of Articles of Incorporation or Certificate of Formation:

Under Delaware law, a corporation’s certificate of incorporation may be amended by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote on the amendment, and, if entitled to vote by class of shares, by the holders of at least a majority of the outstanding stock of each class entitled to vote on the amendment.

FMBC’s certificate of incorporation may be amended upon the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon, except that the provisions set forth in Article V (Board of Directors), Article VI (Director Liability), Article VII (Interested Stockholders), Article VIII (Stockholder Action Without a Meeting), Article IX (Stockholder Nominations and Proposals), Article X (Company Right of First Refusal), and Article XI (Amendment to Certificate of Incorporation) may not be amended in any respect unless approved by the affirmative vote of holders of not less than two-thirds of the outstanding shares of capital stock of FMBC entitled to vote generally in the election of directors (considered for this purposes as a single class) at a meeting of the stockholders called for such purpose.

Under Texas law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s articles of incorporation.

Prosperity’s articles of incorporation may be amended upon the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon.

Amendment of Bylaws:

Under Delaware law, the power to amended the bylaws shall be in the stockholders entitled to vote, and the corporation may, in its certificate of incorporation, confer the power to amend the bylaws upon the directors; provided, however, that the fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power, to amend the bylaws.

FMBC’s certificate of incorporation provides that the bylaws may be amended by FMBC’s board of directors; provided, however, that the

Under Texas law, unless a corporation’s articles of incorporation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

Prosperity’s bylaws provide that the bylaws may be amended only by Prosperity’s board of directors and Prosperity’s shareholders do not have power to adopt, amend or repeal the bylaws.

	FMBC	Prosperity
grant of such authority shall not divest FMBC’s stockholders of the power, nor limit their power, to amend the bylaws. FMBC’s bylaws provide that the bylaws may be amended by the board of directors of FMBC or the stockholders of FMBC, and all such amendments must be approved by either (a) the holders of a majority of the outstanding capital stock entitled to vote thereon; provided, however, that the affirmative vote of stockholders holding at least two-thirds of the issued and outstanding shares entitled to vote at a meeting at which the matter is to be voted upon must be obtained in order to amend any of the provisions of Section 2 (Annual Meeting), Section 10 (Action by Written Consent) and Section 11 (Stockholder Business to be Conducted at a Meeting) of Article I; Section 1 (Number of Directors), Section 2 (Classified Board of Directors), Section 3 (Election of Directors), Section 4 (Resignation of Directors), Section 5 (Removal of Directors Only for Cause) and Section 6 (Filling of Vacancies on the Board of Directors) of Article II; and Section 1 (Amendments) of Article VI, or (b) a majority of the entire board of directors of FMBC then in office.

Shareholder Actions Without a Meeting:

Under Delaware law, unless otherwise provided in the certificate of incorporation, stockholders may act without a meeting if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

FMBC’s certificate of incorporation and bylaws provide that stockholders may act without a meeting if a written consent is signed by holders of shares having not less than the minimum number of votes that would be

Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s articles of incorporation allow less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

Prosperity’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

	FMBC	Prosperity
necessary to take such action at a meeting at which the holders of all shares entitled to vote on such action were present and voted.

Special Meetings of Shareholders:

Under Delaware law, special meetings of the stockholders of a corporation may be called by the board of directors of the corporation or by such person or persons as may be authorized by the certificate of incorporation or bylaws of the corporation.

FMBC’s bylaws provide that special meetings of stockholders (a) may be called by (i) the Chairman of the Board of FMBC (if there is one), (ii) FMBC’s Chief Executive Officer, or (iii) FMBC’s President, and (b) will be called by any such officer at the written request of (i) a stockholder owning at least 15% of the total outstanding shares of the capital stock of FMBC entitled to vote generally for the election of directors, or (ii) a majority of the board of directors of FMBC.

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the articles of incorporation or bylaws of the corporation. A special meeting may also be called by the percentage of shares specified in the articles of incorporation, not to exceed 50 % of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

Prosperity’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, by the Chief Executive Officer, by the President, by a majority of the board of directors or by the holders of not less than 50% of the outstanding shares entitled to vote at the proposed special meeting.

Nomination of Directors:	Nominations for the election to the FMBC board of directors may be made at any annual or special meeting of stockholders by the board of directors of FMBC or by any stockholder entitled to vote in the election of directors; provided, that such stockholder gives written notice thereof to the Secretary of FMBC not less than 30 days nor more than 60 days prior to any such meeting and such notice conforms to the requirements for stockholder nominations set forth in the bylaws of FMBC.	Nominations for election to the Prosperity board of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention. To be timely, notice given in the context of an annual meeting of shareholders must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of an annual meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the

	FMBC	Prosperity
annual meeting. Prosperity’s chairman of the board will determine whether a nomination is made in accordance with these procedures.

Shareholder Proposal of Business:	Proposals for business to be brought before any annual or special meeting of stockholders may be made by the board of directors of FMBC or by any stockholder entitled to vote in the election of directors; provided, that such stockholder gives written notice thereof to the Secretary of FMBC not less than 30 days nor more than 60 days prior to any such meeting and such notice conforms to the requirements for stockholder proposals set forth in the bylaws of FMBC.	Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. The chairman of any meeting of shareholders will determine whether the business was properly brought before the meeting.

Indemnification:

Delaware law generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if the person (i) acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and

Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not

FMBC	Prosperity

(ii) in a criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Delaware law also permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for the expenses which such court deems to be proper.

To the extent that a current or former director or officer is successful on the merits or otherwise in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby. The indemnification and advancement of expenses provided by Delaware law do not exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

Prosperity’s articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Prosperity as a director, officer, partner or trustee of another entity.

	FMBC	Prosperity

Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that person is not entitled to be so indemnified.

FMBC’s bylaws provide for mandatory indemnification to the fullest extent allowed by Delaware law.

Limitation of Director Liability:

Delaware law provides that the certificate of incorporation of a corporation may provide that a director of the corporation is not personally liable, or is personally liable only to the extent provided by the certificate of incorporation, to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporations Law, or (iv) for any transaction from which the director derived an improper personal benefit.

FMBC’s certificate of incorporation limits the personal liability of directors to the fullest extent allowed by Delaware law. In addition, FMBC’s bylaws provide that FMBC shall have the power to purchase and maintain insurance on behalf of the directors of FMBC against any liability incurred by the directors in such capacity or arising out of such person’s status as such.

Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

Prosperity’s articles of incorporation and bylaws provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law.

Prosperity’s articles of incorporation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

	FMBC	Prosperity
Right of First Refusal	FMBC’s certificate of incorporation provides that if any stockholder of FMBC proposes to transfer or otherwise dispose of their shares of FMBC common stock, the stockholder must first given written notice to FMBC of the proposed transfer, and FMBC will have the exclusive right for 45 days after the delivery of such notice to elect to purchase all, but not less than all, of the shares proposed to be transferred upon the same terms and conditions as the proposed transfer; provided, however, that FMBC may purchase such shares with the cash equivalent of any non-cash consideration proposed to be offered.	Prosperity common stock is not subject to a right of first refusal in favor of Prosperity.

TEXAS ANTI-TAKEOVER STATUTES

Prosperity is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the Texas Business Organizations Code (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of an at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the Texas Business Organization Code are not applicable to:

•	the business combination of a corporation:

(a)	where the corporation’s original articles of incorporation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organization Code;

(b)	that adopted an amendment to its articles of incorporation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organization Code; or

(c)	that adopts an amendment to its articles of incorporation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of an at least two-thirds majority of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organization Code;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a)	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b)	would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•	a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•	a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•	a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Prosperity’s articles of incorporation nor Prosperity’s bylaws contains any provision expressly providing that Prosperity will not be subject to the affiliated business combinations provisions of the Texas Business Organization Code. The affiliated business combinations provisions of the Texas Business Organization Code may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity, even if such event(s) would be beneficial to its shareholders.

BUSINESS OF FMBC

General

FMBC was incorporated as a Delaware corporation in 2003 to serve as a bank holding company for F&M Bank. FMBC does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for F&M Bank. Its primary activities are to provide assistance in the management and coordination of F&M Bank’s financial resources. FMBC has no significant assets other than all of the outstanding common stock of F&M Bank. FMBC derives its revenues primarily from the operations of F&M Bank in the form of dividends received from F&M Bank.

F&M Bank was chartered as an Oklahoma state bank in 1949 under the name of Farmers and Merchants State Bank of Tulsa. Since their inception, both FMBC and F&M Bank have generally grown organically.

As a bank holding company, FMBC is subject to supervision and regulation by the Board of Governors of the Federal Reserve System in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of September 30, 2013, FMBC had, on a consolidated basis, total assets of approximately $2.47 billion, total deposits of approximately $2.24 billion, total loans (net of unearned discount and allowance for loan losses) of approximately $1.85 billion, and total stockholders’ equity of approximately $169.57 million. FMBC does not file reports with the SEC. FMBC does, however, voluntarily provide certain financial reports, including annual audited financial statements, to its stockholders.

Products and Services

F&M Bank is a traditional commercial bank offering a wide variety of services to satisfy the needs of its consumer and commercial customers, most of which are located in FMBC’s primary market areas. F&M Bank primarily serves as a commercial lender to small and medium-sized manufacturing, wholesale, retail and energy-related businesses, medical practices and other businesses primarily for working capital needs and business expansions. Consumer loans, which are immaterial to F&M Bank in the aggregate, include loans for the purposes of financing items such as single-family residential homes, automobiles, recreational vehicles, household goods, home improvements, education and personal investments. F&M Bank also provides business and personal depository products and services, including checking and savings accounts, certificates of deposit, money market accounts, debit cards, online banking, direct deposit services, business accounts and cash management services. F&M Bank’s business is not seasonal in any material respect.

Market Areas

F&M Bank currently has ten banking centers in Tulsa, Oklahoma and three banking centers in Dallas, Texas. F&M Bank’s business is not dependent on one or a few major customers.

Competition

The table below lists F&M Bank’s deposit market share as of June 30, 2013 for certain significant market areas (including Metropolitan Statistical Areas) in which F&M Bank provides services.

Market Area	Deposit Market Rank(1)	Number of Branches	Deposits in Market (In thousands)	Deposit Market Share (%)
Tulsa, OK	2nd	9	$1,851,334	8.40%
Dallas, TX	46th	3	$357,852	0.19%

(1)	Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits, reported as of June 30, 2013.

Each activity in which FMBC is engaged involves competition with other banks, as well as nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, FMBC competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. FMBC also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which FMBC competes may have capital resources and legal loan limits substantially higher than those maintained by FMBC.

Employees

As of September 30, 2013, FMBC had approximately 400 full-time equivalent employees, none of whom is covered by a collective bargaining agreement.

Legal Proceedings

There are no threatened or pending legal proceedings against FMBC which, if determined adversely, would, in the opinion of management, have a material adverse effect on FMBC’s business, financial condition, results of operations or cash flows.

BENEFICIAL OWNERSHIP OF FMBC COMMON STOCK BY

MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF FMBC

The following table sets forth certain information regarding the beneficial ownership of FMBC common stock as of December 15, 2013 by: (1) each person who is known by FMBC to beneficially own 5% or more of FMBC’s common stock; (2) each director of FMBC; (3) the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of FMBC, or FMBC’s “named executive officers;” and (4) all directors and executive officers of FMBC as a group. Unless otherwise indicated, based on information furnished by such stockholders, management of FMBC believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each stockholder is the same as the address of FMBC.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Stockholders Who are Not Directors or Executive Officers
One Rich Hill Land Ltd.	416,007	(2)	10.83%
Wellington Management Company, LLP	315,000	(3)	8.20

Directors and Named Executive Officers
Anthony B. Davis	528,615	(4)	13.77
Eric L. Davis	493,856	(5)	12.86
Robert E. Lorton	263,301	(6)	6.86
Brenda B. Davis	127,571	(7)	3.32
W. Jeffrey Pickryl	84,273	(8)	2.19
Stephen C. Raffaele	81,878	(9)	2.13
Donne W. Pitman	61,212	(10)	1.59
Jay L. Helm	52,459	(11)	1.37
Frank W. Murphy, III	37,989	(12)	*
Robert B. Rosene, Jr.	23,440	(13)	*
John T. McNicholas	8,750	(14)	*
R. Wayne Booth	9,175	(15)	*
Jim L. Pierce	4,225	(16)	*
Directors and Executive Officers as a group (13 persons)	1,360,737	(17)	35.43%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 3,840,245 shares of FMBC’s common stock issued and outstanding as of December 15, 2013 (rounded to the nearest tenth of a percent).
(2)	Represents 416,007 shares held by One Rich Hill Land Ltd., a Texas limited partnership (the “Partnership”). One Rich Hill Mining LLC is the general partner of the Partnership (the “General Partner”) and may be deemed to beneficially own such shares. The address of both the Partnership and the General Partner is 5408 Hulen Street, Fort Worth, TX 76132. Anthony Davis and Eric Davis may also be deemed to beneficially own such shares as a result of their control of the General Partner.
(3)	Consists of 140,900 shares held by Bay Pond Partners, L.P., 78,800 shares held by Bay Pond Investors USB, LLC, 39,300 shares held by Ithan Creek Investors USB, LLC, 7,200 shares held by Ithan Creek Investors II USB, LLC, 25,700 shares held by Wolf Creek Partners, L.P., and 23,100 shares held by Wolf Creek Investors USB, LLC. Wellington Management Company, LLP (“Wellington Management”) is an investment advisor registered under the Investment Advisers Act of 1940, as amended, and serves as an advisor to these entities. Wellington Management, in such capacity, may be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares held by its client accounts. The address for Wellington Management is 280 Congress Street, Boston, MA 02210.
(4)	Represents 31,104 shares held by Anthony Davis directly, 2,800 shares held by various trusts of which Anthony Davis serves as the trustee, 78,704 shares of FMBC restricted stock, and 416,007 shares held by the Partnership. Anthony Davis and Eric Davis may be deemed to beneficially own the shares held by the Partnership as a result of their control of the General Partner.

(5)	Represents 4,732 shares held by Eric Davis directly, 310 shares held by a minor child of Eric Davis, 72,807 shares of FMBC restricted stock, and 416,007 shares held by the Partnership. Anthony Davis and Eric Davis may be deemed to beneficially own the shares held by the Partnership as a result of their control of the General Partner.
(6)	Represents 263,231 shares held by Mr. Lorton directly and 70 shares held by Mr. Lorton’s spouse.
(7)	Represents 120,033 shares held by various trusts of which Ms. Davis serves as trustee and 7,538 shares held in Ms. Davis’ individual retirement account.
(8)	Represents 18,697 shares held by Mr. Pickryl directly, 1,410 shares held in Mr. Pickryl’s individual retirement account, and 64,166 shares of FMBC restricted stock.
(9)	Represents 15,017 shares held by Mr. Raffaele directly, 6,097 shares held in Mr. Raffaele’s individual retirement account, and 60,764 shares of FMBC restricted stock.
(10)	Represents 35,712 shares held by Mr. Pitman directly and 25,500 shares held by a trust of which Mr. Pitman serves as one of the trustees.
(11)	Represents 24,959 shares held by Mr. Helm directly and 27,500 shares held in Mr. Helm’s individual retirement account.
(12)	Represents 37,989 shares held in various trusts of which Mr. Murphy serves as trustee.
(13)	Represents 23,440 shares held by RDBMPR LLC (“RDBMPR”), of which Mr. Rosene is one of two managers and one of five members. The address of RDBMPR is 3226 E. 62nd Street, Tulsa, OK 74136.
(14)	Represents 8,750 shares held by Mr. McNicholas directly.
(15)	Represents 175 shares held by Mr. Booth directly, 750 shares held in a trust of which Mr. Booth serves as trustee, and 8,250 shares of FMBC restricted stock.
(16)	Represents 1,100 shares held in Mr. Pierce’s individual retirement account and 3,125 shares held by Mr. Pierce in joint tenancy with his wife.
(17)	For purposes of this calculation, the 416,007 shares owned by the Partnership, which may be deemed to be beneficially owned by Anthony Davis and Eric Davis as a result of their control of the General Partner, have only been counted once.

BENEFICIAL OWNERSHIP OF PROSPERITY COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PROSPERITY

The following table sets forth certain information regarding the beneficial ownership of Prosperity common stock as of December 15, 2013, by (1) directors and named executive officers of Prosperity, (2) each person who is known by Prosperity to own beneficially 5% or more of the Prosperity common stock and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Prosperity believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Prosperity.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders
BlackRock, Inc.	3,364,324	(2)	5.10%

Directors and Named Executive Officers
Chris Bagley	84,543	(3)	*
James A. Bouligny	322,112	(4)	*
W. R. Collier	261,161	(5)	*
William H. Fagan, M.D.	824,122	(6)	1.25
Leah Henderson	17,107	(7)	*
Randy Hester	159,880	(8)	*
David Hollaway	143,002	(9)	*
Ned S. Holmes	427,171	(10)	*
Perry Mueller, Jr., D.D.S.	272,172	(11)	*
Charlotte M. Rasche	16,548	(12)	*
Harrison Stafford II	292,206	(13)	*
Robert Steelhammer	254,920	(14)	*
H. E. Timanus, Jr.	337,038	(15)	*
David Zalman	695,033	(16)	1.05
Directors and Executive Officers as a Group (14 persons)	4,107,015	(17)	6.22%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 65,959,559 shares of Prosperity common stock outstanding as of December 15, 2013. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Prosperity common stock held by such shareholder or group and exercisable within 60 days.
(2)	The address for the shareholder is 40 East 52nd Street, New York, NY 10022. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with SEC on February 11, 2013 by BlackRock, Inc. Includes shares held by each of BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors (UK) Limited, BlackRock International Limited, BlackRock Japan Co. Ltd. and BlackRock Investment Management (UK) Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Prosperity common stock. No one person’s interest in the Prosperity common stock is more than 5% of Prosperity’s total outstanding common shares.
(3)	Includes 16,146 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Bagley.
(4)	Of the shares beneficially owned by Mr. Bouligny, 28,600 shares are pledged as collateral.
(5)	Includes 234,542 shares held by Mr. Collier individually, 22,164 shares held by The Collier Foundation, for which Mr. Collier serves as President, 1,227 shares held by Mr. Collier as Trustee of the Separate Trust for R.G. Collier as Established by the Robert F. Collier Asset Trust Agreement, 470 shares held by Caprock Acres, Inc., for which Mr. Collier serves as President, 1,947 shares held by Mr. Collier’s spouse and 811 shares held by an individual retirement account for Mr. Collier’s spouse.

(6)	Includes 3,337 shares held of record by Dr. Fagan’s spouse and 7,951 shares held by limited partnership with which Dr. Fagan is associated.
(7)	Includes 10,038 shares held of record in the Leah Boomer Huffmeister Henderson Trust, over which Ms. Henderson has voting power, and 5,369 shares held by the Kellie Huffmeister Trust, of which Ms. Henderson is the trustee.
(8)	Includes 43,732 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hester and 20,356 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hester’s spouse.
(9)	Includes 2,318 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hollaway’s spouse, 3,473 shares of stock held of record by Mr. Hollaway’s spouse and 20,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(10)	Includes 2,000 shares held of record by Mr. Holmes’ spouse, 70,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 105,773 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 48,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 8,820 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.
(11)	Includes 189,695 shares held of record by an IRA account, 63,354 shares held of record in a special trust, of which Dr. Mueller is the trustee, and 3,270 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 3,270 shares held of record by his spouse.
(12)	Includes 1,148 shares held of record by Prosperity’s 401(k) Plan as custodian for Ms. Rasche.
(13)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner, 5,706 shares held of record by Dixie II Investments Ltd., of which Mr. Stafford is general partner, and 3,200 shares held of record by Mr. Stafford’s wife. Of the shares beneficially owned by Mr. Stafford, 56,800 shares are pledged as collateral.
(14)	Includes 820 shares held of record by an IRA account. Of the shares beneficially owned by Mr. Steelhammer, 85,000 shares are pledged as collateral
(15)	Includes 249,760 shares held of record by Dooley Investments, Ltd., of which Mr. Timanus and his wife are the general partners.
(16)	Includes 15,840 shares held of record by Mr. Zalman as custodian for his minor children, 70,000 shares which may be acquired within 60 days pursuant to the exercise of stock options and 200,000 shares held of record by the David and Vicki Jo Zalman 2006 Childrens’ Trust, of which Daniel Zalman, Mr. Zalman’s brother, serves as trustee. Mr. Zalman disclaims beneficial ownership of the shares held in the Childrens’ Trust and including them in this table is not an admission that Mr. Zalman is the beneficial owner of these shares for any purpose. Of the shares beneficially owned by Mr. Zalman, 30,050 shares are pledged as collateral.
(17)	Includes 90,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Prosperity

Prosperity common stock is listed on the New York Stock Exchange under the symbol “PB.” Quotations of the sales volume and the closing sales prices of the common stock of Prosperity are listed daily on the New York Stock Exchange listings.

The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the Prosperity common stock as reported by the NASDAQ Global Market (through December 27, 2011) and by the New York Stock Exchange (beginning December 28, 2011) and the cash dividends declared per share:

		High	Low	Cash Dividends Per Share
2011	First Quarter	$42.92	$38.23	$0.1750
	Second Quarter	46.75	40.83	0.1750
	Third Quarter	46.87	30.91	0.1750
	Fourth Quarter	41.74	31.31	0.1950

2012	First Quarter	$47.66	$39.66	$0.1950
	Second Quarter	47.31	39.87	0.1950
	Third Quarter	45.40	38.90	0.1950
	Fourth Quarter	43.54	38.56	0.2150

2013	First Quarter	$47.56	$42.38	$0.2150
	Second Quarter	52.40	44.33	0.2150
	Third Quarter	62.00	51.85	0.2150
	Fourth Quarter (through December 19, 2013)	65.49	61.18	—

FMBC stockholders are advised to obtain the current stock quotation for Prosperity common stock. The market price of Prosperity common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger. Because the number of shares of Prosperity common stock to be issued in the merger is fixed, the value of the total merger consideration you will receive will fluctuate based on the market price of the Prosperity common stock. Further, the cash portion of the merger consideration is subject to decrease based on the equity capital of FMBC. Accordingly, you will not know the exact amount of cash or the value of the stock portion of the merger consideration you will receive in connection with the merger when you vote on the reorganization agreement. FMBC believes that its equity capital will be less than the required amount of $120,000,000 on the closing date of the merger. For an explanation of how the merger consideration will be decreased, please see “Proposal to Approve the Reorganization Agreement—Terms of the Merger.”

After the merger, Prosperity currently expects to pay (when, as and if declared by Prosperity’s board of directors out of funds legally available for that purpose) regular quarterly cash dividends. While Prosperity currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Prosperity common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

As a holding company, Prosperity is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements.

FMBC

There is no established public trading market for the common stock of FMBC, and no market for FMBC’s common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in FMBC’s common stock, and FMBC’s common stock is not listed or quoted on any stock exchange or automated quotation system. Until January 1, 2013, FMBC acted as the transfer agent and registrar for its shares of common stock. Beginning on January 1, 2013, Computershare Trust Company, N.A. became the transfer agent for FMBC’s common stock. As of [—], 2014, there were approximately [—] holders of FMBC’s common stock.

FMBC became aware of trades of shares of its common stock because it acted as its own transfer agent until January 1, 2013. As of January 1, 2013, FMBC became aware of trades of shares of its common stock because it works closely with its transfer agent and because FMBC has a right of first refusal set forth in its Certificate of Incorporation. The following table sets forth the high and low sales prices (to the extent known to management of FMBC) for trades of FMBC common stock for the periods shown:

		High	Low	Number of Trades	Number of Shares Traded
2011	First Quarter	—	—	0	0
	Second Quarter	$45.00	$45.00	1	500
	Third Quarter	—	—	0	0
	Fourth Quarter	$32.00	$32.00	1	14,062

2012	First Quarter	—	—	0	0
	Second Quarter	$32.50	$32.50	1	500
	Third Quarter	$32.00	$32.00	1	1,000
	Fourth Quarter	$59.00	$59.00	1	300

2013	First Quarter	$42.00	$42.00	1	11,503
	Second Quarter	$40.00	$36.50	2	2,200
	Third Quarter	$40.00	$40.00	1	5,000
	Fourth Quarter (through December 19, 2013)	$—	—	0	0

The most recent trade of FMBC’s common stock occurred on August 12, 2013, when 5,000 shares were traded at a price of $40.00 per share. There have been other limited transfers of FMBC’s common stock that are not reflected in the table above which were excluded because they were transferred between related parties (as gifts, by will or intestate succession, or transfers from trustees or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of FMBC’s common stock.

FMBC is not currently obligated to register its common stock or, upon any registration, to create a market for its common stock.

The following table sets forth the cash dividends FMBC has paid per share of its common stock for the periods shown:

		Amount per Share
2011	First Quarter		$0.40
	Second Quarter		$0.40
	Third Quarter		$0.40
	Fourth Quarter		$0.40

2012	First Quarter		$0.375
	Second Quarter		$0.375
	Third Quarter		$0.375
	Fourth Quarter	$ $	0.375 1.00

2013	First Quarter		$0.13
	Second Quarter		$0.13
	Third Quarter		$0.13
	Fourth Quarter (through December 19, 2013)		None

FMBC’s stockholders are entitled to receive dividends out of legally available funds as and when declared by FMBC’s board of directors, in its sole discretion. As a Delaware corporation, FMBC is subject to certain restrictions on dividends under the Delaware General Corporation Law. Generally, a Delaware corporation may pay dividends to its stockholders only out of surplus and certain net profits as determined in accordance with the Delaware General Corporation Law. In addition, under the terms of the reorganization agreement, FMBC is prohibited from paying dividends in respect of the shares of its common stock, other than FMBC’s regular quarterly dividend of no more than $0.13 per share, which it has elected not to pay for the fourth quarter of 2013.

As a bank holding company with consolidated assets of over $500 million, FMBC must maintain certain minimum capital standards in accordance with guidelines adopted by the Federal Reserve. The Federal Reserve’s guidelines are intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under the Federal Reserve’s regulatory capital guidelines, FMBC must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 4.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%. As of September 30, 2013, FMBC had a ratio of Tier 1 capital to adjusted total assets of 8.68%, a ratio of Tier 1 capital to risk-weighted assets of 10.27%, and a ratio of total risk-based capital to risk-weighted assets of 11.41%.

Further, consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to stockholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

FMBC does not engage in separate business activities of a material nature. As a result, FMBC’s ability to pay dividends depends upon the dividends received from F&M Bank. As an Oklahoma-chartered banking association, F&M Bank’s ability to pay dividends is restricted by certain laws and regulations. Under the Oklahoma Banking Code, approval of the Oklahoma Banking Commissioner is required if the total of all dividends declared by F&M Bank in any calendar year exceeds the total of its net profits of that year combined with its retained net profits of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

In addition to Oklahoma law restrictions on F&M Bank’s ability to pay dividends, under the Federal Deposit Insurance Corporation Improvement Act, F&M Bank may not pay any dividend if the payment of the dividend would cause F&M Bank to become undercapitalized or if F&M Bank is “undercapitalized.” The FDIC may further restrict the payment of dividends by requiring that F&M Bank maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the FDIC, F&M Bank is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require, generally after notice and hearing, that F&M Bank cease such practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the FDIC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings. Under regulatory capital guidelines, F&M Bank must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 4.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%. As of September 30, 2013, F&M Bank had a ratio of Tier 1 capital to adjusted total assets of 8.65%, a ratio of Tier 1 capital to risk-weighted assets of 10.23% and a ratio of total risk-based capital to risk-weighted assets of 11.38%.

DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

Prosperity has authorized two classes of stock: (a) 200,000,000 authorized shares of Prosperity common stock, par value $1.00 per share, 65,959,559 shares of which were outstanding as of December 15, 2013; and (b) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Prosperity.

Prosperity Common Stock

The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire shares of Prosperity.

Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

On liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Prosperity Preferred Stock

The Prosperity preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

Moreover, except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•	voting rights.

The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity’s securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

•	reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

•	restrictions on the rights of holders of Prosperity common stock to share in Prosperity’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Prosperity’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of American State Financial Corporation and its subsidiaries as of December 31, 2011 and 2010 and for the three years ended December 31, 2011, incorporated by reference in this proxy statement/prospectus, and the effectiveness of American State Financial Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by BKD, LLP, independent accountants, as stated in their reports, which are incorporated by reference in this proxy statement/prospectus. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Prosperity common stock to be issued by Prosperity in connection with the merger will be passed upon by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the merger will be passed upon for FMBC by Norton Rose Fulbright, Dallas, Texas.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meetings. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.

WHERE YOU CAN FIND MORE INFORMATION

Prosperity files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Prosperity, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Prosperity to “incorporate by reference” information in this proxy statement/prospectus. This means that Prosperity can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Prosperity incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Prosperity files with the SEC will automatically update and supersede the information Prosperity included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Prosperity has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

Prosperity SEC Filings (File Numbers: 001-35388 and 000-25051)

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Proxy Statement for Annual Meeting filed on March 15, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	Current Reports on Form 8-K filed on July 30, 2012 and January 3, January 31, March 7, April 18, July 1, September 4, November 1 and December 23, 2013; and

•	The description of Prosperity’s common stock, par value $1.00 per share, contained in Prosperity’s Registration Statements on Form 8-A dated November 10, 1998 and December 22, 2011, including any amendment or report filed with the SEC for the purpose of updating such description.

Prosperity also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Prosperity without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Prosperity at the following address:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: Charlotte M. Rasche

Executive Vice President and General Counsel

Telephone: (713) 693-9300

To obtain timely delivery, you must make a written or oral request for a copy of such information by [—], 2014.

Prosperity has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Prosperity common stock to be issued to stockholders of FMBC in the merger. This proxy statement/prospectus constitutes the prospectus of Prosperity filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this proxy statement/prospectus. Neither Prosperity nor FMBC has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. FMBC has supplied all of the information about FMBC and its subsidiaries contained in this proxy statement/prospectus and Prosperity has supplied all of the information contained in this proxy statement/prospectus about Prosperity and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

F & M BANCORPORATION INC.

Dated as of August 29, 2013

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

EXHIBITS

Exhibit A	Form of Voting Agreement and Irrevocable Proxy
Exhibit B	Form of Director Non-competition and Confidentiality Agreement
Exhibit C	Form of Release by Officers and Directors

SCHEDULES

Schedule 2.4	Unvested Restricted Shares
Schedule 3.1(a)	Organization
Schedule 3.1(e)	Subsidiaries
Schedule 3.2(d)	Options and Other Rights
Schedule 3.2(f)	Dividends
Schedule 3.4	Investments
Schedule 3.5	Company Financial Statements
Schedule 3.7(a)	Past Due Loans
Schedule 3.7(b)	Watch List
Schedule 3.10(a)	Real Property
Schedule 3.11	Personal Property
Schedule 3.12	Environmental Matters
Schedule 3.13	Litigation
Schedule 3.14(d)	Income Tax Returns
Schedule 3.14(f)	Tax Sharing Agreements
Schedule 3.15	Contracts and Commitments
Schedule 3.16(a)	Fidelity Bonds and Insurance
Schedule 3.17	Third Party Consents
Schedule 3.22(a)	Compensation and Benefit Plans
Schedule 3.22(d)	Post-Retirement Benefits
Schedule 3.22(e)	ERISA Matters
Schedule 3.22(f)	Certain Employee Benefit Plan Events
Schedule 3.22(h)	Outstanding Equity Awards
Schedule 3.23	Deferred Compensation and Salary Continuation Arrangements
Schedule 3.24	Brokers, Finders and Financial Advisors
Schedule 3.26	Derivative Contracts
Schedule 3.27	Deposits
Schedule 3.29	Intellectual Property Rights
Schedule 3.30	Stockholders’ List
Schedule 5.2(b)(ii)	Loan Commitments
Schedule 5.2(b)(iii)	Issuance of Company Stock
Schedule 5.2(b)(iv)	Equity Awards
Schedule 5.2(b)(vii)	Severance Payments
Schedule 5.2(b)(viii)	Employee Benefit Arrangements
Schedule 5.2(b)(xix)	Capital Expenditures
Schedule 5.2(b)(xxii)	Equity Investment
Schedule 5.2(b)(xxiii)	Vesting of Equity Awards
Schedule 5.6(a)	Voting Agreements
Schedule 5.6(b)	Persons to Sign Employment and/or Non-Competition Agreements
Schedule 5.6(c)	Persons to Sign Non-Competition and Confidentiality Agreements
Schedule 5.13	Exceptions to Release Agreements
Schedule 10.5	Termination of Employment and Change In Control Agreements
Schedule 10.8	Required Consents

A-v

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of August 29, 2013 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and F & M Bancorporation Inc. (the “Company”), a Delaware corporation and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the Company desires to affiliate with Prosperity, and Prosperity desires to affiliate with the Company in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company believe that the acquisition of the Company by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined below) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, the members of the Board of Directors of the Company (the “Company Board”), the members of the Board of Directors of the Bank (as defined below), the Executive Officers of the Company and the Bank (as defined below) and the holders of 10% or more of the Company Stock (as defined below), in each case as set forth on Schedule 5.6(a), have entered into an agreement dated as of the date hereof, in substantially the form of Exhibit A, pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Stock”) beneficially owned by such person, as set forth in that agreement, in favor of this Agreement and the transactions contemplated hereby; and

WHEREAS, this Agreement provides for the merger of the Company with and into Prosperity with Prosperity as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of Company Stock shall be exchanged for such consideration as set forth in this Agreement; and

WHEREAS, it is contemplated that following the Merger, and pursuant to a separate agreement, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), and The F&M Bank & Trust Company (the “Bank”), an Oklahoma banking association and wholly-owned subsidiary of the Company, shall be combined through merger, purchase and assumption or otherwise, with Prosperity Bank as the surviving entity (the “Bank Merger”).

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2), the Company shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Chapter 10 and Chapter 21, Subchapter J of the Texas Business Organizations Code (“TBOC”) and Section 252 of the General Corporation Law of the State of Delaware (“DGCL”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity as of the Effective Time. The established offices and facilities of the Company immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Prosperity, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the Board of Directors of Prosperity (the “Prosperity Board”) at the Effective Time shall be the Board of Directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and Prosperity shall, as provided in the provisions of law heretofore mentioned, be continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Prosperity. All rights, franchises and interests of the Company and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC and Section 259 of the DGCL.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all liabilities of the Company and Prosperity. All debts, liabilities, obligations and contracts of the Company and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices. This Agreement shall be submitted to the stockholders of the Company in accordance with the terms of this Agreement, the applicable provisions of law and the Certificate of Incorporation and Bylaws of the Company.

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the stockholders of the Company as a result of such modification (and for the avoidance of doubt, adverse federal income tax consequences for purposes of this clause (i) includes, but is not limited to, any such modification which results in gain or loss being recognized by the stockholders of the Company upon the receipt of shares of Prosperity Common Stock), (ii) the consideration to be paid to holders of Company Stock under this Agreement is not thereby changed in kind or reduced in amount because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time, including any restricted stock (other than unvested restricted stock that will be forfeited and cancelled at the Effective Time) or other rights to acquire, or convertible into, any capital stock of the Company, but excluding any Dissenting Shares (as defined in Section 2.5), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive (i) a number of shares of common stock, $1.00 par value, of Prosperity (“Prosperity Common Stock”) equal to the quotient, rounded to the nearest hundred thousandth (the “Exchange Ratio”), obtained by dividing 3,298,246 (the “Stock Consideration”) by the number of shares of Company Stock outstanding immediately prior to the Effective Time (“Company Closing Shares”), plus cash in lieu of any fractional share of Prosperity Common Stock as determined in accordance with Section 2.1(c), and (ii) unless otherwise adjusted as provided in Section 2.3, an amount of cash equal to $47,000,000 (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”), divided by the Company Closing Shares (the “Per Share Cash Consideration”). At the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (other than (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Company Stock held in respect of a debt previously contracted) shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of shares of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1. “Average Closing Price” of Prosperity Common Stock shall be the average of the closing price per share of Prosperity Common Stock on The New

York Stock Exchange (“NYSE”) (as reported in The Wall Street Journal or, if not reported thereby, another nationally recognized alternative source as chosen by Prosperity) for the ten (10) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.

Section 2.2 Anti-Dilutive Adjustment. The aggregate number of shares of Prosperity Common Stock to be exchanged for each share of Company Stock shall be adjusted appropriately to reflect any change in the number of outstanding shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs during the period of time between the date of this Agreement and the Effective Time, in order to provide the holders of the shares of Company Stock with the same economic effect as contemplated by this Agreement prior to such event.

Section 2.3 Adjustment to Merger Consideration for Equity Capital.

(a) If the Equity Capital (as defined below) on the Closing Date shall be less than $120,000,000, the Cash Consideration will be reduced by an amount equal to the difference between $120,000,000 and the Equity Capital on the Closing Date.

(b) For purposes of this Agreement, “Equity Capital” shall equal the sum of the common stock, capital surplus and retained earnings of the Company, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (“GAAP”). For purposes of calculating Equity Capital, the Company shall include, without duplication, deductions made for the extraordinary items related to the Merger, this Agreement and the transactions contemplated hereby, including, but not limited to reductions for: (i) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby; (ii) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement, the Bank Merger, related SEC and regulatory filings, and the transactions contemplated hereby; (iii) the after-tax premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.9; (iv) any amount required to be added to the Company’s allowance for loan losses pursuant to Section 5.10; (v) the after-tax amount of the costs expected to be incurred by the Continuing Corporation on or after the Closing Date to fully complete all Unresolved Response Actions (as defined in Section 5.14(e)) in accordance with Section 5.14(e); (vi) the estimated after-tax amount of any penalty or liquidated damages associated with the termination of the Company’s contracts with any provider of electronic banking and data processing services (other than shrink-wrap or similar form software license agreements with respect to off-the-shelf computer software) prior to or following the Closing Date; (vii) the after-tax amount of any payments to be made on or after the Closing Date pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between the Company or the Bank and any other person, including but not limited to those pursuant to Section 10.5; (viii) the estimated after-tax amount of any future benefit payments due on or after the Closing Date under any salary continuation, deferred compensation or other similar agreements between the Company or the Bank and any other person, including pursuant to any termination and release agreement entered into pursuant to Section 10.5 of this Agreement; (ix) the estimated after-tax amount of any costs expected to be incurred by the Company on or prior to the Closing Date or the Continuing Corporation after the Closing Date to fully fund and liquidate each Title IV Plan (as defined in Section 3.22(a)), including the Retirement Plan for Employees of the F&M Bank & Trust Company (the “Retirement Plan”), in a standard termination under ERISA Section 4041(b) (assuming all Retirement Plan participants elected to receive their benefit in the form of an annuity), and to pay all related expenses and fees, including expenses and fees associated with any governmental filings, in connection with such termination; (x) the after-tax amount of any payments to be made to cash out any outstanding stock appreciation rights related to or other rights to acquire the Company Stock; (xi) the after-tax amount of any fees, costs and expenses and the estimated after-tax amount of any accruals required pursuant to Section 10.11, related to outstanding litigation set forth in Schedule 3.13; (xii) the after-tax premium or additional cost incurred to provide for the Company’s purchase of insurance coverage pursuant to Section 5.14(f), which amount shall not exceed $350,000; and (xiii) such other amounts as are agreed upon by the Company and Prosperity. Notwithstanding the foregoing, Equity Capital will not be adjusted for any adjustment required by Prosperity pursuant to Section 5.8 nor for the funding of the performance of the obligations of any party under Section 5.16 or the last sentence of Section 6.1.

Section 2.4 Treatment of Restricted Stock Awards. Except for the shares indicated on Schedule 2.4 (collectively referred to as the “Unvested Restricted Shares”), the forfeiture restrictions with respect to each share of restricted stock subject to a restricted stock award agreement listed in Schedule 3.15(a)(ii) or Schedule 3.2(d) will lapse upon stockholder approval in accordance with the terms of the respective restricted stock awards.

Section 2.5 Dissenting Shares. Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected such holder’s dissenter’s rights of appraisal by following the exact procedure required by Section 262 of the DGCL is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the DGCL. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the DGCL; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the DGCL. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the DGCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.6 Exchange of Shares.

(a) On the date of the Effective Time, Prosperity shall deposit or cause to be deposited with Computershare Investor Services, Inc., Denver, Colorado (the “Exchange Agent”), to be held in trust for the holders of the shares of Company Stock (i) certificates representing shares of Prosperity Common Stock and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Cash Consideration, as may be adjusted pursuant to Section 2.3, (B) to holders of Dissenting Shares pursuant to Section 2.5, if any, and (C) to holders of a fraction of a share of Prosperity Common Stock pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable after the Effective Time, with the intent to be within ten (10) business days after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of Company Stock (the “Certificates”), a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Stock represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). The Transmittal Materials will be reasonably acceptable to Prosperity and the Company before they are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Prosperity Common Stock provided in Section 2.1, as may be adjusted pursuant to Sections 2.2 and 2.3, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1, as may be adjusted. No interest will be paid or accrued with respect to the shares of Prosperity Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.6, after the Effective Time, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.6. After the surrender of a Certificate and duly executed Transmittal Materials in accordance with this Section 2.6, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock represented by such Certificate.

(d) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.6.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for six (6) months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.6 shall be returned to Prosperity upon demand, and any stockholders of the Company who have not theretofore complied with the exchange procedures in this Article II shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(f) If any certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(g) None of Prosperity, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Prosperity as set forth below. On or prior to the date hereof, the Company has delivered to Prosperity disclosure schedules (“Disclosure Schedules”) referred to in this Article III. The Company agrees that two (2) business days prior to the Closing it shall provide Prosperity with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to two (2) business days prior to the date of Closing.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Except as set forth on Schedule 3.1(a), the Company owns all of the outstanding capital stock of the Bank free and clear of any lien, charge, claim or other encumbrance. The Bank is an Oklahoma banking association duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Each other Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the respective state in which it was formed.

(b) The Company and its Subsidiaries have all requisite legal power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. To the Company’s knowledge, no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c) The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OBD.

(d) True and complete copies of the Certificate of Incorporation and Bylaws or similar constituent documents of the Company and each Subsidiary, each as amended to the date hereof (collectively, the “Company Constituent Documents”), have been delivered or made available to Prosperity.

(e) Other than as set forth in Schedule 3.1(e), neither the Company nor any of its Subsidiaries (i) has any Subsidiaries or controlled Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all stockholders of the Company.

(f) The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 4,000,000 shares of common stock, $0.01 par value, 3,818,576 of which are issued and outstanding as of the date of this Agreement and 58,481 of which are held in the treasury of the Company, and 100,000 shares of preferred stock, $0.01 par value (the “Preferred Stock”), of which 38,222 shares have been designated as Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “SBLF Preferred Stock”), and are outstanding and issued to, as of the date of this Agreement, and held of record by the U.S. Department of the Treasury as a result of the Company’s participation in the Small Business Lending Fund Program (the “SBLF Program”). All of the outstanding shares of Company Stock and Preferred Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) The authorized capital stock of the Bank consists of 600,000 shares of common stock, $10.00 par value, 600,000 of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of HSUMY, Inc. consists of 1,000 shares of common stock, $1.00 par value, 1,000 of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Harvard Capital, Inc. consists of 1,000 shares of common stock, no par value, 1,000 of which are issued and outstanding as of the date of this Agreement. F&M Bancorporation Statutory Trust I (“Trust I”) has 464 common securities issued and outstanding as of the date of this Agreement, with a liquidation value of $1,000 per share. F&M Bancorporation Statutory Trust II (“Trust II”) has 372 common securities issued and outstanding as of the date of this Agreement, with a liquidation value of $1,000 per share. F&M Bancorporation Statutory Trust III (“Trust III”) has 464 common securities issued and outstanding as of the date of this Agreement, with a liquidation value of $1,000 per share.

(c) The Company owns, either directly or indirectly, all of the issued and outstanding equity securities of its Subsidiaries. The outstanding equity securities of the Company’s Subsidiaries are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any person.

(d) Except as set forth on Schedule 3.2(d), there are no existing options, stock appreciation rights, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued shares of Company Stock or Preferred Stock. At the Effective Time, there will be no options, stock appreciation rights, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued shares of Company Stock or Preferred Stock.

(e) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock, except for the repurchase of the shares of SBLF Preferred Stock contemplated by this Agreement and the Company’s existing obligations under the F&M Bank and Trust Company Incentive Savings Plan. Other than the Voting Agreement attached hereto as Exhibit A, to the Company’s knowledge, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Stock.

(f) Except as set forth on Schedule 3.2(f) and with respect to dividends permitted by Section 5.2(b)(x), and consistent with past practice, the Company has not paid any dividends on the Company Stock after August 1, 2013.

Section 3.3 Approvals; Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the Company and its Subsidiaries has all necessary legal power and authority to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Company Board. The Company Board has approved this Agreement and the transactions contemplated hereby and declared them advisable, and has directed that the Agreement be submitted to the Company’s stockholders for the purpose of acting on this Agreement. Except for the approval of the stockholders of the Company, no further actions or corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. The Company has furnished to Prosperity a complete list, as of June 30, 2013, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by the Company (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of the Company equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) The Company has furnished or made available to Prosperity true, correct and complete copies of its (i) audited consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2012, 2011 and 2010, accompanied by the report thereon of the Company’s independent auditors (the “Annual Financial Statements”), and (ii) unaudited consolidated balance sheets and related consolidated statements of income, changes in stockholders’ equity and cash flows as of and for the six months ended June 30, 2013 and 2012 (the “Interim Financial Statements”). The Company has also furnished to Prosperity a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for each period during the three years ended December 31, 2012, and for the six months ended June 30, 2013. The Annual Financial Statements, Interim Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) Except as set forth in Schedule 3.5, the Annual Financial Statements and Interim Financial Statements fairly present in all material respects the financial position of the Company and results of operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis, except that the Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end adjustments. The Call Reports fairly present in all material respects the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

(c) As of the dates of the Company Financial Statements and as of the date of this Agreement, neither the Company nor any of its Subsidiaries have any material liabilities, fixed or contingent that would be required to be reflected on, or disclosed in, the Company Financial Statements, except (i) as fully set forth or provided for in such Company Financial Statements or otherwise disclosed in this Agreement, (ii) liabilities incurred in the ordinary course of business of the Company and its Subsidiaries since June 30, 2013, and (iii) liabilities incurred in connection with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.

Section 3.6 Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Bank (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. The Company has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. To the Company’s knowledge, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if it advances funds it is obligated to advance).

(c) The allowance for loan losses shown on the Company Financial Statements as of June 30, 2013 was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of the Company’s management, adequate in all respects to provide for all reasonably possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

Section 3.7 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a), the Company is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, or any 10% or more stockholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Company including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Company and which violation is reasonably likely to have a Material Adverse Effect on the Company.

(b) Schedule 3.7(b) contains the “watch list of loans” of the Bank (“Watch List”) as of June 30, 2013. To the knowledge of the Company, there is no other loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Company’s ordinary course of business and consistent with safe and sound banking principles.

Section 3.8 Fiduciary Responsibilities. The Company and the Bank have performed all of their respective duties as a trustee, custodian, guardian or an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.9 Small Business Lending Fund. The Company is current on all dividends payable on the SBLF Preferred Stock and has complied with all covenants as set forth in the Certificate of Designation of the SBLF Preferred Stock.

Section 3.10 Real Property Owned or Leased.

(a) Schedule 3.10(a) contains a true, correct and complete list of all real property owned or leased by the Company or its Subsidiaries, including non-residential other real estate (the “Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.10(a), title insurance policies for the owned real property referred to in Schedule 3.10(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Prosperity.

(b) No lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Company or any of its Subsidiaries or, to the Company’s knowledge, the other party thereunder and there are no allegations or assertions to the Company or any of its Subsidiaries of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) None of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company. No condemnation proceeding is pending or, to the Company’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges or other encumbrances, except (i) statutory liens for amounts (including Taxes) not yet delinquent or which are being contested in good faith through proper proceedings and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.11 Personal Property. Except as set forth in Schedule 3.11, each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personalty”), free and clear of all liens, charges or other encumbrances and except (i) statutory liens for amounts (including Taxes) not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personalty. Subject to ordinary wear and tear, the Company Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.12 Environmental Laws. (a) The Company and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in compliance in all material respects with all Environmental Laws (as defined below) and permits thereunder; (b) neither the Company nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and they are not subject to any claim or lien under any Environmental Laws; (c) except as set forth in Schedule 3.12, no Company Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or owned, operated or leased by the Company or its Subsidiaries within the 10 years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action by the Company to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials; (d) to the Company’s knowledge, (i) except as set forth in Schedule 3.12, the Company Real Property is free of non-friable asbestos, (ii) except as set forth in Schedule 3.12, no real property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (iii) there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and to the extent that any underground storage tanks were previously located at such properties, they have been closed or removed in accordance with applicable Environmental Laws; and (e) the Company has made available to Prosperity all non-privileged environmental audits, and any environmental site assessments, documentation regarding off-site disposal of Hazardous Materials, non-privileged material environmental reports and other material environmental documents related to the Company Real Property, any real property formerly owned or operated by the Company or its predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of the Company.

“Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Company or any Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.13 Litigation and Other Proceedings. Except as set forth in Schedule 3.13, there are no legal, quasi-judicial, regulatory or administrative actions or proceedings of any kind or nature now pending or, to the knowledge of the Company, threatened before any court or administrative body in any manner against the Company or any Subsidiary, or any of their respective properties or capital stock. The Company has no knowledge of any reasonable basis on which any litigation or proceeding could be brought which could reasonably be expected to result in a Material Adverse Effect on the Company or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, or to its knowledge any rule or regulation, of any court, arbitrator or governmental agency or instrumentality.

Section 3.14 Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet delinquent or for Taxes that the Company or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, duties or levies of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, duties or levies of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b) Subject to applicable extension periods, the Company and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Company or any Subsidiary to pay any Tax.

(c) The Company and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability of the Company or any Subsidiary either (i) claimed or raised by any governmental authority in writing or (ii) as to which the Company or any Subsidiary has knowledge based upon contact with any agent of such authority. Schedule 3.14(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Prosperity correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries, with respect to all taxable periods that are still open under the applicable statute of limitations.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement to extension of time has not expired.

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither the Company nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation Section 1.6011-4. If the Company or any of its Subsidiaries has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations. Except as set forth in Schedule 3.14(f), neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which the Company is the common parent) or (iii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(h) Neither the Company, any of its Subsidiaries nor Prosperity will be required to include any item of income in, nor will the Company, any of its Subsidiaries or Prosperity be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of June 30, 2013, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.

Section 3.15 Contracts and Commitments.

(a) Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreement or arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.23 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.22(a);

(iii) except as set forth in Schedule 3.10(a), any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures with payments aggregating $50,000 or more;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Company or the Bank;

(viii) note, debenture, agreement, contract or indenture related to the borrowing by the Company or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Company or the Bank or holder of ten percent (10%) or more of the issued and outstanding shares of Company Stock, or any affiliate of such person;

(xi) agreement with any executive officer or director of the Company or the Bank or holder of ten percent (10%) or more of the issued and outstanding shares of Company Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xii) contracts, other than the foregoing, with payments aggregating $75,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xiii) any agreement containing covenants that limit the legal right of the Company or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(xiv) any data processing services agreement or contract (other than shrink-wrap or similar form software license agreements with respect to off-the-shelf computer software) which may not be terminated without payment or penalty upon notice of 30 days or less; or

(xv) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity.

(b) Each contract or commitment set forth in Schedule 3.15 is valid and binding on the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. The Company has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party is reasonably likely to result in default on the part of the Company or its Subsidiaries under, any indenture, mortgage, contract, lease or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and which would result in a financial exposure of $25,000 or more, or under any provision of the Company Constituent Documents. A true and complete copy of each contract or commitment set forth in Schedule 3.15 has been delivered or made available to Prosperity.

Section 3.16 Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductibles, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Schedule 3.16(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.17 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of the Company Constituent Documents, or (b) (i) assuming all required stockholder and regulatory approvals and consents are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (ii) assuming all consents of third parties set forth on Schedule 3.17 are duly obtained, violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Company or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (b)(ii) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect on the Company.

Section 3.18 Compliance with Laws and Regulatory Filings.

(a) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, statutes, orders, rules and regulations and policies and/or guidelines of any governmental agencies, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (such laws, collectively the “Banking Laws”). The Company and the Bank have neither had nor suspected any material incidents of fraud or defalcation involving the Company, the Bank or any of their respective executive officers, directors or Affiliates during the last two years. Each of the Company and the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). The Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b) The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OBD or any other regulatory authority having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no regulatory agency has initiated any proceeding or, to the Company’s knowledge, investigation into the business or operations of the Company and its Subsidiaries that has not been completed and resolved. There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Bank or the Company.

(c) Except for approvals by regulatory authorities having supervisory jurisdiction over the Company and its Subsidiaries, the approval of the Company’s stockholders, and the consents of the third parties set forth in Schedule 3.17, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of the Company and its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby.

(d) None of the Company, or its Subsidiaries, or to the knowledge of the Company, any director, Executive Officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

Section 3.19 Regulatory Actions and Approvals. Neither the Company nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. The Company has no knowledge of any fact or circumstance relating to it or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does the Company have any reason to believe that it or any of its Subsidiaries will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger and the other transactions contemplated by this Agreement, including the Bank Merger.

Section 3.20 Absence of Certain Changes. Since June 30, 2013, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.21 Employment Relations. The relations of the Company with its employees generally are satisfactory. Neither the Company nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its respective employees. The Company and its Subsidiaries have complied in all material respects with all laws relating to the employment of labor with respect to their respective employees and independent contractors, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted in writing to the Company or to the knowledge of the Company to any of its Subsidiaries that the Company or any of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.22 Compensation and Benefit Plans.

(a) Schedule 3.22(a) lists all material employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of the Company or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any liability, including, without limitation, any “employee welfare benefit plan” or “employee pension benefit plan” within the meaning of Sections 3(1) or 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”). Schedule 3.22(a) identifies any Company Employee Plan that is subject to Title IV of ERISA (“Title IV Plan”).

(b) The Company has delivered to Prosperity: (i) correct and complete copies of all documents setting forth the material terms of each Company Employee Plan, including all amendments thereto and all related trust documents and insurance policies; (ii) the three most recent actuarial reports and annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iv) all employee handbooks and other policies delivered or made available to employees and other service providers; and (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(c) There is no pending or, to the knowledge of the Company, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Company Employee Plans which is likely to result in the imposition of any penalties or taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any Company Employee Plan have been made by the due date thereof. Neither the Company, any ERISA Affiliate, nor any of their current or former directors, Executive Officers, employees or any other “fiduciary” within the meaning of ERISA Section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law, or has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any Company Employee Plan.

(d) Except as set forth in Schedule 3.22(d) or as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”) or similar state law, the cost of which is borne by the insured individuals, neither the Company nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any service provider or former service provider of the Company or any of its Subsidiaries. There does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, liability to the Company or its Subsidiaries as a result of a failure to comply with COBRA or similar state law. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified and no event has occurred or circumstance exists that would disqualify any such Company Employee Plan.

(e) Neither the Company nor any ERISA Affiliate has ever had any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither the Company nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA (other than for the payment of insurance premiums to the Pension Benefit Guaranty Corporation (“PBGC”), and no condition or set of circumstances exists that presents a risk to the Company or any ERISA Affiliate of incurring liability under Title IV of ERISA (other than for the payment of insurance premiums to the PBGC). No Title IV Plan has been completely or partially terminated and none has been the subject of a “reportable event” within the meaning of Section 4043 of ERISA. No proceeding by the PBGC to terminate any Title IV Plan has been instituted or, to the Company’s knowledge, threatened. Neither the Company nor any ERISA Affiliate has any liability for the termination of any Title IV Plan under ERISA Section 4062. Except as set forth in Schedule 3.22(e), the present value of all benefit liabilities (whether or not vested) as defined in ERISA Section 4001(a)(16) under each Title IV Plan did not exceed as of the most recent Title IV Plan actuarial valuation date, and will not exceed as of the Closing Date, the then-current value of the assets of such Title IV Plan as determined pursuant to Code Sections 412 or 430. All premiums have been paid in full to the PBGC, and neither the Company nor any ERISA Affiliate has any liability for any premiums due and owing to the PBGC. Neither the Company nor any ERISA Affiliate has failed to satisfy the minimum funding standards with respect to a Title IV Plan within the meaning of ERISA Section 302 or Code Section 412 or 430, whether or not waived. Neither the Company nor any ERISA Affiliate has any liability for any lien or any interest payments or any minimum funding contributions under ERISA Section 302 or 303 or Section 412 or 430 of the Code, as applicable.

(f) Except as set forth in Schedule 3.22(f), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or a trust with respect to any employee or other person, and (ii) no payment made as a result of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(h) Except as set forth on Schedule 3.22(h), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of the Company or any ERISA Affiliate.

Section 3.23 Deferred Compensation and Salary Continuation Arrangements. Schedule 3.23 contains a list of all nonqualified deferred compensation and salary continuation arrangements of the Company or any of its Subsidiaries, if any, including the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized. The amount of all future benefit payments owed on behalf of each participant, as of the date of this Agreement have been, and as of the Closing Date, will be, accrued in accordance with GAAP for on the Company Financial Statements. Each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.24 Brokers, Finders and Financial Advisors. Other than as set forth in Schedule 3.24, neither the Company nor any of its Executive Officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.25 Accounting Controls. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Company Board or the duly authorized executive officers of the Company; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as the Company or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of the material properties and assets of the Company is permitted only in accordance with general or specific authorization of the Company Board or the duly authorized executive officers of the Company; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.26 Derivative Contracts. Except as set forth on Schedule 3.26, neither the Company nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.27 Deposits. Except as set forth on Schedule 3.27, no deposit of the Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.28 Outstanding Trust Preferred Securities of Subsidiary Trusts.

(a) The Company has issued and has presently outstanding $43,300,000 million in aggregate principal amount of debentures as follows (such issuances of securities and all documents and instruments related thereto being herein referred to collectively as the “Trust Preferred Issues”):

(i) $15,464,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 issued by Trust I pursuant to an Indenture dated as of March 26, 2003 (“Trust I Indenture”) between the Company and U.S. Bank, N.A., as Trustee. Trust I has issued and outstanding $15,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of March 26, 2003 among the Company, U.S. Bank N.A., as Institutional Trustee, and the administrators named therein;

(ii) $12,372,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034 issued by Trust II pursuant to an Indenture dated as of March 17, 2004 (“Trust II Indenture”) between the Company and U.S. Bank, N.A., as Trustee. Trust II has issued and outstanding $12,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of March 17, 2004 among the Company, U.S. Bank N.A., as Institutional Trustee, and the administrators named therein; and

(iii) $15,464,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035 issued by Trust III pursuant to an Indenture dated as of December 15, 2005 (“Trust III Indenture”) between the Company and Wilmington Trust Company, as Trustee. Trust III has issued and outstanding $15,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of December 15, 2005 among the Company, Wilmington Trust Company, as Delaware Trustee and Institutional Trustee, and the administrators named therein.

(b) All representations and warranties as made by the Company in the documents related to the Trust Preferred Issues were true in all material respects when made. The Trust Preferred Issues were authorized, issued and sold in compliance with all applicable legal requirements in all respects.

Section 3.29 Intellectual Property Rights.

(a) Schedule 3.29 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any of its Subsidiaries is, to the Company’s knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor, to the Company’s knowledge, has the Company or any of its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither the Company nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of the Company or any of its Subsidiaries or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.30 Stockholders’ List. Schedule 3.30 contains a true, correct and complete list of the holders of shares of Company Stock as of a date within ten (10) business days prior to the date of this Agreement, containing their names, addresses and number of shares held of record, which stockholders’ list is in all respects accurate as of such date and will be updated prior to Closing.

Section 3.31 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.32 Dissenting Stockholders. The Company has no knowledge of any plan or intention on the part of any stockholder of the Company to make written demand for payment of the fair value of such holder’s shares of Company Stock in the manner provided in Section 262 of the DGCL.

Section 3.33 Takeover Laws. The Company Board has taken all action required to be taken by it in order to exempt this Agreement and the Merger contemplated hereby from the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to the Company.

Section 3.34 Fairness Opinion. Prior to the execution of this Agreement, the Company has received a written opinion from J.P. Morgan Securities LLC, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Company as set forth below.

Section 4.1 Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the membership interest (“Delaware Interests”) of Prosperity Holdings of Delaware, LLC (“Delaware Company”). Delaware Company, a Delaware limited liability company and a financial holding company registered under the BHC Act and the GLB Act, is duly organized, validly existing and in good standing under the laws of the State of

Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of Prosperity Bank (“Prosperity Bank Stock”). Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Prosperity, Delaware Company and Prosperity Bank have all requisite legal power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity, Delaware Company and Prosperity Bank is in good standing under the laws of the respective state in which it was formed.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of 200,000,000 shares of Prosperity Common Stock, 60,390,030 shares of which are issued and 60,352,942 shares of which are outstanding as of the date of this Agreement, and 20,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding. The Delaware Company has issued and outstanding 1,000 Delaware Interests as of the date of this Agreement. The authorized capital stock of Prosperity Bank consists of 130,000 shares of Prosperity Bank Stock, 130,000 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Prosperity Common Stock, Delaware Interests and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of applicable federal or state laws. There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Delaware Interests or the Prosperity Bank Stock, or to Prosperity’s knowledge, the Prosperity Common Stock.

(b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws. The shares of Prosperity Common Stock to be issued in exchange for the shares of Company Stock in the Merger will be issued pursuant to (i) an effective registration statement under the Securities Act and (ii) effective registrations or exemptions under state securities laws, as applicable.

Section 4.3 Approvals; Authority.

(a) Prosperity has all necessary corporate power and authority to execute and deliver this Agreement, and Prosperity and each of its Subsidiaries has all necessary legal power and authority to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Prosperity Board. The Prosperity Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Prosperity and its shareholders. No further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, and legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Prosperity or similar constituent documents of any of its Subsidiaries or (b) assuming all required shareholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (b), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect on Prosperity.

Section 4.5 Financial Statements.

(a) Prosperity has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2012 and 2011, and the related statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2012, 2011 and 2010 and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2013 and June 30, 2013, as filed with the SEC, which contain Prosperity’s unaudited consolidated balance sheets and related statements of income, statements of changes in shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, 2013 and 2012 and June 30, 2013 and 2012. The financial statements referred to above included in the Annual Report on Form 10-K and the unaudited financial statements included in the Quarterly Reports on Form 10-Q are collectively referred to herein as the “Prosperity Financial Statements.”

(b) Each of the Prosperity Financial Statements fairly presents in all material respects the financial position and results of operation of Prosperity at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Prosperity Financial Statements and as of the date of this Agreement, neither Prosperity nor any of its Subsidiary had any material liabilities, fixed or contingent, except (i) as fully set forth or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement, (ii) liabilities incurred in the ordinary course of business of Prosperity since June 30, 2013, and (iii) liabilities incurred in connection with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby

Section 4.6 Litigation and Other Proceedings. There are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Prosperity, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Prosperity. To Prosperity’s knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Prosperity. To Prosperity’s knowledge, neither Prosperity nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality that is reasonably likely to have a Material Adverse Effect on Prosperity.

Section 4.7 Securities and Exchange Commission Reporting Obligations. Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8 Compliance with Laws and Regulatory Filings. Prosperity and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations, statutes and orders, including without limitation the Banking Laws. Except for approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Prosperity, true and correct in all material respects.

Section 4.9 Regulatory Actions and Approvals. There are no actions or proceedings pending or, to Prosperity’s knowledge, threatened, against Prosperity or any of its Subsidiaries by or before any regulatory authority having jurisdiction over Prosperity or any of its Subsidiaries. Neither Prosperity nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. Prosperity has no knowledge of any fact or circumstance relating to Prosperity or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does Prosperity have any reason to believe that it or any of its Subsidiaries will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.10 Absence of Certain Changes. Since June 30, 2013, (a) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company covenants and agrees with Prosperity as follows:

Section 5.1 Approval of Stockholders of the Company.

(a) The Company will, as soon as practicable, take all steps under applicable laws and its Certificate of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of the Company’s stockholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Company Stockholder Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the adoption and approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Company Board shall recommend to the holders of Company Stock the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. The Company Board shall not withdraw, amend or modify in a manner adverse to Prosperity its recommendation (a “Change in Recommendation”) and will use its commercially reasonably best efforts to obtain the necessary approvals by the Company’s stockholders of this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). Notwithstanding the foregoing, the Company Board may effect a Change in Recommendation if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Company Stockholder Approval that the Company Board has (i) determined in its good faith judgment (after consultation with the Company’s Financial Advisor and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to effect a Change in Recommendation would cause it to violate its fiduciary duties under applicable law.

(b) The Company and Prosperity shall proceed expeditiously and employ their respective commercially reasonable best efforts in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”), the Oklahoma State Banking Department (“OBD”) and the Texas Department of Banking (“TDB”).

Section 5.2 Activities of the Company Pending Closing.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, except (1) as expressly contemplated, required or permitted by this Agreement, (2) as required by law or regulation, or (3) with the prior written consent of Prosperity (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii) use commercially reasonable best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of the following that becomes known after the date hereof to any Executive Officer of the Company: (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over the Company or any of its Subsidiaries, or (C) the institution or formal threat of any litigation against the Company or any of its Subsidiaries; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay in any material respect the ability of the Company or Prosperity to obtain the Regulatory Approvals (as defined in Section 12.1 hereof) or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, except (1) as expressly contemplated, required or permitted by this Agreement, (2) as required by law or regulation, or (3) with the prior written consent of Prosperity (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) adjust, split, combine or reclassify any of the Company Stock;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (C) would exceed $1,000,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made prior to the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by items A or B of this clause or (2) loans fully secured by a certificate of deposit at the Bank; provided that in the event that the Bank desires to make or renew any such loan which would exceed $1,000,000 individually or in the aggregate to any borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify the Bank via e-mail transmission within two (2) business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify the Bank with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b), “Borrower” means any person or entity (including any Affiliate, shareholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except as set forth on Schedule 5.2(b)(iii);

(iv) grant any stock appreciation rights, restricted stock, stock options or other similar form of incentive compensation, except as set forth on Schedule 5.2(b)(iv);

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities; provided, however, that the Company may acquire deposits made by new and existing Bank customers in the ordinary course of business consistent with past practices;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.15, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii) grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any Subsidiary, either individually or as part of a class of similarly situated persons, except as set forth in Schedule 5.2(b)(vii);

(viii) except as set forth in Schedule 5.2(b)(viii), (A) increase in any manner the compensation or fringe benefits of any of its employees or directors, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in the ordinary course of business consistent with past practices, or (C) adopt or enter into any new “employee welfare benefit plan” or “employee pension benefit plan” within the meaning of Sections 3(1) or 3(2) of ERISA; provided, however, that the foregoing shall not be deemed violated if the assets of a plan are distributed or otherwise credited to participants in the plan in connection with a termination approved by Prosperity;

(ix) amend any Company Employee Plan, except as required to maintain the tax qualified status of such plan;

(x) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the shares of the Company Stock or Preferred Stock, other than (1) the payment of dividends from the Bank to the Company, (2) the payment of the regular quarterly dividend to the stockholders of the Company on each of November 1, 2013 and February 1, 2014 of no more than $0.13 per share, and (3) the payment of dividends on the shares of SBLF Preferred Stock or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock, other than the shares of SBLF Preferred Stock or pursuant to existing repurchase rights under The F&M Bank & Trust Company Incentive Savings Plan exercisable by the Company upon the termination of its employees;

(xi) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement or those properties or assets valued on the books of the Company at $125,000 or less;

(xiii) foreclose upon or otherwise acquire any commercial real property having an appraised value of greater than $125,000 prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

(xiv) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xv) charge-off any loan or other extension of credit of $50,000 or more prior to review and approval by Prosperity of the amount of such charge-off;

(xvi) establish any new Subsidiary or controlled Affiliate or enter into any new line of business;

(xvii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xviii) amend or change any provision of the Certificate of Incorporation, Bylaws or other governing documents of the Company or any of its Subsidiaries;

(xix) make any capital expenditures which would exceed an aggregate of $50,000, except pursuant to commitments made prior to the date of this Agreement and set forth in Schedule 5.2(b)(xix);

(xx) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xxi) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxii) except as set forth in Schedule 5.2(b)(xxii) or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxiii) except as set forth in Schedule 5.2(b)(xxiii), voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(xxiv) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 in the aggregate or impose any material restriction on the operations of the Company or any of its Subsidiaries;

(xxv) make any changes to its investment securities portfolio from that as of June 30, 2013, or the manner in which the portfolio is classified or reported; provided, however, that the Company and the Bank may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one (1) year; or

(xxvi) agree to do any of the foregoing.

Nothing contained in this Agreement shall give Prosperity, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision over itself, its Subsidiaries and their respective operations.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from Prosperity to the Company to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity reasonable access to the properties, books and records of the Company and its Subsidiaries during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries and to conduct the Environmental Inspections provided in Section 5.14 of this Agreement, and (ii) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of the Company as Prosperity shall, from time to time, reasonably request. Prosperity and its representatives shall use their commercially reasonable best efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests for access, data and information hereunder. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, based on the advice of outside counsel, cause the attorney-client privilege of such party or its Subsidiaries to be inapplicable or violate, in any material respect, any law or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) As soon as practicable after they become available, the Company will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of the Company and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to the Company all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement and the Confidentiality Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by law, the Company will furnish Prosperity with all information concerning the Company required for inclusion in any application, filing, statement or document to be made or filed by Prosperity with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and any filings with the SEC and any applicable state securities authorities. The Company will fully cooperate with Prosperity in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. The Company agrees at any time, upon the reasonable request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Company contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and the Bank contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

(b) None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined in Section 6.2) to be prepared in accordance with the Company’s Certificate of Incorporation, Bylaws and applicable law and mailed to the Company’s stockholders in connection with the solicitation of proxies by the Company Board for use at the Company Stockholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s stockholders, at the time of the Company Stockholder Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined in Section 6.2) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5 Standstill Provision.

(a) Neither the Company, nor any of its Subsidiaries nor any of their respective directors, executive officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 9.3(d)); (ii) approve or enter into any Acquisition Agreement (as defined in Section 9.3(c)) relating to any Acquisition Proposal; or (iii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Company Stockholder Approval that the Company Board has (i) determined in its good faith judgment (after consultation with the Company’s financial advisors set forth in Schedule 3.24 or a nationally recognized investment firm (the “Financial Advisor”), and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in Section 9.3(f)); (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and (iii) obtained from such person or entity an executed confidentiality agreement, then the Company or its representatives may furnish information to and enter into discussions and negotiations with such other party.

(c) The Company agrees to notify Prosperity orally immediately, and in writing within one (1) business day, after receipt of any unsolicited Acquisition Proposals or inquiries regarding an Acquisition Proposal and provide reasonable detail as to the identity of the person making such proposal and the material terms of such Acquisition Proposal, request or inquiry. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any Acquisition Proposal. The Company will, and will cause the Bank to, take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6 Additional Agreements.

(a) The Company has delivered to Prosperity, contemporaneously with the execution of this Agreement, the Voting Agreement, in substantially the form attached hereto as Exhibit A, executed as of the date hereof by the directors of the Company and the Bank, the Executive Officers and the holders of ten percent (10%) or more of the issued and outstanding Company Stock, in each case as set forth on Schedule 5.6(a).

(b) The Company has delivered to Prosperity, contemporaneously with the execution of this Agreement, employment and/or non-competition agreements, executed as of the date hereof by each of the persons listed on Schedule 5.6(b).

(c) The Company has delivered to Prosperity, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit B, executed as of the date hereof by each of the directors of the Company and the Bank listed on Schedule 5.6(c).

Section 5.7 Termination of Data Processing Contracts. The Company will use its commercially reasonable best efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts (other than shrink-wrap or similar form software license agreements with respect to off-the-shelf computer software) related to the provision of any other electronic banking services will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by Prosperity and the Company. Such notice and actions by the Company will be in accordance with the terms of such contracts.

Section 5.8 Conforming Accounting Adjustments. The Company shall, if requested by Prosperity, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Company to the accounting policies and practices of Prosperity.

No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company (a) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, (b) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.3 or (c) that such adjustment has any bearing on the Merger Consideration. No adjustment required by Prosperity shall (x) require any prior filing with any governmental agency or regulatory authority or (y) violate any law, rule or regulation applicable to Company or (z) be taken into account for the purpose of determining the Company’s Equity Capital under Section 2.3(b).

Section 5.9 Directors’ and Officers’ Liability Insurance. The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance policy (or comparable coverage), (b) employment practices liability insurance and (c) current financial institutions bond (or comparable coverage) for each of the directors and officers of the Company and its Subsidiaries currently covered under comparable policies held by the Company or its Subsidiaries.

Section 5.10 Allowance for Loan Losses. The Company shall use its commercially reasonable best efforts to maintain its allowance for loan losses at a level equal to at least 1.25% of total loans (the “Minimum Allowance Amount”); provided, however, that such Minimum Allowance Amount (a) may be reduced by the usage of the allowance for loan losses to resolve any outstanding classified loan after approval of such usage by Prosperity and, (b) with respect to any loan made by the Company or the Bank after June 30, 2013, such loan and the allowance for loan losses related to such loan will be excluded from the Minimum Allowance Amount if the allowance for loan losses has been adjusted according to internal loan policies and in compliance with GAAP. If the allowance for loan losses is less than the Minimum Allowance Amount on the business day immediately before the Closing Date, the Company shall take all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date.

Section 5.11 Third Party Consents. The Company will use its commercially reasonable best efforts, and Prosperity shall reasonably cooperate with the Company at the Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Schedule 3.17.

Section 5.12 Attendance at Certain Company and Bank Meetings. In order to facilitate the continuing interaction of Prosperity with the Company and the Bank, and in order to keep Prosperity fully advised of all ongoing activities of the Company and the Bank, subject to the limitations in this Section 5.12, the Company and the Bank agree to allow Prosperity to designate two (2) representatives (who shall be officers of Prosperity or Prosperity Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset and liability management committees of the Company and the Bank. The Company and the Bank shall promptly give Prosperity prior notice by telephone of all called meetings. Such representatives shall be bound by Prosperity’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement or an Acquisition Proposal, (ii) information or material which the Company or the Bank is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if the Company believes, based upon the advice of counsel to the Company or the Bank, as the case may be, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by a representative of Prosperity at the Company’s or the Bank’s board or committee meetings under this Section 5.12 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the Company. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Prosperity’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.13 Releases. Other than as set forth on Schedule 5.13, (a) each of the directors of the Company and the Bank and the Executive Officers has delivered to Prosperity, contemporaneously with the execution of this Agreement, a release in substantially the form of Exhibit C attached hereto, effective as of the Effective Time, and (b) the Company shall use its commercially reasonable best efforts to obtain and deliver to Prosperity, as soon as practicable after the date of this Agreement, a release in substantially the form of Exhibit C attached hereto executed by each of the officers of the Company and the Bank (in each case, with a title of Senior Executive Vice President or above as of the date hereof), any individual who executed an agreement specified in Section 5.6(b) and any individual listed on Schedule 5.13, effective as of the Effective Time (such release agreements, collectively in (a) and (b) above (the “Director/Officer Releases”).

Section 5.14 Environmental Investigation; Rights to Terminate Agreement.

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that the Company or the Bank has such right (at Prosperity’s cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify the Company of any property for which it seeks to conduct such a secondary investigation and the reasons for such secondary investigation, (ii) submit a work plan to the Company for such secondary investigation, for which Prosperity agrees to afford the Company the ability to comment on and Prosperity agrees to reasonably consider all such comments (and negotiate in good faith any such comments), (iii) limit such secondary investigation to the extent that the Company, based upon its commercially reasonable best efforts, cannot obtain permission to conduct any proposed sampling at any Real Property leased by the Company or any of its Subsidiaries, and (iv) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement. Prosperity shall give reasonable notice to the Company of such secondary investigations, and the Company may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) The Company agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. Prosperity agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, to the extent attributable to the gross negligence or willful misconduct of Prosperity or its agents, representatives or contractors in performing any Environmental Inspection or secondary investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. If the Merger does not occur, Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Prosperity.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that are reasonably likely to have a Material Adverse Effect on the Company; (ii) any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected to have a Material Adverse Effect on the Company; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Company Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been cleaned up in accordance with applicable Environmental Law, the effect of which is reasonably likely to have a Material Adverse Effect on the Company; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material or mold in, on or under any Company Real Property, the removal or abatement of which is reasonably likely to have a Material Adverse Effect on the Company. In the event Prosperity terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.14(c), Prosperity promptly shall deliver to the Company copies of any environmental report, engineering report, or property condition report prepared by Prosperity or any third party with respect to any Company Real Property. Any results or findings of any Environmental Inspections will not be disclosed by Prosperity to any third party not affiliated with Prosperity, unless Prosperity is required by law to disclose such information.

(d) The Company agrees to make available upon request to Prosperity and its consultants, agents and representatives all significant documents and other materials relating to environmental conditions of any Company Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the possession or control of the Company, including any sampling data in the Company’s possession or control.

(e) To the extent that Prosperity identified any past or present events conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws, the Company shall use all commercially reasonable best efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), the Company shall include the after-tax amount of the costs expected to be incurred by the Continuing Corporation on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining its Equity Capital pursuant to Section 2.3(b).

(f) Prosperity may purchase environmental insurance coverage reasonably satisfactory to it that insures against all Environmental Liabilities that may arise from ownership or operation of the former Crested Butte landfill in Crested Butte, Colorado and names Prosperity and Affiliates as additional insured parties. If Prosperity elects to purchase such insurance, then up to $350,000 of the cost of the premium for such insurance will be treated as an “extraordinary item” for the purposes of Section 2.3(b). “Environmental Liabilities” means any direct, indirect, pending or threatened indebtedness, liability, claim, loss, damage, fine, penalty, cost, expense, deficiency or responsibility, whether known or unknown, arising under or relating to any Environmental Law, or release of Hazardous Materials, whether based on negligence, strict liability or otherwise, including, without limitation, costs and liabilities for investigation, removal, remediation, restoration, abatement, monitoring, personal injury, property damage, natural resource damages, court costs, and reasonable attorneys’ fees.

Section 5.15 Bank Transaction. Prior to the Effective Time, the Company shall cause the Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time.

Section 5.16 Redemption of SBLF Preferred Stock. The Company will use its commercially reasonable best efforts to (a) cause the redemption of all outstanding shares of SBLF Preferred Stock prior to the Effective Time such that, as of the Effective Time, the Company will have no shares of SBLF Preferred Stock issued or outstanding, or (b) give proper notice to call for redemption all outstanding shares of SBLF Preferred Stock and deposit sufficient funds in trust for such redemption, in each case pursuant to Section 5 of the Standard Provisions in Schedule A to the Statement of Resolutions of Senior Non-Cumulative Perpetual Preferred Stock, Series A, of the Company (the “Standard Provisions”), in compliance with Section 7(e) of the Standard Provisions, in each case, so that no notice of the meeting, vote or consent of the holder of the shares of SBLF Preferred Stock is required to approve this Agreement and the transactions contemplated hereby; provided, that should the Bank be unable to provide funds for such redemption or funding notwithstanding the Company’s commercially reasonable best efforts, the obligations of the Company under this Section 5.16 will be subject to Prosperity’s compliance with the terms of Section 6.1.

Section 5.17 Termination and Funding of Deferred Compensation Plan by Company Prior to Closing. At or immediately prior to the Effective Time, the Company will cause the Bank to terminate and fully liquidate The F&M Bank & Trust Company Nonqualified Incentive Savings Plan (the “Deferred Compensation Plan”) by paying the amounts due to each participant thereunder, as confirmed by a third-party consultant mutually acceptable to the Company and Prosperity, with such termination and liquidation to be accomplished in compliance with Section 409A of the Code and the regulations thereunder.

Section 5.18 Termination and Funding of Retirement Plan. Within five (5) business days after the satisfaction of the conditions set forth in Sections 12.1 and 12.2, the Company will cause the Bank to (a) adopt resolutions terminating the Retirement Plan effective as of the date that is sixty (60) days after the date such resolutions are adopted (“Retirement Plan Termination Date”), (b) provide to each “affected party” (as defined in Section 4001(a)(21) of ERISA) with respect to the Retirement Plan a notice of intent to terminate the Retirement Plan pursuant to a standard termination in accordance with Section 4041(b) of ERISA, at least sixty (60) days prior to the Retirement Plan Termination Date, and (c) to the extent necessary and permitted under applicable law, amend the Retirement Plan, effective immediately prior to the Retirement Plan Termination Date, to allow participants to elect to receive lump sum distributions of their accrued benefits in connection with the termination of the Retirement Plan. Prior to the Closing Date, the Company will cause the Bank to, and following the Closing Date, the Continuing Corporation will, use its commercially reasonable best efforts in good faith to (y) accomplish the termination of the Retirement Plan in accordance with Section 4041(b) of ERISA, and (z) obtain such favorable determination letter from the IRS (including, but not limited to, making any such amendments to the Retirement Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). As of the Closing Date, the Company will cause the Bank to accrue the amount, if any, necessary to fully fund the Retirement Plan in a standard termination under ERISA Section 4041(b) (assuming all Retirement Plan participants elected to receive their benefit in the form of an annuity), as reasonably determined by the enrolled actuary for the Retirement Plan.

Section 5.19 Liquidation of Bank Subsidiaries. The Company will, and will cause the Bank to, take all steps necessary to cause the liquidation and dissolution of (a) Harvard Capital, Inc., (b) Blackburn Holdings TX, LLC and (c) Blackburn Holdings OK, LLC to be completed immediately before the Effective Time.

Section 5.20 Termination of Line of Credit. At or immediately prior to the Effective Time, the Company will take all action necessary to terminate its line of credit and the related Commercial Promissory Note and Security Agreement dated April 23, 2013, by the Company in favor of BancorpSouth Bank, and use its commercially reasonable best efforts to have BancorpSouth Bank return any collateral surrendered thereto to the Company.

ARTICLE VI.

COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Company as follows:

Section 6.1 Commercially Reasonable Best Efforts. Within sixty (60) days following the date of this Agreement, Prosperity will prepare and file, or will cause to be prepared and filed, all necessary applications or other documentation with the FDIC, the TDB and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger, other than the Federal Reserve Board. Prosperity will prepare and file all necessary applications or other documentation with the Federal Reserve Board as soon as practicable after the TDB and the FDIC have accepted the applications with respect to the Bank Merger for filing. Prosperity will take all reasonable action to aid and assist in the consummation of the Merger, and will use its commercially reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger. Prosperity will provide the Company with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested. If and to the extent that the Bank is not able to provide the funds contemplated by Section 5.16 (and subject to the Company’s having complied with the provisions of Section 5.16), Prosperity shall take all necessary actions to provide the funds required under Section 5.16; provided, however, that at the Effective Time, the Bank will have cash on hand of at least the amount so advanced by Prosperity and designated for such purpose.

Section 6.2 Registration Statement.

(a) As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the shares of Prosperity Common Stock to be delivered to the stockholders of the Company pursuant to this Agreement, and will use its commercially reasonable best efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Company and the meeting of the Company’s stockholders. At the time the Registration Statement becomes effective, Prosperity shall use its commercially reasonable best efforts to ensure that the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b) None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s stockholders, at the time of the Company Stockholder Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3 NYSE Listing. Prosperity shall file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to the Agreement included for listing on the NYSE and use its commercially reasonable best efforts to effect said listing.

Section 6.4 Issuance of Prosperity Common Stock. The shares of Prosperity Common Stock to be issued by Prosperity to the stockholders of the Company pursuant to this Agreement will, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Prosperity Common Stock to be issued to the stockholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other person, firm or entity. The Prosperity Common Shares to be issued to the stockholders of the Company pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for Prosperity Common Shares issued to any stockholder of the Company who may be deemed to be an “affiliate” (under the Exchange Act) of Prosperity after completion of the Merger.

Section 6.5 Access to Properties and Records. To the extent permitted by applicable law, Prosperity shall and shall cause each of its Subsidiaries, upon reasonable notice from the Company to Prosperity to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Company reasonable access to the properties, books and records of Prosperity and its Subsidiaries during normal business hours in order that the Company may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (b) furnish the Company with such additional financial and operating data and other information as to the business and properties of Prosperity as the Company shall, from time to time, reasonably request. The Company and its representatives shall use their commercially reasonable best efforts to minimize any disruption to the businesses of Prosperity and its Subsidiaries which may result from the requests for access, data and information hereunder. Neither Prosperity nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, based on the advice of outside counsel, cause the attorney-client privilege of such party or its Subsidiaries to be inapplicable or violate, in any material respect, any law or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation pursuant to this Section 6.5 shall affect any of the representations or warranties in this Agreement of any party or any condition of the parties.

Section 6.6 Indemnification.

(a) For a four (4) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Certificate of Incorporation or Bylaws of the Company or the similar constituent documents of the Bank, Prosperity will indemnify and hold harmless each present director and officer of the Company or the Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the Company or the Bank to the fullest extent that the Indemnified Party would be entitled under the Certificate of Incorporation or Bylaws of the Company or the similar constituent documents of the Bank, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify Prosperity, but the failure to so notify will not relieve Prosperity of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Prosperity. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Prosperity will have the right to assume the defense thereof and Prosperity will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Prosperity elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Prosperity and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Prosperity, and Prosperity will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) Prosperity will not be liable for any settlement effected without its prior written consent, and (iv) Prosperity will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

ARTICLE VII.

MUTUAL COVENANTS OF PROSPERITY

AND THE COMPANY

Section 7.1 Notification; Updated Disclosure Schedules. The Company shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Company, upon an Executive Officer of the Company or an executive officer of Prosperity (as the case may be) becoming aware of, (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including, without limitation, as a result of any change in a Disclosure Schedule, or (b) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement (without regard to any materiality qualifier contained therein); provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, however, that if such notification under clause (a) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to the Company and in Section 11.3 with respect to Prosperity, incapable of being satisfied by or upon the date upon which this Agreement would be terminable under Section 9.1(a)(iii); and provided further, however, that any failure of the Company to provide the notice required under clause (b) shall not be considered in determining whether or not the Company has satisfied the condition set forth in Section 10.2.

Section 7.2 Confidentiality.

(a) Prosperity and the Company agree that terms of the Confidentiality Agreement dated July 12, 2013 between Prosperity and the Company (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Prosperity and the Company and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

(b) After the Effective Time, the Company and its affiliates, officers, directors, employees and representatives shall hold in confidence all documents and information concerning Prosperity, this Agreement and the transactions contemplated hereby, unless required to disclose such information pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law.

Section 7.3 Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) To the extent requested by Prosperity at least 30 days before the Effective Time, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Company Employee Plan on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date, provided that the Company or its Subsidiary has used its commercially reasonable best efforts to complete the winding up of such plan. Prosperity agrees that the employees of the Company and its Subsidiaries who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs and the granting of such credit from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Company Employee will be entitled to credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under stock incentive plans), sponsored by Prosperity or Prosperity Bank to the extent permitted by such Prosperity plans and applicable law. To the extent permitted by such Prosperity plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Company Employee and their eligible dependents. Without limiting the foregoing, Prosperity shall extend coverage to Company Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Prosperity or its Subsidiaries to the extent permitted by such Prosperity plans and applicable law. Prosperity shall give effect to any elections made by Company Employees with respect to such accounts under the Company’s Flexible Benefits Cafeteria Plan to the extent permitted by such Prosperity plan and applicable law. Company Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under the Company’s Flexible Benefits Cafeteria Plan to the extent permitted by such Prosperity plan and applicable law. Notwithstanding the foregoing, to the extent that waiving such conditions or crediting such amounts requires the consent of Prosperity’s or Prosperity Bank’s health insurance carrier, Prosperity shall only be required to use commercially reasonable best efforts to cause such carrier to waive such conditions and credit such amounts. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Company Employee for such calendar year.

(c) After the Closing Date, Prosperity intends to merge the F&M Bank and Trust Company Incentive Savings Plan into Prosperity’s 401(k) Profit Sharing Plan. Each Company Employee shall be entitled to credit for past service with the Company for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity’s 401(k) Profit Sharing Plan) to the extent permitted by such Prosperity plans and applicable law.

Section 7.5 Assumption of Outstanding Trust Preferred Issues. As soon as practicable following the execution of this Agreement, the Company shall notify the trustees with respect to the Trust Preferred Issues, or any successor trustee named for purposes of the Trust Preferred Issues, of the execution of this Agreement and cooperate with Prosperity and the trustees to facilitate Prosperity’s assumption of the Trust Preferred Issues. Prosperity shall take such action as is required to assume, on or before the Effective Time, the securities issued by Trust I, Trust II and Trust III.

ARTICLE VIII.

CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement on a mutually acceptable date (“Closing Date”) as soon as practicable after the later of the following dates:

(a) the receipt of stockholder approval and the last Regulatory Approval (as defined in Section 12.1) and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger and the Bank Merger; and

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or the Company, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and the Company, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and the Company shall elect whether or not such proceeding has been brought to a conclusion.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction or waiver of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the approval of the stockholders of the Company and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware (“Effective Time”).

ARTICLE IX.

TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Prosperity Board or the Company Board at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) the Merger or the Bank Merger is disapproved by any regulatory authority or other person listed on Schedule 10.8 whose approval is required to consummate any of such transactions;

(iii) the Effective Time has not occurred on or before the one hundred eightieth (180th) day following the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 180th day after the date of this Agreement, in which case the Effective Time has not occurred on or before the two hundred tenth (210th) day following the date of this Agreement, or such later date as has been approved in writing by the Prosperity Board and the Company Board; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such applicable date; or

(iv) the approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting at which they consider the Agreement.

(b) This Agreement may be terminated at any time prior to the Effective Time by action of the Company Board if Prosperity shall fail to comply with any of its covenants or agreements contained in this Agreement, or if the representations or warranties of Prosperity contained herein shall be inaccurate, which noncompliance or inaccuracy, individually or in the aggregate, would result in the failure of the condition set forth in Section 11.1 or 11.2 (as applicable) if occurring on the Closing Date. If the Company Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the Company Board must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c) This Agreement may be terminated at any time prior to the Effective Time by action of the Prosperity Board if (i) the Company fails to comply with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate, which noncompliance or inaccuracy, individually or in the aggregate, would result in the failure of the condition set forth in Section 10.1 or 10.2 (as applicable) if occurring on the Closing Date; (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of the Company, the Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity; provided, however, that Prosperity agrees that any restrictions or conditions which do not, individually or in the aggregate, materially impair the ability of Prosperity and its Subsidiaries to continue to operate their businesses, or after the Effective Time the former businesses of the Company and its Subsidiaries, in substantially the same manner and scope as prior to the Effective Time shall be deemed reasonably acceptable to Prosperity for purposes of this Section 9.1(c), or (iii) any of the conditions set forth in Section 5.14(c) shall have occurred. In the event the Prosperity Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i) above, the Prosperity Board must notify the Company in writing of its intent to terminate stating the cause therefor. The Company shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Prosperity and the Company and the approval of such action by their respective Boards of Directors.

(e) This Agreement may be terminated at any time before the Company Stockholder Approval by the Company Board if before such time, the Company receives an unsolicited, bona fide Acquisition Proposal (as defined in Section 9.3(d)) and the Company Board determines in its good faith judgment (after consultation with its outside legal counsel and the Financial Advisor), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and Prosperity Expenses (each as defined in Section 9.3(a)(i)) is a Superior Proposal (as defined in Section 9.3(f)) and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause it to violate its fiduciary duties under applicable law; provided, however, that the Company may not terminate this Agreement under this Section 9.1(e) unless:

(i) the Company has provided prior written notice to Prosperity at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice advises Prosperity that the Company Board has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, the Company negotiates, and causes the Financial Advisor and outside counsel to negotiate, with Prosperity in good faith (to the extent Prosperity desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the Company Board considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with the Financial Advisor and the advice of outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Prosperity.

If during the Notice Period any revisions are made to the Superior Proposal and the Company Board in its good faith judgment determines such revisions are material, the Company shall deliver a new written notice to Prosperity and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) business days. Termination under this clause (e) shall not be deemed effective until payment of the Termination Fee and/or Prosperity Expenses as required by Section 9.3.

(f) This Agreement may be terminated at any time before the Closing by the Prosperity Board if (i) the Company has materially breached the covenant contained in Section 5.5 in a manner adverse to Prosperity; (ii) the Company Board resolves to accept an Acquisition Proposal; or (iii) the Company Board effects a Change in Recommendation.

Section 9.2 Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either Prosperity or the Company as provided in Section 9.1, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Sections 5.14(b), 7.2, 9.2 and 13.4 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3 Termination Fee and Expenses. To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, the Company and Prosperity agree as follows:

(a) Provided that Prosperity is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) the Company under the provisions of Section 9.1(e), then the Company shall pay to Prosperity the sum of $10,000,000 (the “Termination Fee”) plus all expenses incurred by Prosperity in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $750,000 (“Prosperity Expenses”);

(ii) Prosperity under the provisions of Section 9.1(f), then the Company shall pay to Prosperity the Termination Fee plus the Prosperity Expenses;

(iii) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at the time of termination, the Registration Statement has been declared effective for at least 25 business days prior to such termination and the Company shall have failed to call, give notice of, convene and hold the Company Stockholder Meeting in accordance with Section 5.1, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company, then the Company shall pay to Prosperity the Prosperity Expenses; or

(iv) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the stockholders of the Company have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, the Company enters into an Acquisition Agreement with any third party with respect to any Acquisition Proposal, then the Company shall pay to Prosperity the Termination Fee, which shall be in addition to the Prosperity Expenses to be paid pursuant to Section 9.3(a)(iii).

(v) The payment of the Termination Fee and/or Prosperity Expenses shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a). For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(b) Any payment required by Section 9.3(a) shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or before the date of execution by the Company of an Acquisition Agreement.

(c) For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(d) For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to the Company or publicly announced to the Company’s stockholders) by any person (other than

Prosperity or any of its Affiliates) for an Acquisition Transaction involving the Company, any Subsidiary or any future Subsidiary of the Company, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of the Company as reflected on the Company’s most recent consolidated statement of condition prepared in accordance with GAAP.

(e) For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company by any person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Prosperity or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Prosperity or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

(f) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Company Board reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Company’s stockholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X.

CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Company in this Agreement (a) must have been true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties are by their express provisions made as of a specified date) and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clauses (a) and (b) all materiality qualifiers contained therein shall be disregarded. Prosperity shall have received a certificate, executed by an authorized representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate, executed by an authorized representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on the Company.

Section 10.4 Releases. Except as set forth in Schedule 5.13, (a) each of the directors of the Company and the Bank and the Executive Officers shall have delivered to Prosperity a Director/Officer Release, and (b) the Company shall have complied with the provisions of Section 5.13(b).

Section 10.5 Termination of Certain Agreements. Each of the employment, consulting, severance and change in control agreements between the Company and/or the Bank and an employee or consultant thereof as set forth in Schedule 10.5 shall be terminated and each such person shall have executed a termination and release agreement with respect to the termination of their respective employment, consulting, severance or change in control agreement such that no further amounts or obligations are due and owing to any employee or consultant under such agreements.

Section 10.6 Employment Agreements; Non-Competition Agreements.

(a) Each of the persons set forth in Schedule 5.6(b) shall have entered into an employment and/or non-competition agreement with Prosperity and/or Prosperity Bank.

(b) Each of the persons set forth in Schedule 5.6(c) shall have entered into a non-competition agreement with Prosperity and/or Prosperity Bank.

Section 10.7 Stockholder Vote; Dissenters’ Rights. The directors of the Company and the Bank, the Executive Officers and holders of ten percent (10%) or more of the issued and outstanding shares of Company Stock, in each case as set forth on Schedule 5.6(a), have executed and delivered the Voting Agreement, and such agreement shall be in full force and effect on and as of the Closing Date. The holders of Company Stock shall have approved this Agreement and the transactions contemplated hereby as contemplated by Section 5.1 and no action purporting or attempting to rescind that vote shall have been taken by the Company or its stockholders. Holders of shares representing no more than five percent (5%) of the issued and outstanding shares of Company Stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting stockholders.

Section 10.8 Consents and Approvals. The consents, approvals, waivers and other assurances from all non-governmental third parties that are listed on Schedule 10.8 have been obtained, and the Company shall have received evidence thereof in form and substance satisfactory to it.

Section 10.9 Allowance for Loan Losses. As of the Closing Date, the Company’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount as determined in accordance with Section 5.10.

Section 10.10 Redemption of SBLF Preferred Stock. All of the issued and outstanding shares of SBLF Preferred Stock will have been redeemed and cancelled pursuant to and in compliance with the Standard Provisions by the Company so that, as of immediately prior to the Effective Time, the Company will have no shares of SBLF Preferred Stock issued or outstanding; provided, however, that this condition shall only be applicable if Prosperity has complied with its obligations set forth in the final sentence of Section 6.1.

Section 10.11 Outstanding Litigation. The Company will accrue for any costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding lawsuits set forth in Schedule 3.13, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as reasonably agreed upon by Prosperity and the Company. No accrual will be required for any lawsuit that is settled or dismissed in any final, binding and non-appealable proceeding after payment of all related fees, costs and expenses owed by the Company or any Subsidiary.

Section 10.12 Termination of Deferred Compensation Plan. The Deferred Compensation Plan shall have been terminated and liquidated.

Section 10.13 Liquidation of Bank Subsidiaries. Each of Harvard Capital, Inc., Blackburn Holdings TX, LLC and Blackburn Holdings OK, LLC shall have been liquidated and dissolved.

Section 10.14 Termination of Line of Credit. The Company’s line of credit and related Commercial Promissory Note and Security Agreement dated April 23, 2013, by the Company in favor of BancorpSouth Bank shall have been terminated and the Company shall own the capital stock of the Bank free and clear of any liens, claims, security interests or encumbrances of any kind.

ARTICLE XI.

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement (a) must have been true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties are by their express provisions made as of a specified date) and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clauses (a) and (b) all materiality qualifiers contained therein shall be disregarded. The Company shall have received a certificate, executed by an authorized representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Company shall have received a certificate, executed by an authorized representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on Prosperity.

Section 11.4 Assumption of Outstanding Trust Preferred Issues. Prosperity shall have taken such action as is required to assume, on or before the Effective Time, the securities issued by Trust I, Trust II and Trust III.

ARTICLE XII.

CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY

AND THE COMPANY

The respective obligations of Prosperity and the Company under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and the Company, respectively, in their sole discretion:

Section 12.1 Government Approvals. Prosperity shall (a) have received the approval, or waiver of approval, of the transactions contemplated by this Agreement, including the Bank Merger, from all necessary governmental agencies and authorities, including the Federal Reserve Board, the FDIC, the TDB, and any other regulatory agency whose approval (or waiver thereof) must be received in order to consummate the Merger and the Bank Merger (collectively, the “Regulatory Approvals”), which approvals shall not impose any restrictions on the operations of Prosperity or the Continuing Corporation which are reasonably unacceptable to Prosperity; provided, however, that Prosperity agrees that any restrictions which do not, individually or in the aggregate, materially impair the ability of Prosperity and its Subsidiaries to continue to operate their businesses, or after the Effective Time the former businesses of the Company and its Subsidiaries, in substantially the same manner and scope as prior to the Effective Time shall be deemed reasonably acceptable to Prosperity for purposes of this Section 12.1, and (b) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except stockholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

Section 12.2 Stockholder Approval. The stockholders of the Company shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3 Tax Opinion. The Company shall have received an opinion of Norton Rose Fulbright LLP, and Prosperity shall have received an opinion of Bracewell & Giuliani LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Company, Prosperity and others.

Section 12.4 Registration of Prosperity Common Stock. The Registration Statement covering the shares of Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

Section 12.5 Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the stockholders of the Company pursuant to this Agreement shall have been authorized for listing on the NYSE.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) “Executive Officer” with respect to the Company and/or its Subsidiaries means the following individuals: Anthony B. Davis, Eric Davis, Jeff Pickryl, Stephen Raffaele, Jeffrey Hassell, Gregg Jaynes and Wayne Booth.

(c) “Material Adverse Effect” with respect to any party means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States, the State of Oklahoma and the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Bank Merger.

(d) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2 Nonsurvival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Company contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 6.6, 7.2, 7.4, 9.2, 9.3, 13.2, 13.4 and 13.6), which shall survive the Closing.

Section 13.3 Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such stockholders.

Section 13.4 Expenses. Except as otherwise provided in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Email: David.Zalman@prosperitybankusa.com

Attention: Mr. David Zalman

With a copy to:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Fax No.: (281) 269-7222

Email: Charlotte.Rasche@prosperitybankusa.com

Attention: Ms. Charlotte M. Rasche

and

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.: (713) 221-1212

Email: Will.Luedke@bgllp.com

Attention: Mr. William T. Luedke IV

If to the Company:

F & M Bancorporation Inc.

1330 South Harvard Avenue

Tulsa, Oklahoma 74112

Fax No.: (918) 743-1134

Email: Adavis@fmbankusa.com

Attention: Mr. Anthony B. Davis

With a copy to:

Norton Rose Fulbright LLP

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Fax No.: (214) 855-8200

Email: Glen.Hettinger@NortonRoseFulbright.com

Attention: Mr. Glen Hettinger

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6 Controlling Law; Jurisdiction. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without reference to such State’s principles of conflicts of law other than the internal affairs doctrine. Any proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 13.6(b) constitute a voluntary and bargained for agreement between the parties. Process in any proceeding may be served on any party anywhere in the world.

Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties. No party shall delegate any of its rights or duties hereunder without the prior written consent of the other party and any transfer or delegation made without such consent shall be void.

Section 13.13 Gender; Plurals. Any pronoun used herein shall refer to any gender, whether masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

Section 13.14 No Third Party Beneficiaries. Other than the Indemnified Parties pursuant to Section 6.6, nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

F & M BANCORPORATION INC.

By:	/s/ Anthony B. Davis
Anthony B. Davis
Chairman of the Board and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 1 (this “Amendment”), dated as of December 19, 2013, is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and F & M Bancorporation Inc., a Delaware corporation and bank holding company registered under the BHC Act (the “Company”).

WHEREAS, Prosperity and the Company have entered into to an Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated as of August 29, 2013, pursuant to which the Company will be merged with and into Prosperity, with Prosperity surviving the merger; and

WHEREAS, pursuant to Section 13.3 of the Reorganization Agreement, the Reorganization Agreement may be amended by a writing signed by Prosperity and the Company at any time prior to the Effective Time with respect to any of the terms contained therein, subject to certain limited exceptions as set forth therein; and

WHEREAS, Prosperity and the Company desire to amend the Reorganization Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Prosperity and the Company hereby agree as set forth below.

1. Section 9.1(a)(iii) of the Reorganization Agreement is hereby amended and restated in its entirety as follows (words bolded and italicized solely for purposes of illustrating the changes):

“(iii) the Effective Time has not occurred on or before May 1, 2014, unless one or more of the Regulatory Approvals has not been received on or before May 1, 2014, in which case the Effective Time has not occurred on or before June 1, 2014, or such later date as has been approved in writing by the Prosperity Board and the Company Board; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such applicable date; or”

2. Except as set forth herein, Prosperity’s and the Company’s respective rights and obligations under the Reorganization Agreement shall remain unaffected and shall continue in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Reorganization Agreement.

3. This Amendment shall form a part of the Reorganization Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by Prosperity and the Company, any reference to the Reorganization Agreement shall be deemed a reference to the Reorganization Agreement as amended hereby (unless the context specifically requires otherwise).

4. All questions concerning the validity, operation and interpretation of this Amendment and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without reference to such State’s principles of conflicts of law other than the internal affairs doctrine. Any proceeding arising out of or relating to the matters contemplated by this Amendment must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to the matters contemplated by this Amendment in any other court. Each party acknowledges and agrees that the provisions of this Section 5 constitute a voluntary and bargained for agreement between the parties. Process in any proceeding may be served on any party anywhere in the world.

5. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. Facsimile or Portable Document Format (PDF) transmission of any signature will be deemed the same as delivery of an original.

6. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Reorganization Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman

Name:	David Zalman
Title:	Chairman of the Board and Chief Executive Officer

F & M BANCORPORATION INC.

By:	/s/ Anthony B. Davis

Name:	Anthony B. Davis
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Amendment No. 1 to the Agreement and Plan of Reorganization]

Appendix B

August 29, 2013

The Board of Directors

F & M Bancorporation Inc.

1330 South Harvard Avenue

Tulsa, OK 74112

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of F & M Bancorporation Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with Prosperity Bancshares, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Reorganization (the “Agreement”), between the Company and the Acquiror, the Company will merge with and into the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its subsidiaries (with certain exceptions set forth in the Agreement) and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to (i) an amount of cash equal to $47,000,000 (the “Cash Consideration”) divided by number of shares of Company Common Stock outstanding immediately prior to Effective Time (as defined in the Agreement) (the “Company Closing Shares”) and (ii) a number of shares of the Acquiror’s common stock, par value $1.00 per share (the “Acquiror Common Stock”) equal to the quotient, rounded to the nearest hundred thousandth, obtained by dividing 3,298,246 by the Company Closing Shares, plus cash in lieu of any fractional share of Acquiror Common Stock (the consideration described in clauses (i) and (ii), the “Consideration”). We also understand that the Cash Consideration will be subject to adjustment as provided in the Agreement based on the Company’s Equity Capital (as defined in the Agreement) as set forth in the Agreement (the “Purchase Price Adjustment”).

In connection with preparing our opinion, we have (i) reviewed a draft dated August 28, 2013 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we conducted any review of individual credit files of the Company or the Acquiror or evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of loan and lease portfolios for assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Acquiror and we have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and the Acquiror, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis, and that the Purchase Price Adjustment will not result in any adjustment to the Cash Consideration that is material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

Appendix C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this subsection, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Prosperity

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Prosperity Bancshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Articles of Incorporation permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21. Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of August 29, 2013, by and between the Registrant and F&M Bancorporation Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

2.2	Amendment No. 1 to the Agreement and Plan of Reorganization, dated as of December 19, 2013, by and between the Registrant and F&M Bancorporation Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

Exhibit(1)	Description

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2	Opinion of Fulbright & Jaworksi LLP as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4	Consent of Fulbright & Jaworski LLP, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

23.5	Consent of BKD, LLP, independent public accounting firm of American State Financial Corporation

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of J.P. Morgan Securities LLC

99.2	Form of Proxy for Special Meeting of Stockholders of F&M Bancorporation Inc.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on December 23, 2013.

PROSPERITY BANCSHARES, INC.
(Registrant)

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Zalman and David Hollaway and each of them to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Zalman David Zalman	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 23, 2013

/s/ David Hollaway, CPA David Hollaway, CPA	Chief Financial Officer (principal financial officer and principal accounting officer)	December 23, 2013

/s/ James A. Bouligny James A. Bouligny	Director	December 23, 2013

/s/ W. R. Collier W. R. Collier	Director	December 23, 2013

/s/ William H. Fagan, M.D. William H. Fagan, M.D.	Director	December 23, 2013

/s/ Leah Henderson Leah Henderson	Director	December 23, 2013

Signature	Title	Date

/s/ Ned S. Holmes Ned S. Holmes	Director	December 23, 2013

/s/ Perry Mueller, Jr., D.D.S. Perry Mueller, Jr., D.D.S.	Director	December 23, 2013

/s/ Harrison Stafford II Harrison Stafford II	Director	December 23, 2013

/s/ Robert H. Steelhammer Robert H. Steelhammer	Director	December 23, 2013

/s/ H.E. Timanus, Jr. H. E. Timanus, Jr.	Director	December 23, 2013

EXHIBIT LIST

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of August 29, 2013, by and between the Registrant and F&M Bancorporation Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

2.2	Amendment No. 1 to the Agreement and Plan of Reorganization, dated as of December 19, 2013, by and between the Registrant and F&M Bancorporation Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2	Opinion of Fulbright & Jaworksi LLP as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4	Consent of Fulbright & Jaworski LLP, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

23.5	Consent of BKD, LLP, independent public accounting firm of American State Financial Corporation

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of J.P. Morgan Securities LLC

99.2	Form of Proxy for Special Meeting of Stockholders of F&M Bancorporation Inc.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.